                                COMPANY SUMMARY

    This summary highlights basic information about us. You should read this information in connection with our other filings under the Securities Exchange Act of 1934. As used in this filing, unless otherwise specified or the context otherwise requires, the terms 'Omnicare,' 'we,' 'our' and 'us' refer to Omnicare, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

    Omnicare is a leading geriatric pharmaceutical services company. We are the nation's largest independent provider of pharmaceuticals and related pharmacy services to long-term care institutions such as skilled nursing facilities ('SNFs'), assisted living facilities ('ALFs'), retirement centers and other institutional health care facilities. As of December 31, 2000 we provided our services to approximately 636,500 residents in approximately 8,400 long-term care facilities in 43 states. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, and assisting in compliance with state and federal regulations. In addition, we provide ancillary services, such as infusion therapy, dialysis and medical supplies, and clinical care planning and financial software information systems to our client facilities. We also provide comprehensive clinical research services for the pharmaceutical and biotechnology industries. For the year ended December 31, 2000, we generated total revenue of approximately $2.0 billion and earnings before interest, taxes, depreciation and amortization ('EBITDA') of $231.9 million, excluding restructuring and other related charges. See ' -- Recent Developments' and Annex A to this filing.

    We believe that we are well positioned to benefit from favorable demographic trends. Based on U.S. Census Bureau projections, the fastest growing segment of the population is the group over 65 years of age, which is expected to increase 14% to 40 million persons (or one of every 7.5 United States citizens) by 2010 and grow to 70 million persons by 2030 (or one of every 5 United States citizens). This age group currently has the largest requirement for pharmaceutical services in the United States, with health expenditures for persons over the age of 65 averaging nearly four times that of people under 65, according to the Pharmaceutical Research and Manufacturers of America. Furthermore, the oldest age bracket, people aged 85 and above, is expected to see the most growth over the next 30 years according to the U.S. Census Bureau. This age group generally is the most likely to be in need of some form of long-term care or assisted living.

                                  OUR BUSINESS

    Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities through our network of 134 specialized, institutional pharmacies that are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility's staff or attending physicians. We utilize a unit dose delivery system that differs from the bulk delivery system typically used by retail pharmacies. Our unit dose delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with the unit dose delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish infusion therapy and dialysis services. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs, such as formulary management, health and outcomes management programs, and integrated electronic database management services for the large base of elderly patients we serve. In particular, our proprietary formulary, the nation's first clinically-based formulary tailored to the geriatric patient in the long-term care setting, is designed to aid us in improving patient outcomes while lowering the overall cost to health care payors.

    We have been able to leverage our core pharmacy services capabilities through our contract research organization services ('CRO'). Our CRO is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. Our CRO has operations in 23 countries and provides support for the design of regulatory strategy and clinical development (phases I through IV) of pharmaceuticals by offering comprehensive and fully integrated clinical, quality assurance, data management, medical writing and regulatory support for our clients' drug development programs.

                             COMPETITIVE STRENGTHS

    We believe that our strong competitive position is attributable to a number of factors, including the following:

Market Leading Position

    As the nation's largest independent provider of pharmaceuticals, related pharmacy consulting and data management services and medical supplies to both the SNF and ALF markets, our market leading position provides the following benefits:

     Our broad geographic scope allows us to serve a broad spectrum of customers, from small independent facilities to large national chains;

     As one of the largest purchasers of pharmaceuticals for the elderly in long-term care institutions in the United States, we are able to generate economies of scale in the purchase of pharmaceuticals and supplies; and

     We believe we have significantly lower operating costs than our competitors due to the size and scope of our operations.

Strong Financial Position and Conservative Capital Structure

    We have implemented disciplined financial policies that have helped us to generate consistent annual revenue growth and strong cash flow and to maintain a strong balance sheet. Despite the regulatory environment which adversely affected the long-term care industry in late 1998 through 2000, we were able to increase our operating cash flow and reduce our debt. Cash flow from operations grew by 13% to $101.1 million in 1999 versus 1998 and by 31% to $132.7 million in 2000 versus 1999. Free cash flow (operating cash flow minus capital expenditures and cash dividends) was $92.0 million in 2000, compared to $34.2 million generated in 1999. Our total debt as a percent of total capitalization was 42.3% at December 31, 2000, down 190 basis points from 44.2% at December 31, 1999.

Proprietary Formulary and Health Management Programs

    We offer a complete portfolio of traditional institutional pharmacy services to our customers and believe we have further distinguished our services from our competitors through our proprietary clinical programs. In 1994, we introduced the Omnicare Geriatric Pharmaceutical Care Guidelines'r' (the 'Omnicare Guidelines''r'), a proprietary, clinically based formulary developed in conjunction with the Philadelphia College of Pharmacy. The Omnicare Guidelines'r' ranks nearly 850 drugs across 185 therapeutic classifications based on their relative clinical effectiveness in the elderly and by cost to the payor. The Omnicare Guidelines'r' assist us in purchasing drugs at a lower cost and in more effectively managing patient care and costs, which can result in significant savings for payors and enhanced health outcomes for the residents we serve. We offer eight major proprietary health management programs targeted at some of the most prevalent diseases affecting the elderly: congestive heart failure, depression, osteoporosis, atrial fibrillation, Alzheimer's disease, dementia, urinary health and pain management. Such programs can help identify patients who are candidates for more effective drug therapy as well as identifying formerly undiagnosed disease states which may be treatable through appropriate drug therapy. Our consultant pharmacists can then recommend clinically more appropriate preventative and corrective medications to the patient's physician. By promoting more appropriate therapy, costs of inappropriate therapy such as increased nursing time, lab tests, physician visits and hospitalizations can be reduced. These programs can help our customers to lower overall health care costs and improve patient outcomes.

Well Positioned Contract Research Organization

    Our CRO is one of the leading contract research organizations in the world and we believe our CRO has several competitive advantages. Because of our market position as the nation's largest independent institutional pharmacy organization and our significant relationships with major pharmaceutical manufacturers, we believe our CRO has access to important business opportunities. We believe our CRO business is well positioned to help pharmaceutical manufacturers conduct research on drugs targeted at diseases of the elderly through our access to over 600,000 elderly residing in SNFs and ALFs, which can serve as clinical investigative sites for needed geriatric pharmaceutical research. Our access to a large pool of potential participants can allow us to rapidly inform and recruit patients with existing diseases and risk profiles who are willing to participate, or could benefit from clinical trials. As a result, our CRO is able to provide efficient geriatric pharmaceutical research in long-term care facilities. Equally important, access to our databases, which include extensive clinical data on a significant number of geriatric patients, allows analysis by biostatisticians, which reveals correlations between drug regimen and outcomes. Also drug comparisons can be made, identifying the best drugs to be used under specific conditions. Such studies containing aggregate data are valuable to pharmaceutical manufacturers as they attempt to match the medication needs of the elderly with their product development.

Proven Management Team With Significant Industry Experience

    Our management team has successfully developed Omnicare into the leading independent provider of pharmacy services to long-term care providers. Our management team has successfully integrated more than 80 acquisitions since 1988, implementing our financial, purchasing and regulatory controls. Our senior management team, led by President Joel Gemunder, who has been with us since we were founded in 1981, has extensive experience in the health care industry. Through the leadership of our senior management team, our revenue has grown from less than $56 million in 1990 to approximately $2 billion in 2000, through a combination of acquisitions and internal growth.

    Our management team has demonstrated an ability to operate our business in a difficult reimbursement environment. For example, in mid-1999, we initiated a restructuring program geared toward significantly streamlining operations, reducing costs and increasing the efficiency of our operating units by standardizing around best practices. We merged or closed 67 pharmacy locations and four CRO and software locations and opened 12 new pharmacies. Headcount was reduced by approximately 1,800, or 16% of our total workforce of approximately 11,100. We completed this restructuring effort in December 2000.

                               BUSINESS STRATEGY

    Our strategy is to enhance our strong market position and to increase revenue and cash flow by capitalizing on our position as a leading provider of pharmacy services. Our business strategy focuses on the pursuit of the following key initiatives:

Grow Core Pharmacy Distribution Business

    An important element of our strategy is to continue to grow our core institutional pharmacy business by increasing market penetration in the long-term care market. Much of our growth from 1989 to 1999 was through acquisitions. We intend to continue to grow our business both through internal growth and selected acquisitions. We believe SNFs continue to present opportunities for us to increase market presence, particularly since the financial condition of many of our competitors has been adversely affected by recent Medicare reimbursement changes, especially the Prospective Payment System ('PPS'). Moreover, we believe further growth can be generated through expansion in the ALF market, where the number of facilities has been growing at a more rapid pace than SNFs. As residents in ALFs age, they generally require increasing levels of pharmaceutical care both for prevention as well as treatment of chronic illnesses; as a result, the acuity level of the residents has been rising, causing greater drug utilization. Moreover, in contrast to SNFs, ALFs receive most of their reimbursement from private pay sources. In both the SNF and ALF markets, we believe there is an opportunity to increase our number of residents served.

Expansion of Services

    Our strategy includes leveraging our core pharmacy distribution business by expanding our services within the facilities we serve. We believe that there are significant opportunities to increase our revenue and margins by providing additional services such as infusion therapy, dialysis and health management to our SNF, ALF and other customers. Due to recent favorable Medicare reimbursement changes affecting SNFs, particularly with respect to high acuity residents, we intend to expand our infusion therapy business. We recently introduced an onsite dialysis program for residents of SNFs who suffer from end stage renal disease ('ESRD' or kidney failure). This service allows residents with ESRD to be cared for onsite at the SNF rather than being transported to a clinic, typically three times per week for a total of 12 hours of treatment per week. We are currently serving over 200 ESRD patients in twenty-five facilities. We are also expanding our health management programs, which utilize a case management approach to dealing with underdiagnosis and undertreatment in the elderly. Generally, such programs seek to foster the optimization of drug therapy and often require increases in utilization of certain drugs. Through these programs, we believe overall health care costs, including increased hospitalizations, staffing time, lab tests and ambulance transfers, can be reduced and patient outcomes enhanced.

Extend Our Services to Broader Geriatric Markets

    There are more than 30 million Americans, representing approximately 90% of the population over the age of 65, living independently. We believe this represents the largest potential market into which we can extend our clinical expertise and services. Seniors often receive care and prescriptions from multiple health care practicioners. As a result, we believe seniors are highly susceptible to medication errors and drug-related problems. With our geriatric formulary expertise and health management capabilities, we believe we can provide significant value to this broad-based elderly population and to those financially responsible for their care. For example, we presently are acting as a third-party pharmaceutical case management partner for certain retiree health benefit plans of a Fortune 10 company. This program, which serves more than 30,000 retirees, was launched in early 2000. This program involves medical information analysis along with employing the Omnicare Guidelines'r', outcomes-based algorithm technology and our proprietary clinical data and expertise to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions. The goal is to enhance the care of these retirees while lowering the employer's overall health care costs. We believe our geriatric outcomes management will be of interest to managed care organizations, large employer-funded benefit plan sponsors, insurers, pension plans and state Medicaid programs.

                             REGULATORY ENVIRONMENT

    In recent years Congress has passed a number of federal laws that have effected major changes in the health care system. The Balanced Budget Act of 1997 (the 'BBA') sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various health care providers through the introduction in 1998 of the PPS for Medicare-eligible residents of SNFs. Prior to PPS, SNFs under Medicare received cost-based reimbursement. Under PPS, Medicare pays SNFs a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS resulted in a significant reduction of reimbursement to SNFs. Admissions of Medicare residents, particularly those requiring complex care, declined in many SNFs due to concerns relating to the adequacy of reimbursement under PPS. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the SNFs we serve. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with PPS related pricing pressure from our SNF customers. In 1999, Congress enacted the 1999 Balanced Budget Refinement Act ('BBRA') which gave SNFs a 20% rate increase for high-acuity patients, and an overall 4% across the board increase in payments otherwise determined under the BBA for all patients. These rate increases went into effect in April 2000 and are expected to partially restore the reduction of reimbursement caused by PPS. In December 2000 the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000 ('BIPA') was signed into law. BIPA, effective April 2001, will further increase reimbursement by means of a 6.7% rate increase for certain high-acuity rehabilitation patients, a 16.66% across the board increase in the nursing component of the rate for all patients, and for fiscal year 2001 a 3.16% rate increase for all patients. For the year ended December 31, 2000, our payor mix was approximately 46% private pay and long-term care facilities (including payments from SNFs on behalf of their Medicare-eligible residents), 43% Medicaid, 3% Medicare (including direct billing for medical supplies) and 8% other private sources (including the CRO business).

                              RECENT DEVELOPMENTS

    On February 12, 2001, we announced our financial results for the year ended December 31, 2000. Our diluted earnings per share were 72 cents, excluding restructuring and other related charges ($17.1 million after taxes, or 19 cents per share) compared with 88 cents per diluted share for the year ended 1999, excluding restructuring and net pooling-of-interests expenses ($22.3 million after taxes, or 25 cents per share). Net income, on that basis, was $66.0 million for the year ended 2000 versus $80.0 million for the year ended 1999. EBITDA, on the same basis, was $231.9 million for the year ended 2000 versus $241.0 million for the year ended 1999. Net income for the year ended
December 31, 2000 was $48.8 million (or 53 cents per diluted share) as compared to $57.7 million (or 63 cents per diluted share) for the 1999 full year period. Revenues were $1.97 billion for the year ended 2000, up from $1.86 billion for the year ended 1999. Our cash flow from operations was $132.7 million for the year ended 2000, a 31% increase from the $101.1 million generated for the year ended 1999. At December 31, 2000, we had cash and cash equivalent balances of $113.9 million. More information concerning our financial results for the year ended December 31, 2000 can be found in Annex A to this filing.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this filing. On February 12, 2001, we announced our financial results for the year ended December 31, 2000. See
' -- Recent Developments' and Annex A to this filing.

    We derived the income statement data for the years ended December 31, 1997, 1998 and 1999 from our audited financial statements, which are included elsewhere in this filing. We derived the income statement data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 from our unaudited financial statements, which are included elsewhere in this filing. In the opinion of management, the unaudited financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                          UNAUDITED
                                                                         AUDITED                         NINE MONTHS
                                                                 YEARS ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                          --------------------------------------   -----------------------
                                                             1997           1998         1999         1999         2000
                                                          ----------     ----------   ----------   ----------   ----------
                                                                  (In thousands, except ratios and per share data)
INCOME STATEMENT DATA: (a)(b)(c)
   Sales................................................  $1,034,384     $1,517,370   $1,861,921   $1,374,340   $1,464,798
                                                          ----------     ----------   ----------   ----------   ----------
                                                          ----------     ----------   ----------   ----------   ----------
   Income from continuing operations....................  $   54,105     $   80,379   $   57,721   $   46,629   $   38,578
   Loss from discontinued operations....................      (2,154)(d)         --           --           --           --
                                                          ----------     ----------   ----------   ----------   ----------
   Net income...........................................  $   51,951 (d) $   80,379   $   57,721   $   46,629   $   38,578
                                                          ----------     ----------   ----------   ----------   ----------
                                                          ----------     ----------   ----------   ----------   ----------
   Dividends per share..................................  $     0.07     $     0.08   $     0.09   $   0.0675   $   0.0675
                                                          ----------     ----------   ----------   ----------   ----------
                                                          ----------     ----------   ----------   ----------   ----------
RATIOS AND OTHER FINANCIAL DATA (UNAUDITED):
   EBITDA (adjusted) (e)................................  $  140,516     $  222,825   $  241,008   $  186,406   $  171,607
   Ratio of EBITDA (adjusted) to interest (e)...........      168.1x          11.0x         5.4x         5.7x         4.3x
   Ratio of earnings to fixed charges (f)...............       19.0x           6.5x         3.3x         3.7x         2.7x
   Ratio of total debt to EBITDA (adjusted) (e).........        2.7x           2.9x         3.4x         3.3x(i)      3.5x(i)
   Total debt to total capitalization...................       31.0%          40.4%        44.2%        44.7%        42.8%
   Capital expenditures (g).............................  $   41,278     $   53,179   $   58,749   $   48,369   $   24,772

                                                                                                           UNAUDITED
                                                                                                      SEPTEMBER 30, 2000
                                                                                                   -------------------------
                                                                                                                AS ADJUSTED
                                                                                                                  FOR NOTE
                                                                                                     ACTUAL     OFFERING(H)
                                                                                                   ----------   ------------
BALANCE SHEET DATA: (b)
   Cash and cash equivalents....................................................................   $  129,485    $  124,985
   Working capital..............................................................................      471,716       522,216
   Total assets.................................................................................    2,196,310     2,204,060
   Long-term debt (including current portion)...................................................      792,377       800,127
   Stockholders' equity.........................................................................    1,059,148     1,059,148

---------

(a) The consolidated financial statements have been restated for the 1997 period to include the results of operations of CompScript, Inc. ('CompScript') and IBAH, Inc. ('IBAH') acquired in June 1998 pooling-of-interests transactions.

(b) We have had an active acquisition program in effect since 1989. See Note 2 of the notes to our 1999 consolidated financial statements for information concerning these acquisitions.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(c) Included in the 1997 income from continuing operations amount, and the 1998, 1999 and 2000 net income amounts are the following after-tax charges (credits) (in thousands):

                                                                                     UNAUDITED
                                                   AUDITED                       NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                     -----------------------------------       ---------------------
                                      1997          1998          1999          1999          2000
                                     -------       -------       -------       -------       -------
Acquisition expenses,
  pooling-of-interests.............  $ 3,935(1)    $13,869(1)    $  (376)(1)   $  (376)      $    --
Restructuring and other related
  charges..........................    1,208(2)      2,689(2)     22,698 (2)    18,580         9,255
Other expenses.....................    6,457(3)         --            --            --            --
                                     -------       -------       -------       -------       -------
Total..............................  $11,600       $16,558       $22,322       $18,204       $ 9,255
                                     -------       -------       -------       -------       -------
                                     -------       -------       -------       -------       -------

---------

   (1) See Note 2 of the notes to our 1999 consolidated financial statements.

   (2) See Note 12 of the notes to our 1999 consolidated financial statements.

   (3) See Note 13 of the notes to our 1999 consolidated financial statements.

(d) Represents the closure of the software commercialization unit of Research Biometrics, Inc., a subsidiary of IBAH, in 1997. All operating results of this business have been reclassified from continuing operations to discontinued operations.

(e) EBITDA represents earnings before interest, income taxes and depreciation and amortization, excluding special items. Special items include pooling-of-interests expenses, restructuring and other related charges, other expenses, and losses from discontinued operations, and represent charges or expenses which management believes are either one-time occurrences or otherwise not related to ongoing operations. We believe that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of our operating performance or cash flow as a measure of liquidity. We also believe that the ratio of EBITDA to interest is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability. Our calculation of EBITDA may differ from the calculation of EBITDA by others.

(f) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. Giving effect to our proposed offering of $300 million of senior subordinated notes (the 'note offering') and our proposed refinancing of our existing credit facilities and application of the net proceeds from the note offering and borrowings under our proposed new credit facility to repay indebtedness as described under 'Use of Proceeds form the Note Offering,' as if these transactions occurred on the first day of the relevant period, our pro forma ratios of earnings to fixed charges for the year ended December 31, 1999 and the nine months ended September 30, 2000 would have been 2.9x and 2.4x, respectively. If we complete the note offering but do not refinance our existing credit facilities and do not enter into the new credit facility, these pro forma ratios would be 2.9x and 2.5x for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

(g) Primarily represents the purchase of computer hardware/software, machinery and equipment, and furniture, fixtures and leasehold improvements.

(h) Gives effect to the proposed note offering and the proposed refinancing of our existing credit facilities and application of the net proceeds from the note offering and borrowings under our proposed new credit facility to repay outstanding indebtedness as described under 'Use of Proceeds from the Note Offering.' If we complete the note offering but do not refinance our existing credit facilities and do not enter into the new credit facility, cash and cash equivalents would be $129,485 and working capital would be $526,716. See 'Use of Proceeds from the Note Offering.'

(i) The adjusted EBITDA amounts used in this calculation are for the twelve month periods ended September 30, 1999 and 2000.

                          FORWARD-LOOKING INFORMATION

    This filing contains and incorporates by reference certain statements that constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed in this filing (including statements as to 'beliefs,' 'expectations,' 'anticipations,' 'intentions' or similar words) and all statements which are not statements of historical fact.

    These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These forward-looking statements and trends include those relating to expectations concerning our financial performance, the note offering and the refinancing of our existing credit facilities, internal growth trends, expansion of clinical programs, drug price inflation, purchasing leverage, the leveraging of costs, the impact of our formulary compliance and health management programs, the positioning of our CRO, the impact of our productivity and consolidation program, our operating environment, the impact of PPS, the impact of legislation, nursing home admission and occupancy trends, census and length of stay trends, the impact of demographic trends, the impact of new drug development, the impact of delayed decision-making and project cancellation by pharmaceutical manufacturers, the impact of the financial condition of long-term care facilities on our performance, our capital requirements, improved management of working capital, and the adequacy and availability of our sources of liquidity and capital. Such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond our control, include without limitation:

     overall economic, financial and business conditions;

     delays in reimbursement by the government and other payors to us and our customers;

     the overall financial condition of our customers;

     the ability to assess and react to the financial condition of customers;

     the impact of consolidation in the pharmaceutical and long-term health care industries;

     the impact of seasonality on our business;

     the effect of new government regulation, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and in the interpretation and application of these policies;

     whether legislation giving further financial relief from PPS will be passed;

     our failure to obtain or maintain required regulatory approvals or licenses;

     the failure of the long-term care facilities we serve to maintain required regulatory approvals;

     loss or delay of CRO contracts for regulatory or other reasons;

     the ability to attract and retain needed management;

     the ability to implement opportunities for lowering costs and to realize related anticipated benefits;

     the impact and pace of technological advances;

     the ability to obtain or maintain rights to data, technology and other intellectual property;

     trends for the continued growth of our business;

     volatility in our stock price;

     access to capital and financing;

     pricing and other competitive factors in our industry;

     variations in costs or expenses;

     variations in our operating results;

     the continued availability of suitable acquisition candidates and the successful integration of acquired companies;

     the demand for our products and services;

     changes in tax law and regulation; and

     other risks and uncertainties described in 'Risk Factors' and elsewhere in this filing.

    Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

    You should carefully consider the risks described below, in addition to the other information discussed in this filing and our other filings under the Securities Exchange Act. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, we could be materially adversely affected.

RISKS RELATING TO OUR BUSINESS

GOVERNMENT-SPONSORED PROGRAMS AND THIRD PARTY PAYORS MAY REDUCE PAYMENTS TO US.

    Approximately one-half of our pharmacy services billings are directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our business.

    Our sales and profitability are affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could adversely affect us. Furthermore, other changes in these reimbursement programs or in related regulations could adversely affect us. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

HEALTH CARE REFORM AND LEGISLATION MAY REDUCE PAYMENTS TO US OR OUR CUSTOMERS.

    In recent years Congress has passed a number of federal laws that have effected major changes in the health care system. For example, the BBA sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various health care providers, including the introduction in 1998 of PPS for Medicare-eligible residents of SNFs. Prior to PPS, SNFs under Medicare were reimbursed for services based upon actual costs incurred in providing services subject to certain limits. Now, PPS requires SNFs to manage the cost of care for Medicare beneficiaries. Under PPS, Medicare pays SNFs a fixed fee per patient day based on the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS resulted in a reduction in admissions of Medicare residents, particularly those requiring complex care, causing a weakness in Medicare census leading to a significant reduction of overall occupancy in the SNFs we serve. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with PPS related pricing pressure from our SNF customers. The BBA also imposes numerous other cost savings measures affecting Medicare SNF services. Because of the significant reductions in reimbursement which occurred, the impact of PPS has been to decrease census for some facilities, to lower acuity levels of residents in some nursing homes, to lower pricing and to produce an unfavorable payor mix for us.

    With respect to Medicaid, the BBA repealed the 'Boren Amendment' federal payment standard for payments to Medicaid nursing facilities ('NFs') effective October 1, 1997 giving states greater latitude in setting payment rates for NFs. We are unable to predict whether budget constraints or other factors will cause states to reduce Medicaid reimbursement to NFs or delay payments to NFs. The law also grants states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including NF and institutional pharmacy services, we cannot assure you that these programs ultimately will not change the Medicaid reimbursement system for long-term care, including pharmacy services from fee-for-service to managed care negotiated or capitated rates.

    In 1999 and again in 2000, Congress enacted legislation intended to reduce the impact of the BBA on SNFs. This legislation includes increases in payment rates for certain services and delays in the implementation of some BBA requirements. While this legislation is intended to restore a portion of the reimbursement which had been significantly reduced under the BBA, we cannot assure you that these changes will materially improve the financial condition of SNFs or alter their admission practices such that occupancy levels or acuity levels will increase from current levels. Further, in order to rein in health care costs, we anticipate that federal and state governments will continue to review and assess alternate health care delivery systems, payment methodologies and operational requirements for health care providers, including long-term care facilities and pharmacies. It is not possible to predict what additional health care initiatives, if any, will be implemented, the effect of potential legislation or regulation, or the interpretation or administration of such legislation or regulation, including the adequacy and timeliness of payment to or costs required to be incurred by client facilities, on our business. Further, we cannot assure you that Medicare and/or Medicaid payment rates for pharmaceutical supplies and services will continue to be based on current methodologies or remain comparable to present levels. Accordingly, there can be no assurance that any such future health care legislation or regulation will not adversely affect our business. See 'Business -- Government Regulation.'

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS.

    Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare, Medicaid and other federal health care programs.

FEDERAL AND STATE LAWS THAT PROTECT PATIENT HEALTH INFORMATION MAY INCREASE OUR COSTS AND LIMIT OUR ABILITY TO COLLECT AND USE THAT INFORMATION.

    Numerous federal and state laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA, and related rules. As part of our pharmaceutical dispensing, medical record keeping, third party billing, contract research and other services, we collect and maintain patient-identifiable health information. There can be no assurance that our inability to comply with existing or new laws or regulations, or incurring the costs necessary to comply with these laws or regulations, as to the collection, dissemination, use and confidentiality of patient health information, will not have a material adverse effect on us.

WE ARE SUBJECT TO RISKS RELATING TO OUR ACQUISITION STRATEGY.

    One component of our strategy contemplates our making selected acquisitions. Acquisitions involve inherent uncertainties. These uncertainties include the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among others:

     consolidation of financial and managerial functions and elimination of operational redundancies;

     achievement of purchasing efficiencies;

     the addition and integration of key personnel; and the maintenance of existing business.

    Even though an acquired business may have enjoyed strong growth as an independent company prior to an acquisition, we cannot be sure that the business will continue to have strong growth after an acquisition.

    We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with health care laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

    We cannot be sure of the successful integration of any acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

WE OPERATE IN HIGHLY COMPETITIVE BUSINESSES.

    The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic regions we serve, we compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. We compete on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer.

    Our CRO business competes against other full-service contract research organizations and client internal resources. The CRO industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a CRO based upon, among other reasons, reputation, references from existing clients, the client's relationship with the organization, the organization's experience with the particular type of project and/or therapeutic area of clinical development, the organization's ability to add value to the client's development plan, the organization's financial stability and the organization's ability to provide the full range of services required by the client.

WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT TEAM AND OUR PHARMACY PROFESSIONALS.

    We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business. We cannot assure you that we will be able to retain these key management personnel in the future. In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

RISKS RELATING TO THE NOTE OFFERING

WE HAVE SUBSTANTIAL OUTSTANDING INDEBTEDNESS.

    At September 30, 2000, our total consolidated long-term debt (including current maturities), after giving effect to the note offering and the proposed refinancing of our existing credit facilities and the application of the net proceeds from the note offering and borrowings proposed under our new credit facility to repay indebtedness as described in 'Use of Proceeds from the Note Offering,' accounted for approximately 43% of our total capitalization (which percentage would be the same if we complete the note offering but do not refinance our existing credit facilities and do not enter into the new credit facility).

    The degree to which we are leveraged could have important consequences to you, including:

     a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

     our ability to obtain additional financing in the future may be impaired;

     we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

     our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

     our degree of leverage may make us more vulnerable in the event of a downturn in our business or in our industry or the economy in general.

    Our ability to make payments on and to refinance our debt, including the notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under credit facilities in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to refinance any of our debt, including any credit facilities and the notes, on commercially reasonable terms or at all.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT WHICH COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR LEVERAGE.

    We and our subsidiaries may be able to incur substantial additional debt in the future. As of September 30, 2000, adjusted to give effect to the note offering and the proposed refinancing of our existing credit facilities and the application of the net proceeds from the note offering and borrowings under the proposed new credit facility to repay outstanding indebtedness as described in 'Use of Proceeds from the Note Offering,' our proposed new credit facility would permit additional borrowings of up to $342 million. If we complete the note offering but do not refinance our existing credit facilities and do not enter into the proposed new credit facility, as of September 30, 2000 and as adjusted to give effect to the note offering and application of the net proceeds from the note offering to repay a portion of the outstanding indebtedness under our existing credit facilities, we would be able to borrow an additional $544 million under our existing credit facilities. If new debt is added to our and our subsidiaries' current debt levels, the leverage-related risks that we and they now face could intensify.

WE PROPOSE TO ENGAGE IN CERTAIN REFINANCING TRANSACTIONS.

    We are in the process of replacing our existing bank credit facilities. We have received a commitment for a new $495 million credit facility to replace these existing credit facilities. While we are endeavoring to have our new credit facility close concurrently with the closing of the note offering, we cannot guarantee that either the note offering or the replacement of our existing credit facilities will occur. We cannot assure you that the new credit facility, if entered into, will not contain terms less favorable to us than those currently contemplated by us. If we are unable to close the new credit facility on terms favorable to us, we intend to use the proceeds from the sale of the notes (if the note offering is completed) to repay a portion of the amounts currently outstanding under our existing credit facilities, which would remain in place until such time as we refinance them (and we could continue to borrow under those facilities in accordance with their terms, subject to compliance with the indenture). Our existing credit facilities have final maturity dates of August 31, 2001 and October 22, 2001, respectively. If we do not enter into the new credit facility concurrently with the closing of the note offering, we will need to obtain the consent of the lenders under our existing credit facilities to complete the note offering. See 'Description of Certain
Indebtedness -- Refinancing of Existing Credit Facilities.'

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM BORROWINGS UNDER OUR CREDIT FACILITIES.

    We intend to use the proceeds from the note offering to repay outstanding indebtedness under our existing revolving credit facilities. However, we will be able to reborrow these amounts in the future under our proposed new credit facility or, if the new credit facility is not entered into, under our existing credit facilities. We have substantial flexibility and broad discretion with respect to these borrowings and you will be relying on the judgment of our management regarding the application of proceeds from these borrowings.

                     USE OF PROCEEDS FROM THE NOTE OFFERING

    We estimate that the net proceeds from the note offering will be approximately $292 million. Concurrently with the closing of the note offering, we propose to close upon a new $495 million revolving credit facility. We intend to use the proceeds from the note offering and borrowings under the proposed new credit facility to repay outstanding indebtedness under our existing credit facilities, which indebtedness at December 31, 2000 aggregated $435 million. The indebtedness to be repaid under our existing credit facilities was incurred for acquisitions and general corporate purposes, including working capital. Loans under the existing credit facilities bear interest at rates based on our levels of performance under certain financial ratios, in the case of one facility, and based on debt ratings, in the case of the other facility. If we enter into the proposed new credit facility, upon repayment of amounts outstanding under our existing credit facilities, the existing credit facilities would terminate. If we complete the note offering but do not enter into the new credit facility, we intend to use the net proceeds from the note offering to repay a portion of our outstanding indebtedness under the existing credit facilities, which would then remain in place until such time as we refinance them (and we would be able to reborrow under them in accordance with their terms, subject to compliance with the indenture). If we do not enter into the new credit facility concurrently with the closing of the note offering, we will need to obtain the consent of the lenders under our existing credit facilities to complete the note offering. See 'Description of Certain Indebtedness.'

    We may incur borrowings under credit facilities for, among other things, general corporate purposes or to make acquisitions. We regularly engage in discussions with potential acquisition candidates. As of the date of this filng, we are not a party to any definitive agreement regarding any material acquisition. There can be no assurance that any potential acquisitions will be consummated.

                                 CAPITALIZATION

    This table sets forth our consolidated capitalization at September 30, 2000:

     on an historical basis;

     on an as adjusted basis to reflect the proposed sale of the notes in the note offering and the proposed refinancing of our existing credit facilities and application of the net proceeds from the note offering and borrowings under our proposed new credit facility to repay outstanding indebtedness as described under 'Use of Proceeds from the Note Offering.'

    If we complete the note offering but do not refinance our existing credit agreements and do not enter into the new credit facility, the information under 'As Adjusted for the Note Offering' would be no different from that reflected under that column below.

                                                                         UNAUDITED
                                                                     SEPTEMBER 30, 2000
                                                              --------------------------------
                                                                           AS ADJUSTED FOR THE
                                                                ACTUAL        NOTE OFFERING
                                                              ----------   -------------------
                                                                       (In thousands)
Current portion of long-term debt:..........................  $   56,749       $    1,749
                                                              ----------       ----------
Long-term obligations, net of current portion:
  Long-term bank debt.......................................     390,628          153,378
     % Senior Subordinated Notes due 2011...................          --          300,000
  5% Convertible Subordinated Debentures due 2007...........     345,000          345,000
                                                              ----------       ----------
    Total long-term obligations.............................     735,628          798,378
                                                              ----------       ----------
Stockholders' equity:
  Preferred stock, no par value, 1,000,000 shares
    authorized, none issued and outstanding as of
    September 30, 2000......................................          --               --
  Common stock, $1 par value, 200,000,000 shares authorized,
    92,579,700 shares issued and outstanding as of
    September 30, 2000......................................      92,580           92,580
  Paid-in capital...........................................     691,410          691,410
  Retained earnings.........................................     307,471          307,471
  Treasury stock -- at cost (442,800 shares)................      (8,780)          (8,780)
  Deferred compensation.....................................     (19,953)         (19,953)
  Accumulated other comprehensive income....................      (3,580)          (3,580)
                                                              ----------       ----------
    Total stockholders' equity..............................   1,059,148        1,059,148
                                                              ----------       ----------
    Total capitalization....................................  $1,851,525       $1,859,275
                                                              ----------       ----------
                                                              ----------       ----------

                              -------------------

    On February 12, 2001, we announced our financial results for the year ended December 31, 2000. See 'Company Summary -- Recent Developments' and Annex A to this filing.

    SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table summarizes our selected financial data, which should be read in conjunction with our historical consolidated financial statements and related notes and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this filing. On February 12, 2001, we announced our financial results for the year ended December 31, 2000. See 'Company Summary -- Recent Developments' and Annex A to this filing.

    We derived the income statement data for the years ended December 31, 1997, 1998 and 1999 from our audited financial statements, which are included elsewhere in this filing. We derived the income statement data for the years ended December 31, 1995 and 1996 from audited financial statements not included in this filing. We derived the income statement data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 from our unaudited financial statements, which are included elsewhere in this filing. In the opinion of management, the unaudited financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                             UNAUDITED
                                                               AUDITED                                   NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                 ------------------------------------------------------------------- -----------------------
                                   1995            1996          1997           1998         1999       1999          2000
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                           (In thousands, except ratios and per share data)
INCOME STATEMENT DATA: (a)(b)(c)
 Sales.........................  $477,359        $641,440     $1,034,384     $1,517,370   $1,861,921 $1,374,340    $1,464,798
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
 Income from continuing
   operations..................  $ 17,521        $ 43,663     $   54,105     $   80,379   $   57,721 $   46,629    $   38,578
 Loss from discontinued
   operations..................    (1,546)(d)        (389)(d)     (2,154)(d)         --           --         --            --
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
 Net income....................    15,975 (d)      43,274 (d)     51,951 (d)     80,379       57,721     46,629        38,578
 Deemed dividend on preferred
   stock.......................    (2,712)(e)          --             --             --           --         --            --
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
 Net income available to common
   stockholders................  $ 13,263 (d)(e) $ 43,274 (d) $   51,951 (d) $   80,379   $   57,721 $   46,629    $   38,578
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
EARNINGS PER SHARE DATA:
 Basic:
   Income from continuing
    operations available to
    common stockholders........  $   0.26        $   0.62     $     0.63     $     0.90   $     0.63 $     0.51    $     0.42
   Loss from discontinued
    operations.................     (0.02)(d)          -- (d)      (0.02)(d)         --           --         --            --
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
   Net income available to
    common stockholders........  $   0.24 (d)(e) $   0.62 (d) $     0.61 (d) $     0.90   $     0.63 $     0.51    $     0.42
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
 Diluted:
   Income from continuing
    operations available to
    common stockholders........  $   0.26        $   0.57     $     0.62     $     0.90   $     0.63 $     0.51    $     0.42
   Loss from discontinued
    operations.................     (0.02)(d)          -- (d)      (0.02)(d)         --           --         --            --
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
   Net income available to
    common stockholders........  $   0.24 (d)(e) $   0.57 (d) $     0.60 (d) $     0.90   $     0.63 $     0.51    $     0.42
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
   Dividends per share.........  $   0.05        $   0.06     $     0.07     $     0.08   $     0.09 $   0.0675    $   0.0675
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
Weighted average number of
 common shares outstanding:
 Basic.........................    56,216          69,884         85,692         89,081       90,999     90,900        91,972
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
 Diluted.......................    69,406          81,089         86,710         89,786       91,238     91,175        91,972
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
                                 --------        --------     ----------     ----------   ---------- ----------    ----------
RATIOS AND OTHER FINANCIAL DATA
 (UNAUDITED):
 EBITDA (adjusted) (f).........  $ 56,145        $ 85,537     $  140,516     $  222,825   $  241,008 $  186,406    $  171,607
 Ratio of EBITDA (adjusted) to
   interest (f)................      19.9x          (11.0)x        168.1x          11.0x         5.4x       5.7x          4.3x
 Ratio of earnings to fixed
   charges (g).................       8.0x          (16.9)x         19.0x           6.5x         3.3x       3.7x          2.7x
 Ratio of total debt to EBITDA
   (adjusted) (f)..............       1.6x            0.1x           2.7x           2.9x         3.4x       3.3x(k)       3.5x(k)
 Total debt to total
   capitalization..............      27.7%            1.5%          31.0%          40.4%        44.2%      44.7%         42.8%
 Capital expenditures (h)......  $ 15,860        $ 30,234     $   41,278     $   53,179   $   58,749 $   48,369    $   24,772

                                                          AUDITED                                        UNAUDITED
                                                       DECEMBER 31,                                    SEPTEMBER 30,
                            -------------------------------------------------------------------   -----------------------
                              1995            1996          1997           1998         1999         1999         2000
                            --------        --------     ----------     ----------   ----------   ----------   ----------
BALANCE SHEET DATA: (a)(b)
 Cash and cash equivalents. $ 48,251        $232,961     $  138,062     $   54,312   $   97,267   $   93,632   $  129,485
 Working capital...........  112,091         342,401        354,825        369,749      430,102      408,837      471,716
 Total assets..............  405,312         828,309      1,412,146      1,903,829    2,167,973    2,164,239    2,196,310
 Long-term debt (excluding
   current portion) (i)....   85,046           5,755        359,148        651,556      736,944      736,976      735,628
 Stockholders' equity (j)..  228,853         689,219        829,753        963,471    1,028,380    1,019,262    1,059,148

                                       17

---------

(a) The consolidated financial statements have been restated for the 1995 to 1997 periods to include the results of operations of CompScript and IBAH, acquired in June 1998 pooling-of-interests transactions.

(b) We have had an active acquisition program in effect since 1989. See Note 2 of the notes to our 1999 consolidated financial statements for information concerning these acquisitions.

(c) Included in 1995, 1996 and 1997 income from continuing operations amounts, and the 1998, 1999 and 2000 net income amounts are the following aftertax charges (credits) (in thousands):

                                                                                                          UNAUDITED
                                                                    AUDITED                           NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                              ---------------------------------------------------     ------------------
                                               1995     1996       1997        1998        1999        1999        2000
                                              ------   ------     -------     -------     -------     -------     ------
Acquisition expenses,
 pooling-of-interests.......................  $  989   $1,468     $ 3,935(1)  $13,869(1)  $  (376)(1) $  (376)     $  --
Restructuring and other related charges.....      --       --       1,208(2)    2,689(2)   22,698 (2)  18,580      9,255
Other expenses..............................      --      510(4)    6,457(3)       --          --          --         --
Goodwill impairment charge -- CompScript....   3,862       --          --          --          --          --         --
                                              ------   ------     -------     -------     -------     -------     ------
Total.......................................  $4,851   $1,978     $11,600     $16,558     $22,322     $18,204     $9,255
                                              ------   ------     -------     -------     -------     -------     ------
                                              ------   ------     -------     -------     -------     -------     ------

---------

   (1) See Note 2 of the notes to our 1999 consolidated financial statements.

   (2) See Note 12 of the notes to our 1999 consolidated financial statements.

   (3) See Note 13 of the notes to our 1999 consolidated financial statements.

   (4) Represents the write-off (based on an independent appraisal) of acquired research and development costs associated with IBAH's acquisition of Research Biometrics, Inc.

(d) Represents the divestiture of the Drug Delivery Services Division of IBAH in 1995 and the closure of the software commercialization unit of Research Biometrics, Inc., a subsidiary of IBAH, in 1996 and 1997. All operating results of these businesses have been reclassified from continuing operations to discontinued operations.

(e) On August 11, 1995, IBAH completed a private equity placement of approximately 1,000 shares of convertible preferred stock, par value $.01 per share, at a purchase price of $7.003125 per share, for a total of $6,935, net of transaction costs. Each share of convertible preferred stock was convertible into three shares of common stock. All of the preferred stock was converted to common stock before or in conjunction with our 1998 acquisition of IBAH. Since the convertible shares of preferred stock were immediately convertible into common stock, the most beneficial conversion discount was recorded analogous to a deemed dividend in the 1995 statement of income.

(f) EBITDA represents earnings before interest, income taxes and depreciation and amortization, excluding special items. Special items include pooling-of-interests expenses, restructuring and other related charges, other expenses, and losses from discontinued operations, and represent charges or expenses which management believes are either one-time occurrences or otherwise not related to ongoing operations. We believe that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of our operating performance or cash flow as a measure of liquidity. We also believe that the ratio of EBITDA to interest is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability. Our calculation of EBITDA may differ from the calculation of EBITDA by others.

(g) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. Giving effect to the note offering and the proposed refinancing of our existing credit facilities and application of the net proceeds from the note offering and borrowings

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    under our proposed new credit facility to repay indebtedness as described under 'Use of Proceeds from the Note Offering,' as if these transactions occurred on the first day of the relevant period, our pro forma ratios of earnings to fixed charges for the year ended December 31, 1999 and the nine months ended September 30, 2000 would have been 2.9x and 2.4x, respectively. If we complete the note offering but do not refinance our existing credit facilities and do not enter into the new credit facility, these pro forma ratios would be 2.9x and 2.5x for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

(h) Primarily represents the purchase of computer hardware/software, machinery and equipment, and furniture, fixtures and leasehold improvements.

(i) In 1997, we issued $345,000 of Convertible Notes (See Note 6 of the notes to our 1999 consolidated financial statements).

(j) In 1996, we and IBAH sold 6,241 (pre-1996 Omnicare stock split) shares of common stock in public offerings, resulting in net proceeds of $297,171.

(k) The adjusted EBITDA amounts used in this calculation are for the twelve month periods ended September 30, 1999 and 2000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements, related notes and other financial information appearing elsewhere in this filing. In addition, see 'Forward-Looking Information' and 'Risk Factors.' On February 12, 2001, we announced our financial results for the year ended December 31, 2000. See 'Company Summary -- Recent Developments' and Annex A to this filing.

RESULTS OF OPERATIONS

    The following table presents our sales and results of operations information, excluding certain special items such as pooling-of-interests expenses, restructuring and other related charges, other expenses and losses from discontinued operations. Special items represent charges or expenses which management believes are either one-time occurrences or otherwise not related to ongoing operations. Such items are described further below and in the notes to our consolidated financial statements. Such items have been shown separately in order to facilitate analysis of our operating trends.

                                             FOR THE YEARS ENDED            FOR THE NINE MONTHS ENDED
                                                 DECEMBER 31,                     SEPTEMBER 30,
                                     ------------------------------------   -------------------------
                                        1997         1998         1999         1999          2000
                                     ----------   ----------   ----------   -----------   -----------
                                                  (In thousands, except per share data)
Sales..............................  $1,034,384   $1,517,370   $1,861,921   $1,374,340    $1,464,798
                                     ----------   ----------   ----------   ----------    ----------
                                     ----------   ----------   ----------   ----------    ----------
Net income, as reported............  $   51,951   $   80,379   $   57,721   $   46,629    $   38,578
Acquisition expenses, pooling-of-
  interests (net of taxes).........       3,935       13,869         (376)        (376)           --
Restructuring and other related
  charges (net of taxes)...........       1,208        2,689       22,698       18,580         9,255
Other expenses (net of taxes)......       6,457           --           --           --            --
Loss from discontinued operations
  (net of taxes)...................       2,154           --           --           --            --
                                     ----------   ----------   ----------   ----------    ----------
Pro forma net income...............  $   65,705   $   96,937   $   80,043   $   64,833    $   47,833
                                     ----------   ----------   ----------   ----------    ----------
                                     ----------   ----------   ----------   ----------    ----------
Earnings per share:
    Net income, as reported........  $      .61   $      .90   $      .63   $      .51    $      .42
    Acquisition expenses,
      pooling-of-interests (net of
      taxes).......................         .05          .16           --           --            --
    Restructuring and other related
      charges (net of taxes).......         .01          .03          .25          .20           .10
    Other expenses (net of
      taxes).......................         .08           --           --           --            --
    Loss from discontinued
      operations (net of taxes)....         .02           --           --           --            --
                                     ----------   ----------   ----------   ----------    ----------
    Basic (pro forma)..............  $      .77   $     1.09   $      .88   $      .71    $      .52
                                     ----------   ----------   ----------   ----------    ----------
                                     ----------   ----------   ----------   ----------    ----------
    Diluted (pro forma)............  $      .76   $     1.08   $      .88   $      .71    $      .52
                                     ----------   ----------   ----------   ----------    ----------
                                     ----------   ----------   ----------   ----------    ----------

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

    Diluted earnings per share for the nine months ended September 30, 2000 were $0.52 as compared with $0.71 earned in the same period of 1999, excluding from the periods $14,691,000 ($9,255,000 after taxes, or $0.10 per diluted share) and $28,857,000 ($18,580,000 after taxes, or $0.20 per diluted share), respectively, of restructuring and other related charges (relating to our previously announced productivity and consolidation initiative), as well as acquisition expenses of $822,000 ($586,000 after taxes, or $0.01 per diluted share) and the net reversal of estimated acquisition expenses relating to the finalization of prior year pooling-of-interests transactions totaling $877,000 ($962,000 after taxes, or $0.01 per diluted share) from the nine months ended September 30, 1999. Net income for the nine months ended September 30, 2000 was $47,833,000 versus the $64,833,000 earned in the comparable 1999 period, excluding restructuring and other related charges, acquisition expenses and the net reversal of acquisition expenses. EBITDA, on this basis, totaled $171,607,000 for the nine months ended September 30, 2000 as compared with EBITDA of $186,406,000 in the same 1999 period. Net income for the nine months ended September 30, 2000 was $38,578,000 (or $0.42 per diluted share) as compared to $46,629,000 (or $0.51 per diluted share) in the same period of 1999. Sales for the nine months ended September 30, 2000 increased to $1,464,798,000 from the $1,374,340,000 recorded in the comparable prior year period.

    Our Pharmacy Services segment recorded sales of $1,378,814,000 for the nine months ended September 30, 2000, an increase over the comparable prior year period of $107,354,000. The increase in this segment's sales represents the cumulative effect of our acquisitions of long-term care pharmacy providers in 1999 and the internal growth of the pharmacy services business. These favorable factors were partially offset by the unfavorable impact of the federal government's PPS for Medicare residents of SNFs, which had the overall impact of reducing earnings on a year-over-year basis. Because of the substantial reduction in reimbursement for SNFs brought about by PPS, we experienced PPS-related pricing pressure from our SNF customers in 1999. Moreover, admissions of Medicare residents, particularly those requiring complex care, declined in many SNFs due to concerns relating to the adequacy of reimbursement under PPS. This caused a significant weakening in Medicare census in many areas, primarily during the second quarter of 1999 and thereafter. Also, for many SNFs, the average length of stay for Medicare residents decreased. These factors had the effect of significantly reducing overall occupancy in the facilities we serve. Additionally, the mix of residents in SNFs adversely affected our results as some facilities attempted to avoid high acuity patients, which impacts overall utilization of drugs. Reimbursement concerns have driven many SNFs to admit residents funded by payors other than Medicare. Although these trends appear to be stabilizing, they had an unfavorable impact on the year-to-year comparison of sales, profit margins and net income.

    The impact of the implementation of PPS for Medicare residents in SNFs, specifically lower reimbursement which led to lower occupancy and acuity levels, continued to weaken the financial condition of many SNFs during 2000. Congress attempted to remedy this situation by enacting the BBRA, which provides a temporary increase in reimbursement rates, particularly for higher acuity residents, effective April 1, 2000. However, many of our customers reported that payments at these new rates had not been received during the second quarter, exacerbating already severe cash flow problems in some facilities. It was therefore necessary for us to apply more stringent standards in accepting new business, and to continue aggressively withdrawing from uneconomic accounts and those with an unstable financial condition, which served to offset the addition of new accounts particularly during the second quarter of 2000, and had a dampening effect on sales growth. The number of residents served at September 30, 2000 was 631,500 as compared to 628,000 served one year earlier.

    Our CRO Services segment recorded sales of $85,984,000 during the nine months ended September 30, 2000 as compared to $102,880,000 recorded in the same prior year period, representing a decline of $16,896,000. This decline was primarily the result of delays in decision making by pharmaceutical manufacturers in commencing clinical studies, relating in part to merger activities, as well as the cancellation of planned projects prior to commencement. Operating profit (excluding restructuring and other related charges, and acquisition expenses) for the nine month period ended September 30, 2000 was $5,020,000, a decline of $7,798,000 in comparison to the same prior year period operating profit of $12,818,000, owing primarily to the volatility in sales arising from the aforementioned factors.

    Our gross profit as a percentage of sales decreased to 26.6% in 2000 from 28.7% in 1999, representing an overall decline of $4,301,000 to $389,532,000 in the 2000 period. The positive impact on gross profit relating to our purchasing leverage associated with purchases of pharmaceuticals, leveraging fixed and variable overhead costs at our pharmacies and benefits realized from our formulary compliance program, as well as the productivity and consolidation initiative, were more than offset by the aforementioned unfavorable impact of PPS on the Pharmacy Services segment and the less favorable performance of the CRO Services segment.

    Our operating expenses for the nine months ended September 30, 2000 increased $15,462,000 to $273,879,000 as compared to 1999 due primarily to our overall growth. Operating expenses as a percentage of sales of 18.7% in 2000 were less than the 18.8% experienced in the comparable prior year period. Unfavorably impacting the year-to-year comparison was an increase in our provision for doubtful accounts brought about by a deterioration in the financial condition of certain SNF clients throughout 2000 as a result, in part, of the impact of PPS on their business, accounting for an increase of approximately 0.2 percentage points of sales. This increase, however, was more than offset, on a percentage of sales basis, by the favorable impact of our productivity and consolidation program.

    In connection with the previously announced productivity and consolidation program, we recorded pretax restructuring and other related expenses of $14,691,000 and $28,857,000 during the nine month periods ended September 30, 2000 and 1999, respectively, primarily comprised of employee severance, employment agreement buy-out costs, lease termination costs, other assets and facility exit costs, and other related charges.

    Investment income for the nine months ended September 30, 2000 was $1,288,000, an increase of $373,000 in comparison to the same period of 1999 due to a higher average invested cash balance during the first three quarters of 2000 as compared to 1999, as well as an increase in interest rates during 2000 versus 1999.

    Interest expense during the nine months ended September 30, 2000 was $41,003,000, an increase of $7,545,000 versus the comparable prior year period. The increase is primarily attributable to the full-period impact of interest expense associated with a $170 million increase (offset in part by subsequent repayments aggregating $30 million) in borrowings under our line of credit facilities during the first half of 1999, as well as an increase in interest rates throughout 2000 as compared to the same period in the prior year. The increases in our line of credit borrowings in 1999 were primarily attributable to our acquisition program.

    The effective tax rate of 37.0% during the first nine months of 2000 is consistent with the comparable prior year period. The effective tax rates in the 2000 and 1999 periods are higher than the federal statutory rate primarily due to state and local income taxes.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Excluding the impact of acquisition-related expenses for pooling-of-interests transactions and restructuring and other related charges from both periods, net income for the year ended December 31, 1999 decreased 17% in comparison to net income earned in 1998. Basic and diluted earnings per share in 1999, on this basis, decreased 19% in comparison to 1998. Net income, and basic and diluted earnings per share, in 1999 declined 28% and 30%, respectively, in comparison to 1998.

    The reduction in earnings primarily reflects the difficult operating environment in the long-term care industry. The implementation of the PPS for Medicare residents of SNFs, as further discussed below under the caption
' -- Outlook,' created an unsettled operating environment during 1999. We experienced PPS-related pricing pressure and demands for per diem or capitated pricing from SNF customers late in 1998 and to a greater extent in 1999. Much of this pricing pressure was offset by the addition of new business, the benefits of increased compliance with our proprietary geriatric formulary, the Omnicare Guidelines'r', and reduced operating costs. However, admissions of Medicare residents, particularly those requiring complex care, declined in many SNFs due to concerns relating to the adequacy of reimbursement under PPS. This caused a weak Medicare census in many areas. Moreover, for many SNFs, the average length of stay for Medicare residents decreased. These factors contributed to significantly reducing overall occupancy in the facilities we serve. Additionally, the mix of residents in SNFs adversely affected our results as some facilities attempted to avoid high acuity patients, which impacted overall utilization of drugs. Reimbursement concerns also increasingly drove many SNFs to admit residents funded by payors other than Medicare. These trends continued throughout 1999 and had an unfavorable impact on sales, profit margins and net income. We did, however, see some stabilization of these trends during the latter part of 1999.

    Despite the difficult operating environment, sales increased 23% in 1999 versus 1998. The sales increase represents the cumulative effect of the acquisition of long-term care pharmacy providers and the continued internal growth of the pharmacy services and CRO businesses. During 1999, we completed five institutional pharmacy acquisitions (excluding insignificant purchases of other assets). Also increasing sales was the full-year impact of 1998 acquisitions. We also increased our revenues internally through the efforts of our National Sales and Marketing Group and pharmacy staff in developing new pharmacy contracts with long-term care facilities. Additionally, we were able to increase internal growth through the efforts of our CRO sales personnel by obtaining contracts from pharmaceutical, biotechnology and medical device manufacturers for new contract research business.

    Our consolidated sales increased by $345 million in 1999 versus 1998. We estimate that approximately $200 million of our consolidated revenue growth in 1999 was attributable to acquisitions, of which $193 million and $7 million related to the Pharmacy Services segment and CRO Services segment, respectively.

    On June 2, 1999, we announced the completion of the acquisition of the institutional pharmacy operations of Life Care Pharmacy Services, Inc. ('Life Care'), an affiliate of Life Care Centers of America, for $63 million in cash and 300,000 warrants to purchase our common stock at $29.70 per share. The warrants have a seven-year term and are first exercisable in June 2002. Life Care had, at the time of the acquisition, contracts to provide dispensing services to approximately 17,000 residents in 12 states.

    We estimate that internal growth contributed approximately $145 million of our increased revenue in 1999 compared to 1998, of which $141 million and $4 million related to the Pharmacy Services segment and the CRO Services segment, respectively. Revenues increased internally primarily through new contracts with long-term care facilities obtained by the National Sales and Marketing Group and by the pharmacy staff, and for the CRO segment through the efforts of our sales personnel by obtaining contracts from pharmaceutical, biotechnology and medical device manufacturers for new contract research business. Additionally, when pharmaceutical prices are increased, we generally are able to obtain price increases to cover such drug price inflation; therefore, such inflation increases revenues. We estimate that drug price inflation for our highest dollar volume products in 1999 was approximately 4% to 5%, and this trend is continuing in 2000. We are not able to isolate and separately quantify accurately the increased volumes associated with each of these factors. The factors favorably impacting revenues were offset in part by a decrease of approximately $11 million in infusion therapy revenue during the year, resulting primarily from the aforementioned reduction in pricing, utilization and servicing of higher acuity patients as a result of PPS.

    Acquisitions and internal growth brought the total number of nursing facility residents served at December 31, 1999 to 631,200.

    Gross profit as a percentage of sales decreased to 28.1% in 1999 from 30.2% in 1998. Numerous factors positively impacted gross profit, including our purchasing leverage associated with purchases of pharmaceuticals, the leveraging of fixed and variable overhead costs at our pharmacies, benefits realized from our formulary compliance program, cost reductions associated with the productivity and consolidation initiative, and changes in sales mix including increased sales from contract research. These favorable factors were more than offset by the aforementioned unfavorable impact of PPS on the Pharmacy Services segment, in particular such factors as PPS-related pricing pressure, a reduction in Medicare census at some SNFs, a decline in the average length of stay for Medicare residents and a shift in the mix of patients served to lower acuity patients, all of which contributed to reduced gross profit margin for us in 1999. In addition to the initiation of productivity and consolidation programs in 1999 in part to lower operating costs, we are also renegotiating or eliminating uneconomic customer accounts in an effort to further offset the unfavorable impacts of PPS.

    Sales mix for us includes primarily sales of pharmaceuticals and, to a lesser extent, contract research services, infusion therapy products and services, and medical supplies and other. Sales of pharmaceuticals account for the majority of our sales and gross profit.

    Contract research services, infusion therapy and medical supplies gross profits are typically higher than gross profits associated with sales of pharmaceuticals.

    Increased leverage in purchasing favorably impacts gross profit and is primarily derived through discounts from suppliers. Leveraging of fixed and variable overhead costs primarily relates to generating higher sales volumes from pharmacy facilities with no increase in fixed costs (e.g., rent) and minimal increases in variable costs (e.g., utilities). We believe we will be able to continue to leverage fixed and variable overhead costs through internal growth.

    As noted earlier herein, we are generally able to obtain price increases to cover drug price inflation. In order to enhance our gross margins, we strategically allocate our resources to those activities that will increase internal sales growth and favorably impact sales mix or will lower costs. In addition, through the ongoing development of our pharmaceutical purchasing programs, we were able to obtain discounts and thereby manage our pharmaceutical costs.

    Selling, general and administrative ('operating') expenses for the year ended December 31, 1999 increased 24% to $351,639,000 as compared to 1998 due primarily to our overall growth. Operating expenses as a percentage of sales of 18.9% in 1999 were modestly higher than the 18.7% experienced in the prior year. Unfavorably impacting the year-to-year comparison was an increase in our provision for doubtful accounts brought about by a deterioration in the financial condition of certain SNF clients as a result, in part, of the impact of PPS on their business, causing an increase of 0.4 percentage points of sales.

    Acquisition expenses for 1999 of $822,000 represent expenses related to a pooling-of-interests transaction. Furthermore, during 1999, we recorded income of $877,000 relating to the net reversal of estimated CompScript and IBAH acquisition-related expenses resulting from the finalization of those costs during the year. Acquisition expenses for 1998 of $15,441,000 represent expenses primarily related to our pooling-of-interests transactions with IBAH and CompScript.

    On June 29, 1999, we announced our commitment to the implementation of a company-wide productivity and consolidation program to take place over the remainder of 1999 and 2000. This initiative is intended to gain maximum benefit from our acquisition program and to respond to changes in the healthcare industry. The program is designed to eliminate redundant efforts and simplify work processes to maximize employee productivity and standardize operations around best practices. This will be achieved by reconfiguring the roster of pharmacies and other operating locations through consolidation/relocation of approximately 44 facilities, the closing of approximately 20 sites and the creation of nine new sites. The plan is designed to result in the reduction of our work force by 15%, or approximately 1,700 full and part-time employees, and annualized pretax savings of approximately $46 million upon completion. In connection with this program, we recorded restructuring and other related expenses of $35,394,000 in 1999, primarily comprised of employee severance, employment agreement buy-out costs, lease termination costs, other assets and facility exit costs, and other related charges. Restructuring and other related charges of $3,627,000 for 1998 represent costs related to the restructuring of the CompScript mail order business and the consolidation and restructuring of certain IBAH operations.

    Investment income for 1999 was $1,532,000, a decrease of $1,824,000 in comparison with 1998 resulting from a lower average invested cash balance during 1999. The use of cash is primarily attributable to our acquisition program and, to a lesser extent, capital expenditures.

    Interest expense during 1999 was $46,166,000, an increase of $22,555,000 versus the prior year largely reflecting the impact of increased net borrowings of $85 million and $75 million in 1999 under our five-year, $400 million and 364-day, $300 million line of credit facilities, respectively. These increased borrowings were utilized primarily to fund our acquisition program. Also impacting the comparison is the full-year effect in 1999 of interest expense associated with a $250 million draw on our five-year, $400 million line of credit facility late in the third quarter of 1998 in connection with our acquisition of the pharmacy business of Extendicare, Inc.

    The effective tax rate decreased to 37.0% in 1999 from 40.8% in 1998, primarily due to a reduction from 1998 in nondeductible acquisition expenses relating to pooling-of-interests transactions and a decrease in state and local income taxes in 1999 due to our state tax planning programs. We expect the benefit realized from the state tax planning programs to continue. The effective tax rates in 1999 and 1998 are higher than the statutory rate primarily due to state and local income taxes and various nondeductible expenses (e.g., acquisition costs, etc.).

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Excluding the impact of acquisition-related expenses for pooling-of-interests transactions, restructuring and other related charges, other expenses and losses from discontinued operations from both periods, net income for the year ended December 31, 1998 increased 48% over net income earned in 1997. Basic and diluted earnings per share, on this basis, for 1998 increased 42% over 1997. Net income in 1998 increased in comparison to 1997 by 55%. Additionally, basic and diluted earnings per share grew by 48% and 50%, respectively, during 1998 in comparison to 1997.

    Sales increased 47% in 1998 versus 1997. The sales increase is primarily the result of completing 12 institutional pharmacy acquisitions (excluding insignificant purchases of other assets) and the acquisition of one data management business and two CROs in 1998. Additionally, internal growth and the efforts of the National Sales and Marketing Group and pharmacy staff added to the increase in sales. Also increasing sales was the inclusion for the entire year of 1997 acquisitions.

    Our total sales increased by $483 million in 1998 versus 1997. We estimate that approximately $278 million of our consolidated revenue growth in 1998 was attributable to acquisitions, of which $268 million and $10 million related to the Pharmacy Services segment and CRO Services segment, respectively. We estimate that internal growth contributed approximately $205 million of our increased revenue in 1998 compared to 1997, of which $180 million and $25 million related to the Pharmacy Services segment and the CRO Services segment, respectively. Our revenue attributable to infusion therapy grew by approximately $57 million in 1998 compared to 1997. The remainder of our increased revenues in 1998 compared to 1997 attributable to internal growth reflects interrelated factors associated with sales mix, pricing and volume, acuity levels of residents and efforts of our National Sales and Marketing Group and pharmacy staff in developing new pharmacy contracts.

    On September 17, 1998, we announced the completion of the acquisition of the institutional pharmacy operations of Extendicare, Inc., operating under the name of United Professional Companies, Inc. ('UPC'). The acquisition of the UPC pharmacy business provided us with contracts to provide pharmacy services to approximately 55,000 residents of long-term care facilities in 12 states and annualized revenues of approximately $166 million. The acquisition also offers us the opportunity to provide pharmacy services to 9,300 additional residents of long-term care facilities in Canada and the United Kingdom. The purchase price consisted of $250 million in cash, 125,000 shares of our common stock and warrants to purchase up to 1.5 million shares of our common stock at $48.00 per share.

    Acquisitions and internal growth brought the total number of nursing facility residents served at December 31, 1998 to 578,700.

    Gross margin increased to 30.2% in 1998 from 29.8% in 1997. Our purchasing leverage associated with purchases of pharmaceuticals, leveraging fixed and variable overhead costs at our pharmacies, changes in sales mix including increased sales from infusion therapy and contract research organizations positively impacted gross margins. However, this was partially offset by the lower margins of the significant number of companies we acquired in 1998. Acquired companies generally have lower margins due to lesser purchasing leverage prior to their acquisition by us, as well as a smaller sales base over which to leverage fixed and variable overhead costs.

    Acquisition expenses for 1998 of $15,441,000 represent expenses primarily related to our pooling-of-interests transactions with IBAH and CompScript. Acquisition expenses for 1997 relate to pooling transactions completed by us, CompScript and IBAH during 1997.

    Restructuring and other related charges of $3,627,000 for 1998 represent severance and exit costs related to the restructuring of the CompScript mail order pharmacy business and the consolidation and restructuring of certain IBAH operations. Restructuring and other related charges included in 1997 represents a charge taken by IBAH for $1,208,000 related primarily to the restructuring of the International CRO business.

    Other expenses in 1997 included $6,313,000 for the estimated costs, and legal and other expenses, associated with resolving an investigation of our Belleville, Illinois subsidiary, Home Pharmacy, as well as the $800,000 write-down of a note receivable by CompScript.

    Investment income decreased by 41%, or $2,364,000, to $3,356,000 in 1998 compared to 1997 resulting from reduced levels of average invested cash due to the use of cash in our acquisition program.

    Interest expense increased to $23,611,000 in 1998 from $6,556,000 in 1997 due to borrowings of $305,000,000 from our five-year, $400 million revolving line of credit to finance acquisitions during the latter part of 1998, and our $345,000,000 of Convertible Notes issued in December 1997.

    The effective tax rate decreased to 40.8% in 1998 from 43.6% in 1997, primarily due to a decrease in state and local income taxes in 1998 attributable to state tax planning programs. The effective tax rates in 1998 and 1997 are higher than the statutory rate primarily due to state and local income taxes and various nondeductible expenses (e.g., acquisition costs, nonrecurring charges and foreign losses not benefited).

    Discontinued operations for 1997 reflect IBAH's closure of the software commercialization unit of Research Biometrics, Inc. in June 1997. Accordingly, all operating results of this unit were reclassified from continuing operations to discontinued operations. This unit recorded a net loss of $607,000 in 1997. In addition, a loss on the disposal of this unit of $1,547,000 was reflected in the 1997 consolidated statement of income.

IMPACT OF INFLATION

    Inflation has not materially affected our profitability as price increases have generally been obtained to cover inflationary drug cost increases.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents (including restricted cash) at September 30, 2000 were $129.5 million compared to $97.3 million at December 31, 1999 and $54.3 million at December 31, 1998. We generated positive net cash flows from operating activities of approximately $118.1 million during the nine months ended September 30, 2000 (as compared to net cash flows from operating activities of $101.1 million and $89.5 million during the years ended
December 31, 1999 and December 31, 1998, respectively), which were used primarily for acquisition-related payments (including amounts payable pursuant to acquisition agreements relating to prior-year acquisitions), capital expenditures, debt repayment and dividends. Improved management of working capital contributed to the favorable operating cash flow results experienced throughout these reporting periods.

    Acquisitions of businesses required cash payments of $32.0 million (including amounts payable pursuant to acquisition agreements relating to pre-2000 acquisitions) during the nine months ended September 30, 2000, which were primarily funded by operating cash flows. Acquisitions of businesses during 1999 and 1998 required $144.1 million and $398.7 million, respectively, of cash payments (including amounts payable pursuant to acquisition agreements relating to pre-1999 and pre-1998 acquisitions, respectively) which were primarily funded by borrowings under our revolving credit facilities. Acquisitions in 1999 and 1998 were also funded, in part, with shares of our common stock having a market value of approximately $11 million (0.5 million shares) and $262 million (7.2 million shares), respectively. As of September 30, 2000, additional amounts totaling $18.1 million may become payable in the future pursuant to the terms of various acquisition agreements.

    In December 1997, we issued $345 million principal amount of our Convertible Notes. The Convertible Notes mature on December 1, 2007 and bear interest at a rate of 5% per annum. The Convertible Notes are convertible into common stock at any time through maturity, unless previously redeemed, at the option of the holder at a price of $39.60 per share.

    In October 1996, we entered into a five-year agreement with a consortium of 16 banks for a $400 million revolving credit facility available through October 2001. The total amount outstanding under this

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facility as of September 30, 2000 was $390 million, the same amount as of
December 31, 1999 ($305 million was outstanding under this facility at December 31, 1998). Interest rates and commitment fees for the five-year, $400 million line of credit facility are based on our level of performance under certain financial ratios, debt covenants and the amount of borrowings under this facility. In 1998, we amended this five-year, $400 million line of credit facility to permit an additional 364-day, $400 million line of credit facility, which is convertible at maturity into a one-year term loan. During 2000, we renewed this 364-day, revolving line of credit facility until the third quarter of 2001, at a $300 million level. The amount outstanding at September 30, 2000 under the 364-day facility was $55 million, $20 million less than the amount outstanding as of December 31, 1999 (no amounts were outstanding under the original 364-day facility at December 31, 1998). Interest rates and commitment fees under the 364-day, $300 million line of credit facility are based on our debt ratings. We are in the process of replacing our existing bank credit facilities. We have received a commitment for a new $495 million credit facility to replace these existing credit facilities. While we anticipate that our new credit facility will close concurrently with the closing of the note offering, we cannot guarantee that this will occur. In addition, we cannot assure that the new credit facility, if entered into, will not contain terms less favorable to us than those currently contemplated by us. If we are unable to close the new credit facility, we intend to use the net proceeds from the note offering (if completed) to repay a portion of the amounts currently outstanding under our existing credit facilities and the existing credit facilities would remain in place until such time as we refinance them (and we could continue to borrow under those facilities in accordance with their terms, subject to compliance with the indenture). Our existing credit facilities have final maturity dates of August 31, 2001 and October 22, 2001, respectively. If we complete the note offering but do not enter into the new credit facility concurrently with the closing of the note offering, we will need to obtain the consent of the lenders under our existing credit facilities to complete the note offering. See 'Description of Certain Indebtedness -- Refinancing of Existing Credit Facilities.'

    Our capital requirements are primarily related to our acquisition program and, to a lesser extent, capital expenditures, including those related to investments in our information technology systems. There are no material commitments and contingencies outstanding at September 30, 2000, other than estimated future acquisition-related payments to be made in accordance with purchase agreements (primarily earnout payments).

    Our current ratio at September 30, 2000 was 2.5 to 1.0. By comparison, our ratios at December 31, 1999 and December 31, 1998 were 2.3 to 1.0 and 2.6 to 1.0 respectively. The increase in the current ratio during the nine months ended September 30, 2000 is primarily attributable to an increase in working capital combined with a $20 million reduction in current bank debt. The decrease in the current ratio from December 31, 1998 to December 31, 1999 is primarily attributable to an increase in current liabilities relating to the classification of $75 million outstanding under the 364-day, $400 million line of credit as current at December 31, 1999, as well as the existence of a restructuring reserve of approximately $18 million at December 31, 1999 recorded in connection with our previously discussed productivity and consolidation initiative.

    Dividends of $6.2 million were paid during the nine months ended
September 30, 2000, as compared to $8.2 million and $6.8 million paid during the years ended December 31, 1999 and 1998, respectively.

    We believe our sources of liquidity and capital, including the proceeds from the note offering (if completed), are adequate for our ongoing operating needs. However, we may in the future incur additional indebtedness or issue additional equity. We believe external sources of financing are readily available to us.

OUTLOOK

    We derive approximately one-half of our revenues directly from government sources, principally Medicaid and to a lesser extent Medicare, and one-half from the private sector (including individual residents, third-party insurers and SNFs). In recent years, Congress passed several laws that made major changes in the health care system, both nationally and at the state level. These include the BBA, which sought to achieve a balanced federal budget by, among other things, reducing federal spending on the

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Medicare and Medicaid programs. The BBA made substantial changes to the reimbursement policies applicable to various health care providers, including the new PPS for Medicare-funded residents of SNFs. Prior to PPS, SNFs under Medicare received cost-based reimbursement. Under PPS, Medicare pays SNFs a fixed fee per patient per day based upon the acuity level of the resident. This per diem payment covers substantially all items and services furnished during a Medicare-covered stay, including ancillary services such as pharmacy. Accordingly, under PPS, SNFs have greater incentive to manage the utilization of services effectively and to operate more efficiently.

    The impact of the implementation of PPS, which significantly reduced reimbursement to many SNFs, has been evidenced by an erosion of census for some facilities, lower acuity levels of residents in some nursing homes, lower pricing and an unfavorable payor mix for us. While we expect that the impact of PPS on the long-term care industry will continue to affect us and our clients in 2001, it appears that the unfavorable operating trends attributable to PPS have begun to stabilize.

    Moreover, Congress enacted recent legislation designed to mitigate the effects of payment cuts in the BBA, including PPS. The BBRA temporarily increases the PPS per diem rates by 20%, effective April 1, 2000, for 15 patient acuity categories, including medically complex patients with generally higher pharmacy costs, pending revisions to the PPS. The increases will continue until HCFA implements a refined PPS that better accounts for medically complex patients. The revised rates may be more or less than the temporary 20% increase under the BBRA. The BBRA also provides for a 4% increase in payments otherwise determined under the BBA for all patient acuity categories for fiscal years 2001 and 2002 (in addition to the 20% increase in the 15 high acuity categories). BIPA also eliminates scheduled reductions in payment levels to SNFs for fiscal year 2001, and allows increases of the market-basket index minus 0.5 percentage point in fiscal years 2002 and 2003. Also, there will be a 16.66% increase for the nursing component of the rate for all patients for services furnished from April 1, 2001 until October 1, 2002, along with a 6.7% rate increase for certain high acuity rehabilitation categories effective April 1, 2001. We believe these changes should help to improve the liquidity and financial condition of our clients as well as provide incentives to increase Medicare admissions, particularly among the more acutely ill, which we believe should improve the operating environment in long-term care for our clients and for us.

    Demographic trends indicate that the demand for long-term care will increase well into the middle of this century as the elderly population grows significantly. Moreover, those over 65 consume a disproportionately high level of health care services when compared with the under 65 population. There is widespread consensus that appropriate pharmaceutical care is generally considered the most cost-effective form of treatment for the chronic ailments afflicting the elderly and also one which is able to improve the quality of life. Further, the pace and quality of new drug development is yielding many promising new drugs targeted at the diseases of the elderly. These new drugs may be more expensive than older, less effective drug therapies due to rising research costs. However, they are significantly more effective in curing or ameliorating illness and in lowering overall health care costs by reducing among other things, hospitalizations, physician visits, nursing time and lab tests. These trends not only support long-term growth for the geriatric pharmaceutical industry but also containment of health care costs and the well being of the nation's growing elderly population.

    In order to fund this growing demand, we anticipate that the government and the private sector will continue to review, assess and possibly alter health care delivery systems and payment methodologies. While it is not possible to predict the effect of any further initiatives on our business, we believe that our expertise in geriatric pharmaceutical care and pharmaceutical cost management position us to help meet the challenges of today's health care environment. Further, the rate of new drug discovery continues to accelerate and pharmaceutical manufacturers, in order to keep pace, will continue to turn to contract research organizations to assist them in accelerating drug research development and commercialization, providing a foundation for growth in our CRO business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We do not have any financial instruments held for trading purposes and do not hedge any of our market risks with derivative instruments.

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    Our primary market risk exposure relates to interest rate risk exposure through our borrowings. Our debt obligations at September 30, 2000 include $390 million outstanding under our $400 million variable-rate revolving line of credit facility at an approximate average rate of 7.5% at September 30, 2000 (a one-hundred basis point change in interest rates on that outstanding amount would impact interest expense by approximately $1.0 million per quarter), $55 million outstanding under our 364-day, $300 million variable-rate revolving line of credit facility at an approximate average rate of 8.1% at September 30, 2000 (a one-hundred basis point change in interest rates on that outstanding amount would impact interest expense by approximately $0.1 million per quarter) and $345 million outstanding under the Convertible Notes, which accrue interest at a fixed rate of 5%. The fair value of our line of credit facilities approximates their carrying value, and the fair value of the Convertible Notes is approximately $259 million at September 30, 2000 (approximately $294 million at February 15, 2001).









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                                    BUSINESS

BACKGROUND

    We are a leading provider of pharmacy services to long-term care institutions such as SNFs, ALFs and other institutional health care facilities. We also provide comprehensive clinical research for the pharmaceutical and biotechnology industries.

    We operate in two business segments. The largest segment, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in such facilities. We also provide consultant pharmacist services, including evaluating residents' drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, we provide ancillary services, such as infusion therapy and dialysis, distribute medical supplies and offer clinical and financial software information systems to our client long-term care facilities. At December 31, 2000, we provided these services to approximately 636,500 residents in approximately 8,400 long-term care facilities in 43 states. The Pharmacy Services segment provides no services outside of the United States. Our other business segment is CRO Services. CRO Services is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries, operating in 23 countries around the world. Financial information regarding our business segments is presented at note 15 (segment information) of the notes to our 1999 consolidated financial statements.

PHARMACY SERVICES

    We purchase, repackage and dispense prescription and non-prescription medication in accordance with physician orders and deliver such prescriptions to the nursing facility for administration to individual residents by the facility's nursing staff. We typically service nursing homes within a 150-mile radius of our pharmacy locations. We maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery or for consultation with the facility's staff or the resident's attending physician.

    Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed, generic drugs are substituted in accordance with applicable state and federal laws and as requested by the physician or resident. We also provide therapeutic interchange, with physician approval, in accordance with our pharmaceutical care guidelines. See 'The Omnicare Guidelines'r' below for further discussion.

    We provide a 'unit dose' distribution system. Most of our prescriptions are filled utilizing specialized unit-of-use packaging and delivery systems. Maintenance medications are typically provided in 30-day supplies utilizing either a box unit dose system or unit dose punch card system. We believe the unit dose system, preferred over the bulk delivery systems employed by retail pharmacies, improves control over drugs in the nursing facility and improves resident compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

    Integral to our drug distribution system is our computerized medical records and documentation system. We provide to the facility computerized medication administration records and physician's order sheets and treatment records for each resident. Data extracted from these computerized records is also formulated into monthly management reports on resident care and quality assurance. We believe the computerized documentation system, in combination with the unit dose drug delivery system, results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. We believe these benefits improve drug efficacy and result in fewer drug-related hospitalizations.

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CONSULTANT PHARMACIST SERVICES

    Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. The Omnibus Budget Reconciliation Act ('OBRA') implemented in 1990 seeks to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility-wide drug usage. We provide consultant pharmacist services which help clients comply with the federal and state regulations applicable to nursing homes. The services offered by our consultant pharmacists include:

     comprehensive, monthly drug regimen reviews for each resident in the facility to assess the appropriateness and efficacy of drug therapies, including a review of the resident's medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies or discontinuing unnecessary drugs;

     participation on the pharmacy and therapeutics, quality assurance and other committees of client facilities as well as periodic involvement in staff meetings;

     monitoring and monthly reporting on facility-wide drug usage;

     development and maintenance of pharmaceutical policy and procedures manuals; and

     assistance to the nursing facility in complying with state and federal regulations as they pertain to patient care.

    We have also developed a proprietary software system for the use of our consultant pharmacists. The system, called OSC2OR'r' (Omnicare System of Clinical and Cost Outcomes Retrieval), enables our pharmacists not only to perform their above described functions efficiently but also provides the platform for consistent data retrieval for outcomes research and management.

    Additionally, we offer a specialized line of consulting services which help long-term care facilities to enhance care and reduce and contain costs as well as to comply with state and federal regulations. Under this service line, we provide:

     data required for OBRA and other regulatory purposes, including reports on psychotropic drug usage (chemical restraints), antibiotic usage (infection control) and other drug usage;

     plan of care programs which assess each patient's state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs;

     counseling related to appropriate drug usage and implementation of drug protocols;

     on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues;

     mock regulatory reviews for nursing staffs; and

     nurse consultant services and consulting for dietary, social services and medical records.

THE OMNICARE GUIDELINES'r'

    In June 1994, to enhance the pharmaceutical care management services that we offer, we introduced to our client facilities and their attending physicians the Omnicare Guidelines'r' which we believe is the first clinically-based formulary for the elderly residing in long-term care institutions. The Omnicare Guidelines'r' presents an analysis ranking specific drugs in therapeutic classes as preferred, acceptable or unacceptable based solely on their disease-specific clinical effectiveness in treating the elderly in long-term care facilities. The formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the frail elderly population residing

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in facilities. The clinical evaluations and rankings were developed exclusively for us by the Philadelphia College of Pharmacy, an academic institution recognized for its expertise in geriatric long-term care. In addition, the Omnicare Guidelines'r' provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill.

    As the Omnicare Guidelines'r' focuses on health benefits, rather than solely on cost, in assigning rankings, we believe that use of the Omnicare Guidelines'r' assists physicians in making the best clinical choices of drug therapy for the patient at the lowest cost to the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines'r' is important in lowering costs for SNFs operating under PPS.

HEALTH AND OUTCOMES MANAGEMENT

    We have expanded upon the data in the Omnicare Guidelines'r' to develop health and outcomes management programs targeted at major categories of disease commonly found in the elderly, such as congestive heart failure, osteoporosis and atrial fibrillation. Such programs seek to identify patients who may be candidates for more clinically efficacious drug therapy and to work with physicians to optimize pharmaceutical care for these geriatric patients. We believe these programs enhance the quality of care of elderly patients while reducing costs to the health care system which arise from the adverse outcomes of sub-optimal or inappropriate drug therapy.

OUTCOMES-BASED ALGORITHM TECHNOLOGY

    Combining data provided by our proprietary systems, the Omnicare Guidelines'r' and health management programs, our pharmacists seek to determine the best clinical and most cost-effective drug therapies and make recommendations for the most appropriate pharmaceutical treatment. Since late 1997, we have augmented their efforts with the development of proprietary, outcomes-based algorithm technology which electronically screens and identifies patients at risk for certain diseases and assists in determining treatment protocols. This system combines pharmaceutical, clinical, care planning and research data, and screens such data through approximately 3,000 diseased-based algorithms, allowing our pharmacists to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions.

ANCILLARY SERVICES

    We provide the following ancillary products and services to long-term care facilities:

    Infusion Therapy Products and Services. With cost containment pressures in health care, SNFs and NFs are called upon to treat moderately acute but stabilized patients that would otherwise be treated in the more costly hospital environment, provided that the nursing staff and pharmacy are capable of supporting higher degrees of acuity. We provide infusion therapy support services for such client facilities and, to a lesser extent, hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product.

    We prepare the product to be administered using proper equipment in a sterile environment and then deliver the product to the nursing home for administration by the nursing staff. Proper administration of intravenous ('IV') drug therapy requires a highly trained nursing staff. Our consultant pharmacists and nurse consultants operate an education and certification program on IV therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an IV program.

    By providing an infusion therapy program, we enable our client SNFs and NFs to admit and retain patients who otherwise would need to be cared for in an acute-care facility. The most common infusion therapies we provide are total parenteral nutrition, antibiotic therapy, chemotherapy, pain management and hydration.

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    Dialysis Services. We offer comprehensive dialysis services onsite in client long-term care facilities for those residents with kidney failure or ESRD. We offer both hemodialysis and peritoneal dialysis for residents who would otherwise be required to be transported to an off-site clinic for dialysis treatment multiple times per week. Our onsite service eliminates travel for the resident which can often be a disruptive and traumatic activity. For our facility clients our dialysis services significantly reduce transportation and staffing costs while providing added capability so that the available populations of patients it can serve increases.

    Wholesale Medical Supplies/Medicare Part B Billing. We distribute disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, we provide direct Medicare billing services for certain of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory on behalf of the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

    Other Services. We also provide clinical care plan and financial information systems to our client facilities to assist them in determining appropriate care as well as in predicting and tracking costs. We also offer respiratory therapy products and durable medical equipment. We continue to review the expansion of these as well as other products and services that may further enhance the ability of our client SNFs and NFs to care for their patients in a cost-effective manner.

CONTRACT RESEARCH ORGANIZATION SERVICES

    Our CRO Services segment provides comprehensive product development services globally to client companies in the pharmaceutical, biotechnology, medical devices and diagnostics industries. CRO Services provides support for the design of regulatory strategy and clinical development (phases I through IV) of pharmaceuticals by offering comprehensive and fully integrated clinical, quality assurance, data management, medical writing and regulatory support for our clients' drug development programs. CRO Services also provides pharmaceutics services, in parallel with the stages described above. This process involves product dose form development, including the formulation of placebo and active drug, clinical manufacturing and process development for commercial manufacturing, the development of analytical methodology, execution of a high number of analytical tests, as well as stability testing and clinical packaging. Including the conduct of business in the United States, CRO Services operates in 23 countries.

    We believe that our involvement in the CRO business is a logical adjunct to our core institutional pharmacy business and will serve to leverage our assets and strengths, including our access to a large geriatric population and our ability to collect data for health and outcomes management. We believe such assets and strengths will be of significant value in developing new drugs targeted at diseases of the elderly and in meeting the Food and Drug Administration's geriatric dosing and labeling requirements for all prescription drugs provided to the elderly, as well as in documenting health outcomes to payors and plan sponsors in a managed care environment.

PRODUCT AND MARKET DEVELOPMENT

    Our Pharmacy Services and CRO Services businesses engage in a continuing program for the development of new services and for marketing these services. While new service and new market development are important factors for the growth of these businesses, we do not expect that any new service or marketing efforts, including those in the developmental stage, will require the investment of a significant portion of our assets.

MATERIALS/SUPPLY

    We purchase pharmaceuticals through a wholesale distributor with whom we have a prime vendor contract, at prices based primarily upon contracts negotiated by us directly with pharmaceutical manufacturers. We also are a member of industry buying groups which contract with manufacturers for

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discounted prices based on volume which are passed through to us by our wholesale distributor. We have numerous sources of supply available to us and have not experienced any difficulty in obtaining pharmaceuticals or other products and supplies used in the conduct of our business.

PATENTS, TRADEMARKS, AND LICENSES

    Our business operations are not dependent upon any material patents, trademarks or licenses.

SEASONALITY

    Our business operations are not significantly impacted by seasonality.

INVENTORIES

    We seek to maintain adequate on-site inventories of pharmaceuticals and supplies to ensure prompt delivery service to our customers. Our primary wholesale distributor also maintains local warehousing in most major geographic markets in which we operate.

COMPETITION

    By its nature, the long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. We are the nation's largest independent provider of pharmaceuticals and related pharmacy services to long-term care institutions such as SNFs, ALFs, retirement centers and other institutional health facilities. In the geographic regions we serve, we compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. We compete in these markets on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer. Our CRO business competes against other full-service CROs and client internal resources. The CRO industry is highly fragmented with a number of full-service CROs and many small, limited-service providers, some of which serve only local markets. Clients choose a CRO based on, among other reasons, reputation, references from existing clients, the client's relationship with the CRO, the CRO's experience with the particular type of project and/or therapeutic area of clinical development, the CRO's ability to add value to the client's development plan, the CRO's financial stability and the CRO's ability to provide the full range of services required by the client. We believe that we compete favorably in these respects.

CUSTOMERS

    At December 31, 2000, our Pharmacy Services segment served 636,500 residents in approximately 8,400 long-term care facilities and other institutional health care settings.

    Our CRO Services segment serves a broad range of clients, including most of the major multi-national pharmaceutical and many of the major biotechnology companies as well as smaller companies in the pharmaceutical and biotechnology industries.

    No single client comprised more than 10% of consolidated revenues during 1999 or 2000. Our business would not be materially or adversely affected by the loss of any one customer or small group of customers.

GOVERNMENT REGULATION

    Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. In addition, our CRO Services are subject to substantial regulation, both domestically and abroad. We continuously monitor the effects of regulatory activity on our operations.

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    Licensure, Certification and Regulation. States generally require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. We currently have pharmacy licenses for each pharmacy we operate. In addition, we currently deliver prescription products from our licensed pharmacies to four states in which we do not operate a pharmacy. These states regulate out-of-state pharmacies, however, as a condition to the delivery of prescription products to patients in these states. Our pharmacies hold the requisite licenses applicable in these states. In addition, our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

    Client long-term care facilities are also separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Client facilities are also subject to the nursing home reforms of the Omnibus Budget Reconciliation Act of 1987, which imposed strict compliance standards relating to quality of care for nursing home operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other health care professionals who provide services on our behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

    Federal and State Laws Affecting the Repackaging, Labeling, and Interstate Shipping of Drugs. Federal and state laws impose certain repackaging, labeling, and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail outlets. A drug repackager must register with the Food and Drug Administration ('FDA') as a manufacturing establishment, and is subject to FDA inspection for compliance with relevant good manufacturing practices ('GMPs'). We hold all required registrations and licenses, and we believe our repackaging operations are in compliance with applicable state and federal GMP requirements. In addition, we believe we comply with all relevant requirements of the Prescription Drug Marketing Act for the transfer and shipment of pharmaceuticals.

    State Laws Affecting Access to Services. Some states have enacted 'freedom of choice' or 'any willing provider' requirements as part of their state Medicaid programs or in separate legislation. These laws and regulations may prohibit a third-party payor from restricting the pharmacies from which their participants may purchase pharmaceuticals. Similarly, these laws may preclude a nursing facility from requiring their patients to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Such limitations may increase the competition which we face in providing services to nursing facility residents.

    Medicare and Medicaid. The nursing home pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

    As is the case for nursing home services generally, we receive reimbursement from the Medicaid and Medicare programs, directly from individual residents (private pay), and from other payors such as third-party insurers. We believe that our reimbursement mix is in line with nursing home expenditures nationally. For the year ended December 31, 2000, our payor mix was approximately as follows: 46% private pay and long-term care facilities (including payments from SNFs on behalf of their Medicare-eligible residents), 43% Medicaid, 3% Medicare (including direct billing for medical supplies) and 8% other private sources (including the CRO business).

    For those patients who are not covered by government-sponsored programs or private insurance, we generally directly bill the patient or the patient's responsible party on a monthly basis. Depending upon local market practices, we may alternatively bill private patients through the nursing facility. Pricing for private pay patients is based on prevailing regional market rates or 'usual and customary' charges.

    The Medicaid program is a cooperative federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid 'state plan' to the Secretary of HHS for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration.

    Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given authority, subject to certain standards, to limit or specify conditions for the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific standards for SNFs and NFs relating to drug regimen reviews for Medicaid patients in such facilities. Recent regulations clarify that, under federal law, a pharmacy is not required to meet the general requirements for drugs dispensed to nursing facility residents if the nursing facility complies with the drug regimen review standards. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general requirements, regardless of whether the nursing facility satisfies the drug regimen review requirement, and the states in which we operate currently do require our pharmacies to comply with these general standards. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. Among other things, regulations establish 'upper limits' on payment levels. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs that may affect our operations. For example, some states have enacted 'freedom of choice' requirements that may prohibit a nursing facility from requiring residents to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Such limitations may increase the competition that we face in providing services to nursing facility patients.

    The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or who are disabled. The Medicare program consists of three parts: Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home health care and certain other types of health care services; Medicare Part B, which covers physicians' services, outpatient services, items and services provided by medical suppliers, and a limited number of specifically designated prescription drugs; and Medicare Part C, established by the BBA, which generally allows beneficiaries to enroll in additional types of Managed Care programs beyond the traditional Medicare fee for service program. Part C is generally referred to as 'Medicare+ Choice.' Many Medicare beneficiaries are being served through such Medicare+ Choice organizations. In addition to the limited Medicare coverage for specified products described above, some Medicare+ Choice organizations providing health care benefits to Medicare beneficiaries offer expanded drug coverage. The Medicare program establishes certain requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to such certification requirements. SNFs and suppliers of medical equipment and supplies, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity's ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.

    Medicare and Medicaid providers and suppliers are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these government-sponsored programs. Such audits and inquiries, as well as our own internal compliance programs, from time to time have identified overpayment and other billing errors resulting in repayment or self-reporting. We believe that our billing practices materially comply with applicable state and federal requirements. However, there can be no assurance that such requirements will not be interpreted in the future in a manner inconsistent with our interpretation and application.

    The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding reductions, all of which may adversely affect our business. There can be no assurance that payments for pharmaceutical supplies and services under the Medicare and Medicaid programs will continue to be based on current methodologies or remain comparable to present levels. In this regard, we may be subject to rate reductions as a result of federal budgetary or other legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment reductions and delays in payment to us.

    In addition, the failure, even if inadvertent, of our and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect our business.

    Referral Restrictions. We are subject to federal and state laws which govern financial and other arrangements between health care providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under federal health care programs. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by federal health care programs. Violations of these laws may result in fines, imprisonment, and exclusion from the federal programs or other state-funded programs. Federal and state court decisions interpreting these statutes are limited, but have generally construed the statutes to apply if 'one purpose' of remuneration is to induce referrals or other conduct within the statute.

    Federal regulations establish 'safe harbors,' which give immunity from criminal or civil penalties under the federal anti-kickback statute to parties meeting all of the safe harbor requirements. While the failure to satisfy all criteria for a safe harbor does not mean that an arrangement violates the statute, it may subject the arrangement to review by the HHS Office of Inspector General ('OIG'), which is charged with enforcing the federal anti-kickback statute. In response to requests the OIG issues written advisory opinions regarding the applicability of certain aspects of the anti-kickback statute to specific arrangements or proposed arrangements. Advisory opinions are binding as to the Secretary and the party requesting the opinion.

    The OIG issues 'Fraud Alerts' identifying certain questionable arrangements and practices which it believes may implicate the federal anti-kickback statute. The OIG has issued a Fraud Alert providing its views on certain joint venture and contractual arrangements between health care providers. The OIG also issued a Fraud Alert concerning prescription drug marketing practices that could potentially violate the federal statute. Pharmaceutical marketing activities may implicate the federal anti-kickback statute because drugs are often reimbursed under the Medicaid program and, to a lesser extent, under the Medicare program. According to the Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product.

    The Ethics in Patient Referrals Act ('Stark I'), effective January 1, 1992, generally prohibits physicians from referring Medicare patients to clinical laboratories for testing if the referring physician (or a member of the physician's immediate family) has a 'financial relationship,' through ownership or compensation with the laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions commonly known as 'Stark II' ('Stark II') expanding Stark I by prohibiting physicians from referring Medicare and Medicaid patients to an entity with which a physician has a 'financial relationship' for the furnishing of certain items set forth in a list of 'designated health services,' including outpatient prescription drugs, durable medical equipment, enteral supplies and equipment and other services. Subject to certain exceptions, if such a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs, and civil monetary penalties may be assessed for each prohibited claim submitted.

    On January 4, 2001, HCFA released the first part of the long-awaited
Stark II final rule. This final rule will be divided into two phases. Phase I focuses on the provisions related to prohibited referrals, the general exception to ownership and compensation arrangement prohibitions and the related definitions. Most of Phase I of the rulemaking will become effective January 4, 2002, one year after the date of its publication in the Federal Register.
Phase II of the final rule is expected to be released in 2001. Phase II will cover the remaining portions of the statute, including those pertaining to Medicaid. Phase I of the final rule eases certain of the restrictions in the proposed rule. The final rule also, among other things: recognizes an exception for referrals for residents covered under a Part A SNF stay; conforms certain physician supervision requirements to HCFA coverage and payment policies for the specific services; clarifies the definitions of designated health services and indirect financial relationships; and creates new exceptions for indirect compensation arrangements and fair market value transactions.

    Other provisions in the Social Security Act and in other federal and state laws authorize the imposition of penalties, including criminal and civil fines and exclusions from participation in Medicare and Medicaid, for false claims, improper billing and other offenses.

    In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like.

    We believe our contract arrangements with other health care providers, our pharmaceutical suppliers and our pharmacy practices are in compliance with applicable federal and state laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with our interpretation and application.

    Health Care Reform and Federal Budget Legislation. In recent years, federal legislation has resulted in major changes in the health care system, and included other provisions which could significantly effect healthcare providers, either nationally or at the state level. The BBA signed into law on August 5, 1997, sought to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandates establishment of PPS for SNFs under which facilities are paid a federal per diem rate for virtually all covered SNF services, including ancillary services such as pharmacy. Payment is determined by one of 44 resource utilization group ('RUG') categories. PPS was implemented for cost reporting periods beginning on or after July 1, 1998. Prior to PPS, SNFs under Medicare received cost-based reimbursement. In the Conference Report accompanying the BBA, the conferees specifically noted that, to ensure that the frail elderly residing in SNFs receive needed and appropriate medication therapy, the Secretary of HHS is to consider, as part of PPS for SNFs, the results of studies conducted by independent organizations, including those which examine appropriate payment mechanism and payment rates for medications therapy, and develop case mix adjustments that reflect the needs of such patients.

    With respect to Medicare suppliers, the BBA also imposes limits on annual updates in payments to Medicare SNFs for routine services, and institutes consolidated billing for items and services furnished to SNF residents in a Medicare Part A covered stay and services for all non-physician Part B items and services for SNF residents no longer eligible for Part A SNF care. While this provision was to become effective July 1, 1998, it was delayed indefinitely and administratively. (Later, this provision was repealed except for services furnished to residents in a Part A SNF stay and to therapy services covered under Part B below.)

    The BBA also imposed numerous other cost savings measures affecting Medicare SNF services. On November 29, 1999, Congress enacted the BBRA which was designed to mitigate the effects of the BBA. The BBRA allows SNFs to choose to receive the full federal PPS rates on or after December 15, 1999 (based upon the fiscal year-end of the SNF) rather than participating in the three-year transition period. Also, effective April 1, 2000, the BBRA temporarily increased the PPS per diem rates by 20% for 15 patient acuity categories, including medically complex patients with generally higher pharmacy costs, pending appropriate revisions to the PPS. The increases will continue until HCFA implements a refined RUG system that better accounts for medically-complex patients. The revised rates may be more or less than the temporary 20% increase under the BBRA. The BBRA also provides for a 4% increase in payments otherwise determined under the BBA for all patient acuity categories for fiscal years 2001 and 2002 (in addition to the 20% increase in the 15 high acuity categories). We believe these changes should improve the financial condition of SNFs and provide incentives to increase occupancy and Medicare admissions, particularly among the more acutely ill.

    BIPA, signed into law December 21, 2000, includes provisions designed to further mitigate the effects of reimbursement cuts contained in the BBA. Among other things, BIPA eliminates the scheduled reduction in the SNF market basket update in fiscal year 2001, implemented in two phases. Specifically, the update rate for October 1, 2000 through March 31, 2001 is the market basket index ('MBI') increase minus 1 percentage point; the update for the period April 1, 2001 through September 30, 2001 is the

MBI increase plus 1 percentage point. This increase will not be included when determining payment rates for the subsequent period. In fiscal years 2002 and 2003, payment updates will equal the MBI increase minus 0.5 percentage point. Temporary increases in the federal per diem rates under the BBRA will be in addition to these payment increases. BIPA also increases payment for the nursing component of each RUG category by 16.66% for services furnished after April 1, 2001 and before October 1, 2002. Moreover, BIPA further refines the consolidated billing requirements. Specifically, effective January 1, 2001, the law limits consolidated billing requirements to items and services furnished to SNF residents in a Medicare Part A covered stay and to therapy services covered under Part B. In other words, for residents not covered under a Part A stay, SNFs may choose to bill for non-therapy Part B services and supplies, or they may elect to have suppliers continue to bill Medicare directly for these services. BIPA also modifies the treatment of the rehabilitation patient categories to ensure that Medicare payments for SNF residents with 'ultra high' and 'high' rehabilitation therapy needs are appropriate in relation to payments for residents needing 'medium' or 'low' levels of therapy. Specifically, effective for services furnished on or after April 1, 2001 and before implementation of the refined RUG system (discussed above), the law increases by 6.7% the federal per diem payments for 14 rehabilitation categories, effective April 1, 2001. The 20% additional payment under the BBRA for three rehabilitation categories is removed to make this provision budget neutral. BIPA also permits the Secretary of HHS to establish a process for geographic reclassification of SNFs based upon the method used for inpatient hospitals.

    The BBA also mandates that suppliers obtain a surety bond as a condition of issuance or renewal of a Medicare Part B supplier number. In January 1998, new rules were proposed to establish additional supplier standards, including the requirement to obtain a surety bond. Under the proposal, a supplier would be required to obtain a surety bond for each tax identification number for which it has a Medicare supplier number.

    In October 2000, HCFA issued final supplier standards, which expanded certain operational requirements for suppliers. In the final rule, HCFA decided to delay the surety bond rule pending 'extensive changes' to this requirement. HCFA states that it will consider public comments received on the surety bond, primarily relating to costs, along with its experience with surety bonds for home health agencies and the GAO study of Medicare surety bonds, when it issues a proposed rule on surety bonds in the future. Until HCFA issues another rule on this provision, there is no surety bond requirement for suppliers.

    With respect to Medicaid, the BBA repealed the 'Boren Amendment' federal payment standard for Medicaid payments to Medicaid NFs effective October 1, 1997, giving states greater latitude in setting payment rates for such facilities. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to NFs or that payments to NFs will be made on a timely basis. The law also grants states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including NF and institutional pharmacy services, no assurances can be given that these programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Our operations have not been adversely affected in states with managed care programs in effect. We are unable to predict what impact, if any, future Medicaid managed care systems might have on our operations.

    On January 12, 2001, the Secretary of HHS issued final regulations to implement changes to the Medicaid 'upper payment limit' requirements. The purpose of the rule is to stop states from using certain accounting techniques to inappropriately obtain extra federal Medicaid matching funds that are not necessarily spent on health care services for Medicaid beneficiaries. Although the rule will be phased in over eight years to reduce the adverse impact on certain states, the rule eventually could result in decreased federal funding to state Medicaid programs, which, in turn, could prompt certain states to reduce Medicaid reimbursements to providers, such as our client NFs and us.

    Although it is unclear what the long-term impact of PPS will be, since implemention the impact of PPS has been evidenced by an erosion of census for some facilities, lower acuity levels of residents in some nursing homes lower pricing and an unfavorable payor mix for us. While we expect that the impact of PPS on the long-term care industry will continue to affect us and our clients, it appears that the unfavorable operating trends experienced to date have begun to stabilize. Further, we anticipate that federal and state governments will continue to review and assess alternate health care delivery systems, payment methodologies and operational requirements for health care providers including protection of confidential patient information. It is not possible to predict the effect of elements of potential legislation or regulation, or the interpretation or administration of such legislation or regulation, including the adequacy and timeliness of payment to or costs required to be incurred by client facilities, on our business. Accordingly, there can be no assurance that any such future health care legislation or regulation will not adversely affect our business.

    BIPA also clarifies HCFA policy with regard to coverage of drugs and biologicals, and addresses certain payment issues. Among other things, the Act specifies that payment for drugs under Part B must be made on the basis of assignment. In other words, the provider must accept the Medicare fee schedule amount as payment in full; beneficiaries are not liable for any out-of-pocket costs other than standard deductible and coinsurance payments. BIPA also mandates a study by the General Accounting Office ('GAO') on payment for drugs and biologicals under Medicare Part B, and requires the GAO to report to Congress and the Secretary of HHS within nine months of enactment on specific recommendations for revised payment methodologies.

    BIPA also addresses HCFA's attempts to modify the calculation of average wholesale prices ('AWPs') of drugs, upon which Medicare and Medicaid reimbursement is based. The federal government has been actively investigating whether pharmaceutical manufacturers have been manipulating AWPs. In May 2000, HCFA proposed using new Department of Justice pricing data for updating Medicare payment allowances for drugs and biologicals, although HCFA withdrew this proposal in November 2000, citing the likelihood of Congressional action in this area. The Act establishes a temporary moratorium on direct or indirect reductions (but not increases) in payment rates in effect on January 1, 2001, until the Secretary reviews the GAO report.

    It is uncertain at this time what additional health care reform initiatives, including a Medicare prescription drug benefit, if any, will be implemented, or whether there will be other changes in the administration of governmental health care programs or interpretations of governmental policies or other changes affecting the health care system. There can be no assurance that future health care or budget legislation or other changes will not have an adverse effect on our business.

    Contract Research Organization Service. The preclinical, clinical, manufacturing, analytical and clinical trial supply services performed by our CRO Services are subject to various regulatory requirements designed to ensure the quality and integrity of the data or products of these services.

    The industry standard for conducting preclinical and laboratory testing is embodied in the good laboratory practice ('GLP' and Investigational New Drugs ('IND')) regulations administered by the FDA. Research conducted at institutions supported by funds from the National Institutes of Health ('NIH') must also comply with multiple project assurance agreements and guidelines administered by NIH and the HHS Office of Research Protection. The requirements for facilities engaging in pharmaceutical, analytical, manufacturing, clinical trial, supply preparation, labeling and distribution are set forth in the good manufacturing practice ('GMP') regulations and in good clinical practice 'GCP' regulations and guidelines. GCP, IND and GMP regulations have been mandated by the FDA and the European Medicines Evaluation Agency (the 'EMEA') and have been adopted by similar regulatory authorities in other countries. GCP, IND and GMP regulations stipulate requirements for facilities, equipment, supplies and personnel engaged in the conduct of studies to which these regulations apply. The regulations require that written, standard operating procedures ('SOPs') are followed during the conduct of studies and for the recording, reporting and retention of study data and records. To help assure compliance, our CRO Services has a worldwide staff of experienced quality assurance professionals which monitor ongoing compliance with GCP, IND and GMP regulations by auditing study data and conducting regular inspections of testing procedures and facilities. The FDA and many other regulatory authorities require that study results and data submitted to such authorities are based on studies conducted in accordance with GCP and IND provisions. These provisions include:

     complying with specific regulations governing the selection of qualified investigators;

     obtaining specific written commitments from the investigators;

     disclosure of conflicts of interest;

     verifying that patient informed consent is obtained;

     instructing investigators to maintain records and reports;

     verifying drug or device accountability; and

     permitting appropriate governmental authorities access to data for their review.

Records for clinical studies must be maintained for specific periods for inspection by the FDA, European Union ('EU') or other authorities during audits. Non-compliance with GCP or IND requirements can result in the disqualification of data collected during the clinical trial and may lead to debarment of an investigator or CRO if fraud is detected.

    CRO Services' SOPs related to clinical studies are written in accordance with regulations and guidelines appropriate to a global standard with regional variations in the regions where they will be used, thus helping to ensure compliance with GCP. CRO Services also complies with International Congress of Harmonization, EU GCP regulations and U.S. GCP regulations for North America.

    Our United States manufacturing, analytical and other laboratories are subject to licensing and regulation under federal, state and local laws relating to maintenance of appropriate processes and procedures under the Clinical Laboratories Improvement Act ('CLIA'), hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. All of our laboratories are operated in material compliance with applicable federal and state laws and regulations relating to maintenance of trained personnel, proper equipment processes and procedures required by CLIA regulations of HHS, and the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency and the Occupational Safety and Health Administration. Certain of our facilities are engaged in drug development activities involving controlled substances. The use of, and accountability for, controlled substances are regulated by the United States Drug Enforcement Administration. Our relevant employees receive initial and periodic training to ensure compliance with applicable hazardous material regulations and health and safety guidelines.

    Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

    Finally, new final rules have been adopted by HHS related to the responsibilities of CROs, other healthcare entities and their business associates to maintain the privacy of patient identifiable medical information. These rules are discussed in more detail in the following section. We intend to comply with these rules when they become effective and when compliance is required on February 29, 2003, and to obtain all required patient authorizations.

    Health Information Practices. HIPAA authorized the Secretary of the federal Department of Health and Human Services to issue standards for the privacy and security of medical records and other individually identifiable patient data, HIPAA requirements apply to health plans, healthcare providers and healthcare clearinghouses that transmit health information electronically. Regulations adopted to implement HIPAA also require that business associates acting for or on behalf of these HIPAA-covered entities be contractually obligated to meet HIPAA standards. Regulations setting standards for the format of electronic transactions became effective in October 2000.

    Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, we believe the law will initially bring about significant and, in some cases, costly changes. HHS has released two rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, including pharmacy claims, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, and it establishes standards for the use of electronic signatures. HHS finalized the new transaction standards on August 17, 2000, and we, as well as our nursing facility clients, will be required to comply with them by October 16, 2002.

    Second, HHS developed new standards relating to the privacy of individually identifiable health information. In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health care providers and other affected entities in any form, whether communicated electronically, on paper, or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. The privacy standards were issued on December 28, 2000, with an effective date of April 14, 2001, and a compliance date of April 14, 2003.

    Rules governing the security of health information have been proposed but have not yet been issued in final form. Once issued in final form, affected parties will have approximately two years to be fully compliant. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions.

    We are evaluating the effect of HIPAA. At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance, nor can we estimate the cost of compliance with standards that have not yet been finalized by HHS or which may be revised. The new and proposed health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors. We cannot assure you that any inability to comply with existing or future standards, or the cost of our compliance with such standards, will not have a material adverse effect on our business, financial condition or results of operations.

    Compliance Program and Corporate Integrity Agreement. The OIG has issued guidance to various sectors of the healthcare industry to help providers design effective voluntary compliance programs to prevent fraud, waste and abuse in healthcare programs, including Medicare and Medicaid. In 1998, Omnicare voluntarily adopted a compliance program to assist us in complying with applicable government regulations. In addition, in April 1998, Home Pharmacy Services, Inc. ('Home'), one of our wholly-owned subsidiaries, entered into a settlement agreement with the U.S. Department of Justice and the State of Illinois regarding certain practices involving refunds for returned drugs. Under the Settlement Agreement, Home paid $5.3 million in fines and restitution to the United States and Illinois, and Omnicare and Home agreed to a corporate integrity program for four years, which includes annual reporting obligations. If Omnicare fails to meet a material obligation under the agreement, the OIG may initiate proceedings to suspend or exclude Omnicare from participation in federal health programs, including Medicare and Medicaid. The terms of the corporate integrity agreement expire in April 2002. Neither Omnicare nor any of its other operating units were implicated in the government investigation.

ENVIRONMENTAL MATTERS

    In operating our facilities, historically we have not encountered any major difficulties in effecting compliance with applicable pollution control laws. No material capital expenditures for environmental control facilities are expected. While we cannot predict the effect which any future legislation, regulations, or interpretations may have upon our operations, we do not anticipate any changes that would have a material adverse impact on our operations.

EMPLOYEES

    At December 31, 2000, employed approximately 9,300 persons (including 3,700 part-time employees), approximately 8,900 and 400 of whom were located within and outside the United States, respectively.

LEGAL PROCEEDINGS

    There are no pending legal or governmental proceedings to which we are a party or to which any of our property is subject that we believe would have a material adverse effect on us.

    On July 26, 1999, Neighborcare Pharmacy Services, Inc., a subsidiary of Genesis Health Ventures, Inc., filed suit in the Circuit Court for Baltimore County, Maryland, against us and Heartland Health Services ('HHS'), a joint venture in which one of our subsidiaries is a partner (the 'Action'). The Action relates to certain master service agreements ('MSAs') between Neighborcare and HCR/Manorcare ('Manorcare'), on the one hand, and us or HHS and Manorcare, on the other, under which pharmacy services are provided to nursing homes and other long-term care facilities operated by Manorcare. Neighborcare alleges that we and HHS tortiously interfered with Neighborcare's purported rights under its MSAs, and seeks compensatory damages allegedly of not less than $100 million annually, injunctive relief canceling our contracts and HHS's contracts with Manorcare and punitive damages. Neighborcare and Manorcare are involved in an arbitration (the 'Arbitration') to determine the validity and enforceability of Neighborcare's MSAs and the extent to which either of those parties has breached the MSAs. We are advised by Manorcare that during the pendency of the Arbitration, Neighborcare is continuing to provide and be paid for pharmacy services under the MSAs, and that the Arbitration hearing is currently scheduled for the summer of 2001. On November 4, 1999, we and HHS moved to dismiss or, in the alternative, to stay the Action in its entirety on the grounds that the Arbitration between Neighborcare and Manorcare should resolve many, if not all, of the issues raised in the Action. On November 12, 1999, the Baltimore County Circuit Court stayed the Action pending conclusion of the Arbitration, and we withdrew our motion to dismiss. Although the outcome of the Action cannot be ascertained at this time and the results of legal proceedings cannot be predicted, we believe, based on our knowledge and understanding of the facts and the advice of our counsel, that there is no reasonable basis in law or in fact for concluding that we have any liability in the Action. Consequently, we believe that the resolution of the Action is not likely to have a material adverse effect on our financial condition or results of operations.

PROPERTIES

    We have offices, distribution centers and other key operating facilities in various locations in and outside the United States. A list of the more significant facilities we operated as of December 31, 2000 follows. The owned properties are held in fee and are not subject to any material encumbrance. We consider all of these facilities to be in good operating condition and generally to be adequate for present and anticipated needs.

                                                                                   LEASED AREA
                                                             OWNED AREA   ------------------------------
              LOCATION                        TYPE           (SQ. FT.)    (SQ. FT.)    EXPIRATION DATE
              --------                        ----           ---------    ---------    ---------------
King of Prussia, Pennsylvania                Offices             --        150,000    June 30, 2010
Fort Washington, Pennsylvania              Offices and           --        120,000    January 14, 2012
                                          Laboratories
Des Plaines, Illinois                      Offices and           --         47,971    May 31, 2008
                                       Distribution Center
Kirkland, Washington                       Offices and           --         44,744    April 14, 2003
                                       Distribution Center
Covington, Kentucky                          Offices             --         42,400    December 31, 2012
Milwaukee, Wisconsin                       Offices and           --         41,440    March 31, 2009
                                       Distribution Center
Perrysburg, Ohio                           Offices and         40,500        --               --
                                       Distribution Center
Cheshire, Connecticut                      Offices and           --         38,400    June 30, 2010
                                       Distribution Center
Florissant, Missouri                       Offices and         38,014        --               --
                                       Distribution Center
Louisville, Kentucky                       Offices and           --         37,400    September 30, 2001
                                       Distribution Center
Livonia, Michigan                          Offices and           --         32,824    May 31, 2007
                                       Distribution Center

                                                                                   LEASED AREA
                                                             OWNED AREA   ------------------------------
              LOCATION                        TYPE           (SQ. FT.)    (SQ. FT.)    EXPIRATION DATE
              --------                        ----           ---------    ---------    ---------------
Hunt Valley, Maryland                      Offices and           --         31,600    October 31, 2001
                                       Distribution Center
St. Louis, Missouri                        Offices and           --         30,400    June 30, 2001
                                       Distribution Center
Kansas City, Missouri                      Offices and           --         29,948    October 21, 2009
                                       Distribution Center
Decatur, Illinois                          Offices and         20,000        9,000    Month-to-Month
                                       Distribution Center
Salt Lake City, Utah                       Offices and           --         28,400    January 31, 2009
                                       Distribution Center
Portland, Oregon                           Offices and           --         28,150    April 30, 2008
                                       Distribution Center
Troy, New York                               Offices             --         25,124    March 31, 2002
Cincinnati, Ohio                           Offices and           --         24,375    September 30, 2009
                                       Distribution Center
Chestnut Ridge, New York                   Offices and           --         24,000    April 30, 2010
                                       Distribution Center
Oklahoma City, Oklahoma                    Offices and           --         24,000    Month-to-Month
                                       Distribution Center
Crystal, Minnesota                         Offices and           --         23,752    January 31, 2008
                                       Distribution Center
Wadsworth, Ohio                            Offices and           --         22,960    June 30, 2001
                                       Distribution Center
Henderson, Kentucky                        Offices and           --         20,000    January 31, 2002
                                       Distribution Center
Mentor, Ohio                               Offices and           --         20,000    Month-to-Month
                                       Distribution Center
Fort Washington, Pennsylvania              Offices and           --         20,000    December 31, 2002
                                          Laboratories
Greensburg, Pennsylvania                   Offices and           --         20,000    February 3, 2002
                                       Distribution Center
Spartanburg, South Carolina                Offices and         9,500        10,000    July 8, 2001
                                       Distribution Center
Indianapolis, Indiana                      Offices and           --         18,740    January 1, 2011
                                       Distribution Center
Pittsburgh, Pennsylvania                   Offices and           --         18,334    January 31, 2009
                                       Distribution Center
Springfield, Ohio                          Offices and           --         18,000    December 12, 2003
                                       Distribution Center
Rockford, Illinois                         Offices and           --         18,000    November 30, 2009
                                       Distribution Center
Milford, Ohio                              Offices and           --         18,000    December 12, 2008
                                       Distribution Center
Peabody, Massachusetts                     Offices and           --         17,500    April 30, 2002
                                       Distribution Center
Plainview, New York                        Offices and           --         17,500    June 30, 2005
                                       Distribution Center
Malta, New York                            Offices and           --         17,400    December 31, 2005
                                       Distribution Center
Griffith, Indiana                          Offices and           --         17,100    May 31, 2002
                                       Distribution Center
Springfield, Missouri                      Offices and           --         17,000    September 30, 2003
                                       Distribution Center
Miami, Florida                             Offices and           --         16,665    May 1, 2004
                                       Distribution Center

                                                                                   LEASED AREA
                                                             OWNED AREA   ------------------------------
              LOCATION                        TYPE           (SQ. FT.)    (SQ. FT.)    EXPIRATION DATE
              --------                        ----           ---------    ---------    ---------------
Des Plaines, Illinois                      Offices and           --         16,173    May 31, 2008
                                       Distribution Center
Pompton Plains, New Jersey                 Offices and           --         16,041    August 1, 2001
                                       Distribution Center
Englewood, Ohio                            Offices and           --         15,000    January 31, 2004
                                       Distribution Center
West Seneca, New York                      Offices and           --         15,000    November 30, 2001
                                       Distribution Center
West Boylston, Massachusetts               Offices and           --         14,800    May 3, 2003
                                       Distribution Center
Fort Wright, Kentucky                        Offices             --         14,237    March 31, 2008
Spokane, Washington                        Offices and           --         14,025    October 31, 2006
                                       Distribution Center
Ashland, Kentucky                          Offices and           --         14,000    October 31, 2003
                                       Distribution Center
Boca Raton, Florida                        Offices and           --         13,950    December 31, 2002
                                       Distribution Center
St. Petersburg, Florida                    Offices and           --         13,245    August 31, 2001
                                       Distribution Center
Rochester, New York                        Offices and           --         13,000    December 31, 2003
                                       Distribution Center
Hallowell, Maine                           Offices and           --         13,000    September 30, 2002
                                       Distribution Center
Wessex, United Kingdom                       Offices             --         12,000    June 30, 2016
Alexandria, Louisiana                      Offices and           --         12,000    April 30, 2001
                                       Distribution Center
Omaha, Nebraska                            Offices and           --         11,450    May 31, 2001
                                       Distribution Center
Thomasville, North Carolina                Offices and           --         11,325    January 15, 2004
                                       Distribution Center
South Elgin, Illinois                      Offices and           --         11,175    August 1, 2002
                                       Distribution Center
Rockford, Illinois                         Offices and           --         11,100    February 28, 2004
                                          Retail Outlet
Peoria, Illinois                           Offices and           --         11,022    June 30, 2001
                                       Distribution Center
Louisville, Kentucky                       Offices and           --         11,000    August 31, 2001
                                       Distribution Center
Van Nuys, California                       Offices and           --         10,400    February 28, 2003
                                       Distribution Center
Cherry Hill, New Jersey                    Offices and           --         10,000    November 1, 2009
                                       Distribution Center

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Omnicare, Inc. and their respective ages and positions are as follows:

NAME                                AGE   POSITION WITH OMNICARE
----                                ---   ----------------------
Edward L. Hutton..................  81    Chairman, Director
Joel F. Gemunder..................  61    President, Director
Patrick E. Keefe..................  55    Executive Vice President-Operations, Director
Timothy E. Bien...................  50    Senior Vice President-Professional Services and
                                          Purchasing
David W. Froesel, Jr..............  49    Senior Vice President and Chief Financial Officer,
                                          Director
Cheryl D. Hodges..................  48    Senior Vice President and Secretary, Director
Peter Laterza.....................  43    Vice President and General Counsel
Charles H. Erhart, Jr.............  75    Director
Mary Lou Fox......................  69    Director
Thomas C. Hutton..................  50    Director
Sandra E. Laney...................  57    Director
Andrea R. Lindell, DNSc, RN.......  57    Director
Sheldon Margen, M.D...............  81    Director
Kevin J. McNamara.................  47    Director
John H. Timoney...................  67    Director

    Mr. E.L. Hutton is Chairman of Omnicare and has held this position since May 1981. Additionally, he is Chairman and Chief Executive Officer and a director of Chemed Corporation, Cincinnati, Ohio (a diversified public corporation with interests in plumbing and drain cleaning services, janitorial supplies and health care services) and has held these positions since November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Chemed, positions he had held from April 1970 to November 1993. Mr. Hutton is the father of Thomas C. Hutton, who is a director of Omnicare.

    Mr. Gemunder is President of Omnicare and has held this position since May 1981. From January 1981 until July 1981, he served as Chief Executive Officer of the partnership organized as a predecessor to Omnicare for the purpose of owning and operating certain health care businesses of Chemed and Daylin, Inc., each then a subsidiary of W.R. Grace & Co. Mr. Gemunder was an Executive Vice President of Chemed and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Chemed from 1977 until May 1981. Mr. Gemunder is a director of Chemed and Ultratech Stepper, Inc. (a manufacturer of photolithography equipment for the computer industry).

    Mr. Keefe is Executive Vice President -- Operations of Omnicare and has held this position since February 1997. Previously he was Senior Vice
President -- Operations since February 1994. From April 1993 to February 1994, he was Vice President -- Operations of Omnicare. From April 1992 to April 1993, he served as Vice President -- Pharmacy Management Programs of Diagnostek, Inc., Albuquerque, New Mexico (mail-service pharmacy and health care services). From September 1990 to April 1992, Mr. Keefe served as President of HPI Health Care Services, Inc., a subsidiary of Diagnostek, which was acquired from Omnicare in August 1989. From August 1984 to September 1990, he served as Executive Vice President of HPI.

    Mr. Bien is Senior Vice President -- Professional Services and Purchasing of Omnicare, a position he has held since May 1996. From May 1992 until May 1996, he served as Vice President of Professional Services and Purchasing of Omnicare. Prior to that, he was Vice President and a former owner of Home Care Pharmacy, a wholly-owned subsidiary that Omnicare acquired in December 1988.

    Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare. He has held that position since joining Omnicare in March 1996. Mr. Froesel was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc. from May 1993 to February 1996. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical Inc.

    Ms. Hodges is Senior Vice President and Secretary of Omnicare and has held these positions since February 1994. From August 1986 to February 1994, she was Vice President and Secretary of Omnicare. From August 1982 to August 1986, she served as Vice President -- Corporate and Investor Relations.

    Mr. Laterza is Vice President and General Counsel of Omnicare. He has held that position since joining Omnicare in July 1998. Mr. Laterza was Assistant General Counsel of The Pittston Company from October 1993 to June 1998. From January 1992 until September 1993 he was associated with the law firm of Gibson, Dunn & Crutcher, and from October 1985 until December 1991 he was associated with the law firm of Cravath, Swaine & Moore.

    Mr. Erhart retired as President of W.R. Grace & Co., Columbia, Maryland (international specialty chemicals, construction and packaging) in August 1990. He had held this position since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a director of Chemed.

    Ms. Fox was formerly Senior Vice President-Marketing of Omnicare, a position she held from May 1996 to January 2001. Previously she served as Vice
President -- Marketing for Omnicare since February 1994. From July 1993 to February 1994, she was Vice President -- Marketing of Omnicare's Pharmacy Services Group (a group of subsidiaries engaged in providing pharmacy services to long-term care facilities). She also served as President of Westhaven Services Co., Toledo, Ohio (pharmacy services for long-term care facilities), a subsidiary of Omnicare, from October 1992 to May 1998. From 1976 until Omnicare's acquisition of Westhaven in October 1992, she was the sole stockholder and the President of Westhaven.

    Mr. T.C. Hutton is a Vice President of Chemed and has held this position since February 1988. Mr. Hutton is a director of Chemed. He is the son of Edward
L. Hutton, Chairman of Omnicare.

    Ms. Laney is Senior Vice President and Chief Administrative Officer of Chemed and has held these positions since November 1993 and May 1991, respectively. From May 1984 to November 1993, she was a Vice President of Chemed. Ms. Laney is a director of Chemed.

    Dr. Lindell is Dean and Professor in the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Dr. Lindell is also Associate Senior Vice President for Interdisciplinary Education Programs for the Medical Center at the University of Cincinnati, since July 1998. She also serves as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor in the School of Nursing at Oakland University, Rochester, Michigan.

    Dr. Margen is a Professor Emeritus in the School of Public Health, University of California, Berkeley, a position he has held since May 1989. He had served as a Professor of Public Health at the University of California, Berkeley, since 1979.

    Mr. McNamara is President of Chemed and has held this position since August 1994. From November 1993 to August 1994, Mr. McNamara was Executive Vice President, Secretary and General Counsel of Chemed. Previously, from May 1992 to November 1993, he held the positions of Vice Chairman, Secretary and General Counsel of Chemed. From August 1986 to May 1992, he served as Vice President, Secretary and General Counsel of Chemed. From November 1990 to December 1992, Mr. McNamara served as an Executive Vice President and Chief Operating Officer of Omnicare. He is a director of Chemed.

    Mr. Timoney is a retired executive of Applied Bioscience International Inc. (research organization serving the pharmaceutical and biotechnology industries) ('Applied Bioscience'), at which he held a number of positions from 1986 through 1996. From December 1995 through September 1996, he was Chief Executive Officer of Clinix International, Inc., a wholly owned subsidiary of Applied Bioscience. From June 1992 to September 1996, Mr. Timoney was Senior Vice Present of Applied Bioscience. From September 1986 through June 1992, he was Vice President, Chief Financial Officer, Secretary and Treasurer of Applied Bioscience. In addition, from September 1986 through June 1995 he was a director of Applied Bioscience. Mr. Timoney has also held financial and executive positions with IMS Health Incorporated (market research firm serving the pharmaceutical and healthcare industries), Chemed and Grace.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REFINANCING OF EXISTING CREDIT FACILITIES

    We have received a commitment for a new $495 million credit facility to replace our existing credit facilities. We anticipate that our new credit facility will close concurrently with the note offering. However, we cannot guarantee that either the note offering or the replacement of our existing credit facilities will occur. In addition, we cannot assure that the new credit facility, if entered into, will not contain terms less favorable to us than those currently contemplated by us. If we are unable to close the new credit facility concurrently with the closing of the note offering, we intend to use the net proceeds from the sale of the notes (if completed) to repay a portion of our outstanding indebtedness under the existing credit facilities, which would then remain outstanding until such time as we refinance them (and we could continue to borrow under those facilities in accordance with their terms, subject to compliance with the indenture). Our existing credit facilities have final maturity dates of August 31, 2001 and October 22, 2001, respectively. If we do not enter into the new credit facility concurrently with the closing of the note offering, we will need to obtain the consent of the lenders under our existing credit facilities to complete the note offering.

PROPOSED NEW CREDIT FACILITY

    Concurrently with the closing of the note offering, we propose to enter into a new $495 million revolving credit facility, including a $25 million letter of credit subfacility, with Bank One, NA (having its principal office in Chicago, Illinois) ('Bank One'), as administrative agent, Banc One Capital Markets, Inc., as joint lead arranger and sole book runner, UBS Warburg LLC, as joint lead arranger and syndication agent, Lehman Commercial Paper Inc., as syndication agent, SunTrust Bank, as documentation agent, and Deutsche Bank AG, New York Branch, as documentation agent (the 'New Credit Facility'). We currently contemplate that the New Credit Facility will consist of a $495 million revolving loan commitment that has a three-year final maturity and will allow us to increase the commitment to $500 million or to reduce the commitment in increments of $5 million. We expect that the $25 million letter of credit subcommitment will allow for the issuance of letters of credit that have a maximum duration not to exceed the maturity of the facility. We expect that the New Credit Facility will be guaranteed by subsidiaries that, together with Omnicare, Inc., in the aggregate account for at least 90% of our consolidated assets and revenues. We contemplate that loans under the New Credit Facility will bear interest, at our option, at a rate equal to either (i) the higher of
(a) Bank One's prime rate or (b) the federal funds rate plus 0.50% or (ii) (a) the quotient of (A) the interest rate in the London interbank market for loans of the same general interest period duration, divided by (B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus (b) between one and one-quarter percent and two and one-half percent (depending on certain senior long-term debt ratings).

    The New Credit Facility is expected to limit, among other things, our ability to incur contingent obligations, to make investments, to make additional acquisitions or merge with another entity, to sell or to create or incur liens on assets, to repay other indebtedness prior to its stated maturity (including the notes) and to amend the indenture relating to the notes. In addition, we expect that the New Credit Facility will require us to meet certain financial tests and will be contingent on us receiving gross proceeds of $300 million from the note offering. We contemplate that we will be able to reborrow amounts repaid under the New Credit Facility prior to maturity.

    It is proposed that the New Credit Facility will replace our two existing credit facilities as described below in the section 'Existing Credit Facilities.' Assuming that we enter into the New Credit Agreement concurrently with the closing of the note offering, we expect to borrow approximately $143 million under the New Credit Facility at such time.

EXISTING CREDIT FACILITIES

    In October 1996, we entered into a syndicated $400 million revolving credit facility, including a $25 million letter of credit subfacility, with Bank One, as administrative agent, and certain other lenders named therein (the 'Existing Revolving Credit Facility'). The Existing Revolving Credit Facility consists of a $400 million revolving loan commitment that has a final maturity date of October 22, 2001. The $25 million letter of credit subcommitment allows for the issuance of letters of credit that have a maximum duration not to exceed the maturity of the facility. The Existing Revolving Credit Facility is guaranteed by subsidiaries that, together with Omnicare, Inc., in the aggregate account for at least 90% of our consolidated assets and revenues. At our option, loans under the Existing Revolving Credit Facility bear interest at a rate equal to either
(i) the higher of (a) Bank One's prime rate or (b) the federal funds rate plus 0.50% or (ii) (a) the quotient of (A) the interest rate in the London interbank market for loans of the same general interest period duration, divided by
(B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus (b) between nine-tenths of a percent and one and one-quarter percent (depending on certain financial ratios). This facility also contains a scaled utilization fee of between one tenth and one quarter of a percent (depending on certain financial ratios) if on average more than half of the commitment is utilized during any quarter. The total amount outstanding under the Existing Revolving Credit Facility as of September 30, 2000 was $390 million.

    In addition, in December 1998 we entered into a syndicated revolving $400 million 364-day credit facility with Bank One, as administrative agent, and certain other lenders named therein (the 'Existing 364-day Credit Facility'). This facility is convertible at maturity into a one-year term loan. In September 2000, we extended the Existing 364-day Credit Facility through August 31, 2001 at a $300 million commitment level. The Existing 364-day Credit Facility is guaranteed by subsidiaries that in the aggregate represent at least 90% of our consolidated assets and revenues. At our option, loans under the Existing 364-day Credit Facility bear interest at a rate equal to either (i) the higher of (a) Bank One's prime rate or (b) the federal funds rate plus 0.50% or (ii)
(a) the quotient of (A) the interest rate in the London interbank market applicable for loans of the same interest period duration, divided by (B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus
(b) between one percent and two percent (depending on our then current senior long-term debt ratings). The amount outstanding at September 30, 2000 under the Existing 364-day Credit Facility was $55 million.

    Both the Existing Revolving Credit Facility and the Existing 364-day Credit Facility limit, among other things, our ability to incur contingent obligations, to make investments, to make additional acquisitions or merge with another entity, to repay other indebtedness prior to its stated maturity (including the notes), to sell assets and to create or incur liens on assets. In addition, the Existing Revolving Credit Facility requires that we meet certain financial tests. Amounts repaid under both the Existing Revolving Credit Facility and the Existing 364-day Credit Facility can be reborrowed prior to maturity.

    If we enter into the New Credit Facility concurrently with the closing of the note offering (if completed), we intend to use the net proceeds from the note offering and borrowings under the New Credit Facility to repay amounts outstanding under the Existing Revolving Credit Facility and the Existing 364-day Credit Facility, upon which these existing credit facilities would terminate.

CONVERTIBLE NOTES
    We have outstanding $345 million aggregate principal amount of our Convertible Notes. The Convertible Notes bear interest at a rate of 5% per annum. Interest on the Convertible Notes is payable semi-annually on June 1 and December 1. Principal on the Convertible Notes is payable on December 1, 2007. The Convertible Notes are redeemable in whole or in part at a price, expressed as a percentage of the principal amount, ranging from 103.5% during the period beginning December 6, 2000 and ending on November 30, 2001 to 100.5% for the period beginning December 1, 2006 and ending on November 30, 2007, in each case plus accrued interest. The Convertible Notes are convertible at the option of the holder, unless previously redeemed, into our common stock at a conversion price of $39.60 per share, subject to adjustment in certain events. In the event of a Fundamental Change (as defined below), each holder of Convertible Notes has the right, at the holder's option, to require us to redeem all or any part of the holder's Convertible Notes at a price, expressed as a percentage of the principal amount, ranging from 103.5% during the period beginning December 6, 2000 and ending on November 30, 2001 to 100.5% for the period beginning
December 1, 2006 and ending on November 30, 2007, in each case plus accrued interest. Our ability to repurchase the Convertible Notes following a Fundamental Change is dependent upon our having sufficient funds and may be limited by the terms of our other indebtedness or the subordination provisions of the indenture relating to the Convertible Notes.

    As defined in the indenture relating to the Convertible Notes, 'Fundamental Change' means the occurrence of any transaction or event in connection with which all of our common stock is exchanged for, converted into, is acquired for, or constitutes in all material respects solely the right to receive, consideration which is not all or substantially all common stock listed (or upon consummation of or immediately following such transaction or event which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

    The notes offered in the note offering will be senior to the Convertible Notes.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements as of and for the three years ended December 31, 1999

Report of Independent Accountants...........................   F-2

Consolidated Statement of Income............................   F-3

Consolidated Balance Sheet..................................   F-4

Consolidated Statement of Cash Flows........................   F-5

Consolidated Statement of Stockholders' Equity..............   F-6

Notes to Consolidated Financial Statements..................   F-7

Unaudited Interim Financial Statements as of September 30,
2000 and for the three and nine month periods then ended

Consolidated Balance Sheet..................................  F-21

Consolidated Statement of Income............................  F-22

Consolidated Statement of Cash Flows........................  F-23

Notes to Consolidated Financial Statements..................  F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS


[PRICEWATERHOUSECOOPERS LOGO]

To the Stockholders and
Board of Directors of Omnicare, Inc.

In our opinion, based on our audits and the reports of other auditors with respect to 1997, the accompanying consolidated balance sheets and the related consolidated statements of income and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CompScript, Inc., or IBAH, Inc., wholly owned subsidiaries, which statements reflect combined total revenues of $138,682,000 for the year ended December 31, 1997. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the 1997 amounts included for CompScript, Inc. and IBAH, Inc.
is based solely on the reports of the other auditors. We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 4, 2000

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------


Omnicare, Inc. and Subsidiary Companies
(In thousands, except per share data)


                                                                   For the years ended December 31,
                                                               1999              1998               1997
----------------------------------------------------------------------------------------------------------

Sales                                                       $1,861,921        $1,517,370        $1,034,384
Cost of sales                                                1,338,638         1,058,743           725,923

----------------------------------------------------------------------------------------------------------
Gross profit                                                   523,283           458,627           308,461
Selling, general and administrative expenses                   351,639           283,438           199,050
Acquisition expenses, pooling-of-interests (Note 2)                (55)           15,441             4,321
Restructuring and other related charges (Note 12)               35,394             3,627             1,208
Other expenses (Note 13)                                            --                --             6,313

----------------------------------------------------------------------------------------------------------
Operating income                                               136,305           156,121            97,569
Investment income                                                1,532             3,356             5,720
Interest expense                                               (46,166)          (23,611)           (6,556)
Other expenses (Note 13)                                            --                --              (800)

----------------------------------------------------------------------------------------------------------
Income before income taxes                                      91,671           135,866            95,933
Income taxes                                                    33,950            55,487            41,828

----------------------------------------------------------------------------------------------------------
Income from continuing operations                               57,721            80,379            54,105
Loss from discontinued operations (Note 14)                         --                --            (2,154)

----------------------------------------------------------------------------------------------------------
  Net income                                               $    57,721       $    80,379       $    51,951

==========================================================================================================
Earnings (loss) per share - Basic:
  Continuing operations                                    $      0.63       $      0.90       $      0.63
  Discontinued operations                                           --                --             (0.02)

----------------------------------------------------------------------------------------------------------
  Net income                                               $      0.63       $      0.90       $      0.61

==========================================================================================================

Earnings (loss) per share - Diluted:
  Continuing operations                                    $      0.63       $      0.90       $      0.62
  Discontinued operations                                           --                --             (0.02)

----------------------------------------------------------------------------------------------------------
  Net income                                               $      0.63       $      0.90       $      0.60

==========================================================================================================
Weighted average number of common shares outstanding:
  Basic                                                         90,999            89,081            85,692
==========================================================================================================
  Diluted                                                       91,238            89,786            86,710
==========================================================================================================
Comprehensive income                                       $    56,673       $    80,431       $    51,613
==========================================================================================================


The Notes to Consolidated Financial Statements are an integral part of this statement.

                           CONSOLIDATED BALANCE SHEET

Omnicare, Inc. and Subsidiary Companies
(In thousands, except share data)

                                                                             December 31,
                                                                          1999          1998
------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                            $   97,267     $   54,312
  Accounts receivable, less allowances of $36,883 (1998-$31,417)          422,283        363,796
  Unbilled receivables                                                     18,450         15,828
  Inventories                                                             120,280        117,936
  Deferred income tax benefits                                             17,336         12,348
  Other current assets                                                     76,729         39,078
------------------------------------------------------------------------------------------------
    Total current assets                                                  752,345        603,298
Properties and equipment, at cost less accumulated depreciation
 of $106,022 (1998-$76,854)                                               162,133        136,371
Goodwill, less accumulated amortization of $83,243 (1998-$51,861)       1,188,941      1,110,254
Other assets                                                               64,554         53,906
------------------------------------------------------------------------------------------------
    Total assets                                                       $2,167,973     $1,903,829
================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                     $  108,189     $   82,029
  Amounts payable pursuant to acquisition agreements                        9,053         10,230
  Current portion of long-term debt                                        77,413          2,844
  Accrued employee compensation                                            50,498         48,073
  Deferred revenue                                                         24,321         19,043
  Other current liabilities                                                52,769         71,330
------------------------------------------------------------------------------------------------
    Total current liabilities                                             322,243        233,549
Long-term debt                                                            736,944        651,556
Deferred income taxes                                                      37,360         16,230
Amounts payable pursuant to acquisition agreements                         13,878         13,564
Other noncurrent liabilities                                               29,168         25,459
------------------------------------------------------------------------------------------------
  Total liabilities                                                     1,139,593        940,358
Stockholders' equity:
  Preferred stock-authorized 1,000,000 shares without
   par value; none issued
  Common stock-authorized 200,000,000
   shares $1 par; 91,611,800 shares issued (1998-90,459,800
   shares issued)                                                          91,612         90,460
  Paid-in capital                                                         684,419        664,225
  Retained earnings                                                       275,114        225,937
------------------------------------------------------------------------------------------------
                                                                        1,051,145        980,622

  Treasury stock, at cost-325,500 shares (1998-194,900 shares)             (6,950)        (4,166)
  Deferred compensation                                                   (14,098)       (12,932)
  Cumulative translation adjustment                                        (1,717)           (53)
------------------------------------------------------------------------------------------------
    Total stockholders' equity                                          1,028,380        963,471
------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                         $2,167,973     $1,903,829
================================================================================================


The Notes to Consolidated Financial Statements are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Omnicare, Inc. and Subsidiary Companies
(In thousands)

                                                                     For the years ended December 31,
                                                                       1999        1998         1997
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                          $  57,721   $  80,379    $  51,951
Adjustments to reconcile net income to net cash
   flows from operating activities:
       Depreciation and amortization                                   69,364      47,636       31,105
       Provision for doubtful accounts                                 22,056      12,405        8,370
       Deferred tax provision                                          23,073       7,579       10,395
       Non-cash portion of restructuring costs                          4,198       1,948          170
       Discontinued operations                                             --          --        2,154
       Loss on note receivable                                             --          --          800
Changes in assets and liabilities, net of effects
   from acquisition/disposal of businesses:
       Accounts receivable and unbilled receivables                   (83,959)    (84,276)     (84,278)
       Inventories                                                      1,146     (18,786)     (29,250)
       Current and noncurrent assets                                  (43,837)    (15,466)      (7,009)
       Payables and accrued liabilities                                25,886      28,972       15,343
       Accrued employee compensation                                   15,202       3,999        4,294
       Deferred revenue                                                 5,278      (3,190)        (951)
       Current and noncurrent liabilities                               4,986      28,307        7,141
--------------------------------------------------------------------------------------------------------
             Net cash flows from operating activities                 101,114      89,507       10,235
--------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Acquisition of businesses                                         (144,079)   (398,686)    (409,348)
   Capital expenditures                                               (58,749)    (53,179)     (41,278)
   Marketable securities                                                   --       2,084          905
   Other                                                                 (689)         63       (1,066)
--------------------------------------------------------------------------------------------------------
             Net cash flows from investing activities                (203,517)   (449,718)    (450,787)
--------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Borrowings on line of credit facilities                            170,000     305,000        8,341
   Payments on line of credit facilities                              (10,000)         --           --
   Proceeds from long-term borrowings                                      --          --      354,951
   Principal payments on long-term obligations                         (3,502)    (22,796)      (7,909)
   Fees paid for financing arrangements                                  (641)     (1,761)      (7,763)
   (Payments) for and proceeds from exercise of stock options
       and warrants, net of stock tendered in payment                  (2,152)      3,050        4,080
   Dividends paid                                                      (8,203)     (6,841)      (5,596)
   Effect of exchange rate changes on cash and other                     (144)       (191)        (451)
--------------------------------------------------------------------------------------------------------
             Net cash flows from financing activities                 145,358     276,461      345,653
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                   42,955     (83,750)     (94,899)
Cash and cash equivalents at beginning of period                       54,312     138,062      232,961
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                          $  97,267   $  54,312    $ 138,062
========================================================================================================




The Notes to Consolidated Financial Statements are an integral part of this statement.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Omnicare, Inc. and Subsidiary Companies
(In thousands, except per share data)

                                                                                         Unallocated  Cumulative    Total
                                   Common     Paid-in    Retained  Treasury     Deferred   Stock of  Translation Stockholders'
                                    Stock     Capital    Earnings    Stock    Compensation    ESOP    Adjustment    Equity
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996       $82,754   $510,835   $106,560    $  --      $ (9,503)    $(1,660)   $   233  $  689,219
  Pooling-of-interests (Note 2)      1,221        660     (1,620)      --          --          --         --           261
  Net income                          --         --       51,951       --          --          --         --        51,951
  Dividends paid ($0.07 per share)    --         --       (5,596)      --          --          --         --        (5,596)
  Stock and warrants issued in
   connection with acquisitions      2,807     74,155        129       --          --          --         --        77,091
  Exercise of warrants                 758     10,456       --           42        --          --         --        11,256
  Exercise of stock options            294        701       --         (346)       --          --         --           649
  Stock awards, net of amortization    421     11,539       --       (2,379)     (5,304)       --         --         4,277
  Decrease in unallocated stock of
   ESOP                               --         --         --         --          --           720       --           720
  Other                                  6        771       (271)      (243)       --          --         (338)        (75)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997        88,261    609,117    151,153     (2,926)    (14,807)       (940)      (105)    829,753
  Pooling-of-interests (Note 2)        549        803      1,245       --          --          --         --         2,597
  Net income                          --         --       80,379       --          --          --         --        80,379
  Dividends paid ($0.08 per share)    --         --       (6,841)      --          --          --         --        (6,841)
  Stock and warrants issued in
   connection with acquisitions        868     39,312       --       (4,107)       --          --         --        36,073
  Exercise of warrants                 175      1,965       --          518        --          --         --         2,658
  Exercise of stock options            232        894       --        3,669        --          --         --         4,795
  Stock awards, net of amortization    375     12,134       --       (1,320)      1,875        --         --        13,064
  Decrease in unallocated stock of
   ESOP                               --         --         --         --          --           940       --           940
  Other                               --         --            1       --          --          --           52          53
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998        90,460    664,225    225,937     (4,166)    (12,932)       --          (53)    963,471
  Pooling-of-interests (Note 2)        333        326       (297)      --          --          --         --           362
  Net income                          --         --       57,721       --          --          --         --        57,721
  Dividends paid ($0.09 per share)    --         --       (8,203)      --          --          --         --        (8,203)
  Stock and warrants issued in
   connection with acquisitions        151      3,799       --           (3)       --          --         --         3,947
  Stock acquired for benefit plans    --         --         --       (1,092)       --          --         --        (1,092)
  Exercise of warrants                  52        697       --         --          --          --         --           749
  Exercise of stock options             14       (437)      --          806        --          --         --           383
  Stock awards, net of amortization    602     15,809       --       (2,495)     (1,166)       --         --        12,750
  Other                               --         --          (44)      --          --          --       (1,664)     (1,708)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999       $91,612   $684,419   $275,114    $(6,950)   $(14,098)    $  --      $(1,717) $1,028,380
==============================================================================================================================



The Notes to Consolidated Financial Statements are an integral part of this statement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              Note 1 - Summary of
                        Significant Accounting Policies

                          Principles of Consolidation

         The consolidated financial statements of Omnicare, Inc. include the accounts of all wholly owned subsidiaries ("Omnicare" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

                  Translation of Foreign Financial Statements

         Assets and liabilities of the Company's foreign operations are translated at the year-end rate of exchange, and the income statements are translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements are accumulated in a separate component of stockholders' equity.

                                Cash Equivalents

         Cash equivalents include all investments in highly liquid instruments with original maturities of three months or less.

                                  Inventories

         Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

                            Properties and Equipment

         Properties and equipment are stated at cost. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense as incurred. Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Leasehold improvements are amortized over the lesser of the lease terms, including renewal options, or their useful lives.

                                     Leases

         Leases that substantially transfer all of the benefits and risks of ownership of property to Omnicare or otherwise meet the criteria for capitalizing a lease under generally accepted accounting principles are accounted for as capital leases. An asset is recorded at the time a capital lease is entered into together with its related long-term obligation to reflect its purchase and financing. Property and equipment recorded under capital leases are depreciated on the same basis as previously described. Rental payments under operating leases are expensed as incurred.

                     Goodwill, Intangibles and Other Assets

         Intangible assets, comprised primarily of goodwill arising from business combinations accounted for as purchase transactions, are amortized using the straight-line method over forty years.

         At each balance sheet date, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no such impairment exists as of December 31, 1999 or 1998.

         Debt issuance costs as of December 31, 1999 and 1998 are included in other assets and are amortized using the straight-line method over the life of the related debt.

                      Fair Value of Financial Instruments

         The fair value of all financial instruments of the Company approximates the amounts presented on the Consolidated Balance Sheet.

                              Revenue Recognition

         Revenue is recognized when products or services are provided to the customer. A significant portion of the Company's revenues from sales of pharmaceutical and medical products are reimbursable from Medicaid and Medicare programs. The Company monitors its receivables from these reimbursement sources under policies established by management and reports such revenues at the net realizable amount expected to be received from these third-party payors.

         Additionally, a portion of the Company's revenues are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the units of service are performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. The Company's contracts provide for price renegotiations upon scope of work changes. The Company recognizes revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying balance sheets.

                                  Income Taxes

         The Company accounts for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

                            Earnings Per Share Data

         Basic earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and warrants. The 5.0% Convertible Subordinated Notes due 2007 (issued in December 1997) were not included in the 1999, 1998 and 1997 diluted earnings per share calculations since the impact was antidilutive.

                              Comprehensive Income

         Comprehensive income of the Company differs from net income due to foreign currency translation adjustments.

                      Recently Issued Accounting Standards

         Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of the FASB Statement No. 133," amended Statement No. 133 to be effective for all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's consolidated financial statements.

          Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               Reclassifications

         Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

                             Note 2 - Acquisitions

         Since 1989, the Company has been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Company's strategy includes acquisitions of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which are combined with existing pharmacy operations to augment their internal growth. From time to time, the Company may acquire other businesses such as long-term care software companies, contract research organizations, pharmacy consulting companies and medical supply companies, which complement the Company's core business.

         During the year ended December 31, 1999, the Company completed five acquisitions (excluding insignificant acquisitions), all of which were institutional pharmacy businesses. Four of the acquisitions were accounted for as purchases and one as a pooling-of-interests. The impact of the pooling-of-interests transaction on the Company's historical consolidated financial statements was not material. Consequently, prior period and current year financial statements were not restated for this transaction.

         During the year ended December 31, 1998, the Company completed 15 acquisitions (excluding insignificant acquisitions), including 12 institutional pharmacy businesses, a long-term care software company and two contract research organizations. Eleven of the acquisitions were accounted for as purchases and four as poolings-of-interests. The impact of the CompScript, Inc. ("CompScript") and IBAH, Inc. ("IBAH") pooling-of-interests transactions, discussed below in the "Pooling-of-Interests" section, on the Company's historical consolidated financial statements was material. Consequently, Omnicare's financial statements were restated to include the accounts and results of operations of CompScript and IBAH for all periods presented. The impact of the other two pooling-of-interests transactions completed by Omnicare on the Company's historical consolidated financial statements was not material. Consequently, prior period and current year financial statements were not restated for these transactions.

         During the year ended December 31, 1997, the Company completed 25 acquisitions (excluding insignificant acquisitions), including 21 institutional pharmacy businesses, a long-term care software company, two contract research organizations and a health economics consulting business (completed by IBAH). Eighteen of the acquisitions were accounted for as purchases and seven as poolings-of-interests. The impact of four of the pooling-of-interests transactions on the Company's historical consolidated financial statements was not material. Consequently, prior period and current year financial statements were not restated for these transactions. The remaining three pooling-of-interests transactions were completed by CompScript and the accounts and results of operations of these entities were included in the CompScript financial statements used to prepare Omnicare's restated financial statements.

                                   Purchases

         For all acquisitions accounted for as purchases, including insignificant acquisitions, the purchase price paid for each has been allocated to the fair value of the assets acquired and liabilities assumed. Purchase price allocations are subject to final determination within one year after the acquisition date.

         On June 2, 1999, Omnicare announced the completion of the acquisition of the institutional pharmacy operations of Life Care Pharmacy Services, Inc. ("Life Care"), an affiliate of Life Care Centers of America, for $63 million in cash and 300,000 warrants to purchase Omnicare common stock at $29.70 per share. The warrants have a seven-year term and are first exercisable in June 2002. Life Care had, at the time of the acquisition, contracts to provide comprehensive pharmacy and related consulting services to approximately 17,000 residents in twelve states.

         On September 17, 1998, Omnicare announced the completion of the acquisition of the institutional pharmacy operations of Extendicare Health Services, Inc. ("EHSI"), a wholly owned subsidiary of Extendicare Inc., for $250 million in cash, 125,000 shares of Omnicare common stock and 1.5 million warrants to purchase Omnicare common stock at $48.00 per share. The warrants have a seven-year term and are first exercisable in September 2001. Based in Milwaukee, Wisconsin, the pharmacy business of EHSI, operating under the name United Professional Companies, Inc., had, at the time of the acquisition, contracts to provide comprehensive pharmacy, related consulting and infusion therapy services to approximately 55,000 residents in more than 550 facilities in 12 states.

         On September 16, 1997, Omnicare completed the acquisition of all outstanding shares of American Medserve Corporation ("AMC"). At the time of the acquisition, AMC was providing comprehensive pharmacy and related services to approximately 51,400 residents in 720 long-term care facilities in 11 states. The cash purchase price of AMC was approximately $239.7 million, including bank debt totaling $16.7 million, which was retired immediately following the acquisition.

         The following table summarizes the aggregate purchase price for all businesses acquired which have been accounted for as purchases (in thousands):

                                                    Businesses acquired in
                                                   1999      1998      1997
-----------------------------------------------------------------------------
Cash                                             $ 95,058  $342,460  $392,906
Amounts payable in
 the future                                         8,805    13,749    14,234
Common stock                                        2,482    22,314    75,244
Warrants                                            1,644    10,509       287
Assumption of indebtedness                             --        --     2,520
-----------------------------------------------------------------------------
                                                 $107,989  $389,032  $485,191
=============================================================================

         Cash in the above table represents payments made in the year of acquisition, including retirement of indebtedness. This amount differs from cash paid for acquisition of businesses in the Consolidated Statement of Cash Flows due primarily to purchase price payments made during the year pursuant to acquisition agreements entered into in prior years.

         Warrants outstanding issued in connection with acquisitions as of December 31, 1999 represent the right to purchase 2.1 million shares of Omnicare common stock. These warrants can be exercised at any time through 2006 at prices ranging from $14.25 to $48.00 per share. Warrants to purchase 52,000 shares of common stock, issued in prior years, were exercised in 1999.

         The purchase agreements for acquisitions generally include provisions whereby the seller will or may be paid additional consideration at a future date depending on the passage of time and/or whether certain future events occur. The agreements also include a number of representations and covenants by the seller and provide that if those covenants are violated or found not to have been true, Omnicare may offset any payments required to be made at a future date against any claims it may have under the agreement caused by the covenant and representation violations. There are no significant anticipated future offsets against indemnity provisions or related accruals as of December 31, 1999 and 1998. Amounts contingently payable through 2001 totaled $18,575,000 as of December 31, 1999 and, if paid, will be recorded as additional purchase price, serving to increase goodwill in the period in which the contingencies are resolved.

         The results of operations of the companies acquired in purchase transactions have been included in the consolidated results of operations of the Company from the dates of acquisition.

         Unaudited pro forma combined results of operations of the Company for the years ended December 31, 1999 and 1998, are presented below. Such pro forma presentation has been prepared assuming that the acquisitions had been made as of January 1, 1998 and includes pooling-of-interests expenses and restructuring and other related charges (in thousands, except per share data).

                                            For the years ended December 31,
                                                  1999          1998
-----------------------------------------------------------------------------
Pro Forma
Sales                                          $1,883,987     $1,715,515
Net income                                         57,522         82,538
Earnings per share:
   Basic                                       $     0.63     $     0.92
   Diluted                                     $     0.63     $     0.92
-----------------------------------------------------------------------------

         The pro forma information does not purport to be indicative of operating results which would have occurred had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future. The primary pro forma adjustments reflect amortization of goodwill acquired on a straight-line basis over 40 years and interest costs. The pro forma information does not give effect to any synergies anticipated by the Company's management as a result of the acquisitions, in particular improvements in gross margin attributable to the Company's purchasing leverage associated with purchases of pharmaceuticals and the elimination of duplicate payroll and other operating expenses.

                              Pooling-of-Interests

         On June 26, 1998, the Company completed the acquisition of CompScript, Inc. in a pooling-of-interests transaction. Pursuant to the terms of the merger agreement, CompScript stockholders received .12947 of a share of Omnicare common stock for each share owned of CompScript common stock. Omnicare issued approximately 1.8 million shares of its common stock with a value of approximately $67 million in this transaction.

         CompScript is a Boca Raton, Florida-based provider of comprehensive pharmacy management, infusion therapy and related consulting services to the long-term care, alternate care and managed care markets. At the time of the acquisition, CompScript served approximately 20,000 residents in 137 long-term care facilities in five states.

         On June 29, 1998, the Company completed the acquisition of IBAH, Inc. in a pooling-of-interests transaction. Pursuant to the terms of the merger agreement, IBAH stockholders received .1638 of a share of Omnicare common stock for each share owned of IBAH common stock. Omnicare issued approximately 4.3 million shares of its common stock with a value of approximately $159 million in this transaction.

         IBAH, headquartered in Blue Bell, Pennsylvania, is an international provider of comprehensive product development services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. IBAH offers services for all stages of drug development that are intended to help client companies to accelerate products from discovery through development and commercialization more cost effectively.

         Net sales and net income (including pooling-of-interests expenses, restructuring and other related charges, other expenses and discontinued operations) for Omnicare, CompScript and IBAH for the periods prior to the transactions are as follows (in thousands):

                          Omnicare        CompScript      IBAH        Total
-------------------------------------------------------------------------------
Six months ended
June 30, 1998
   Sales                  $616,453         $28,237       $53,762    $  698,452
   Net income (loss)        35,085          (2,147)       (4,426)       28,512
Year ended
December 31, 1997
   Sales                  $895,702         $50,631       $88,051    $1,034,384
   Net income (loss)        55,705          (2,357)       (1,397)       51,951

         In connection with the CompScript and IBAH mergers, in the second quarter of 1998, Omnicare recorded a charge to operating expenses of $17,723,000 ($15,391,000 after taxes) for direct and other merger-related costs pertaining to the merger transactions and certain related restructuring actions.

         Merger transaction costs consisted primarily of fees for investment bankers, attorneys, accountants, financial printing and other related charges. Restructuring costs include severance and exit costs. Details of these costs follow (in thousands):

                                          Balance at                Balance at
                   Initial      1998     December 31,     1999     December 31,
                  Provision   Activity       1998       Activity       1999
--------------------------------------------------------------------------------
Merger
  transaction
  costs            $14,096     $(7,536)     $6,560       $(6,560)   $      --
Restructuring
  costs:
   Employee
    severance        1,413        (395)      1,018        (1,018)          --
   Exit costs        2,214      (1,502)        712          (712)          --
--------------------------------------------------------------------------------
Total              $17,723     $(9,433)     $8,290       $(8,290)   $      --
================================================================================

         Restructuring costs include the costs of restructuring the CompScript mail order pharmacy business and the cancellation of certain of its vendor agreements along with severance and exit costs associated with the consolidation of certain IBAH facilities and the restructuring of its pharmaceutics business. These actions resulted in the reduction of approximately 20 employees. Included in the exit costs were $1,948,000 of non-cash items. At December 31, 1999, all actions relating to these restructuring activities were substantially complete.

         In accordance with accounting rules for pooling-of-interests transactions, charges to operating income for acquisition-related expenses were recorded upon completion of the pooling acquisitions. These acquisition-related expenses totaled $822,000 ($586,000 aftertax) for the 1999 transaction, $15,441,000 ($13,869,000 aftertax) for the 1998 transactions, and $4,321,000
($3,935,000 aftertax) for the 1997 transactions. During 1999, the Company recorded income of $877,000 ($962,000 aftertax) relating to the net reversal of estimated CompScript and IBAH acquisition-related expenses resulting from the finalization of those costs.

                       Note 3 - Cash and Cash Equivalents

         A summary of cash and cash equivalents follows (in thousands):

                                                  December 31,
                                                1999       1998
-----------------------------------------------------------------
Cash                                          $37,115    $27,087
Money market funds                              8,658      1,660
U.S. Treasury-backed
  repurchase agreements                        51,494     20,308
Commercial paper                                   --      3,769
U.S. government securities                         --        884
Corporate bonds                                    --        604
-----------------------------------------------------------------
                                              $97,267    $54,312
=================================================================

         Repurchase agreements represent investments in U.S. Treasury bills under agreements to resell the securities to the counterparty, usually overnight, but in no case longer than 30 days. The Company has a collateralized interest in the underlying securities of repurchase agreements, which are segregated in the accounts of the bank counterparty.

                       Note 4 - Properties and Equipment

         A summary of properties and equipment follows (in thousands):

                                                  December 31,
                                                1999       1998
-----------------------------------------------------------------
Land                                         $  1,553    $  1,456
Buildings                                       6,246       4,042
Computer hardware and software                103,164      68,083
Machinery and equipment                        92,925      77,393
Furniture, fixtures and
  leasehold improvements                       64,267      62,251
-----------------------------------------------------------------
                                              268,155     213,225
Accumulated depreciation                     (106,022)    (76,854)
-----------------------------------------------------------------
                                             $162,133    $136,371
=================================================================

                         Note 5 - Leasing Arrangements

         The Company has operating leases that cover various real and personal property. In most cases, the Company expects that these leases will be renewed or replaced by other leases in the normal course of business. There are no significant contingent rentals in the Company's operating leases.

         The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1999 (in thousands):

       2000                                           $ 19,925
       2001                                             18,241
       2002                                             14,252
       2003                                             11,282
       2004                                              9,319
       Later years                                      46,652
       -------------------------------------------------------
       Total minimum payments required                $119,671
       =======================================================

         Total rent expense under operating leases for the years ended December 31, 1999, 1998 and 1997 were $25,307,000, $20,515,000 and
$13,345,000,respectively.

                            Note 6 - Long-Term Debt

         A summary of long-term debt follows (in thousands):

                                                      December 31,
                                                   1999         1998
-----------------------------------------------------------------------
Revolving line-of-credit facilities             $465,000      $305,000
Convertible Subordinated Notes due 2007          345,000       345,000
Capitalized lease obligations                      4,357         4,400
-----------------------------------------------------------------------
                                                 814,357       654,400
Less current portion                             (77,413)       (2,844)
-----------------------------------------------------------------------
                                                $736,944       $651,556
=======================================================================

         The following is a schedule by year of required long-term debt payments as of December 31, 1999 (in thousands):

       2000                                           $ 77,413
       2001                                            391,574
       2002                                                285
       2003                                                 69
       2004                                                 10
       Later years                                     345,006
       -------------------------------------------------------
                                                      $814,357
       =======================================================

         Total interest payments made for the years ended December 31, 1999, 1998 and 1997 were $46,202,000, $22,079,000 and $4,986,000, respectively.

                         Convertible Subordinated Notes

         On December 10, 1997, the Company issued $345,000,000 principal amount of 5.0% Convertible Subordinated Notes ("1997 Notes") due 2007. The 1997 Notes are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share. In connection with the issuance of the 1997 Notes, the Company deferred $8.5 million in debt issuance costs. The Company amortized $850,000 of deferred debt issuance costs relating to the 1997 Notes in each of the two years ended December 31, 1999.

                              ESOP Loan Guarantee

         In 1988, the Company established an Employee Stock Ownership Plan ("ESOP") which covers certain acquired entities' employees and corporate headquarter's employees. The ESOP used proceeds from a $4 million bank loan to purchase 1,973,748 shares of the Company's common stock on the open market at prices ranging from $1.94 to $2.13 per share. Inasmuch as the Company guaranteed the repayment of this obligation, it recorded the ESOP's bank debt as long-term debt and also as a reduction of stockholders' equity in the consolidated balance sheet. The final installment payment on this obligation was made in 1998.

         The ESOP serviced its debt with Company contributions, which were previously made to the Company's Employee Savings and Investment Plan, and dividends received on shares held by the ESOP. Principal and interest payments on the bank debt were made in increasing quarterly installments over a ten-year period. The loan bore interest at the per annum rate of 7% and was secured by the unallocated shares of common stock held by the ESOP trust. There were no unallocated shares at December 31, 1999 and 1998.

         The Company funded ESOP expense as accrued. The components of total ESOP expense are as follows (in thousands):


                                     For the years ended December 31,
                                                       1998      1997
---------------------------------------------------------------------
Interest expense                                      $  30     $  90
Principal payments                                      940       720
Dividends on ESOP stock                                (102)     (100)
---------------------------------------------------------------------
                                                      $ 868     $ 710
=====================================================================

                          Revolving Credit Facilities

         In 1996, the Company negotiated a five-year, $400 million line of credit agreement with a consortium of sixteen banks. Borrowings under this agreement bear interest based upon LIBOR plus a spread of 25 to 60 basis points, dependent upon the Company's fixed charge coverage ratio, or other rates negotiated with the banks. Additionally, a commitment fee on the unused portion of the facility ranges from 9 to 20 basis points, and is also based on the Company's fixed charge coverage ratio. The agreement contains debt covenants which include the fixed charge coverage ratio and minimum consolidated net worth.

         In 1998, the Company amended its five-year, $400 million line of credit to permit an additional 364-day, $400 million line of credit, which is convertible at maturity into a one-year term loan. During 1999, Omnicare renewed this 364-day, $400 million revolving line of credit through September 2, 2000, with no change in pricing or terms. Borrowings under the amended five-year, $400 million agreement bear interest based on LIBOR plus a spread of 90 to 125 basis points, dependent upon the Company's fixed charge coverage ratio. A commitment fee on the unused portion of the facility ranges from 20 to 35 basis points, also dependent upon the Company's fixed charge coverage ratio. A utilization fee has been added to this amended agreement which requires an additional spread of 10 to 25 basis points whenever borrowings exceed 50% of the $400 million line of credit. The amended agreement contains debt covenants which include the fixed charge coverage ratio and minimum consolidated net worth. The Company is in compliance with the covenants of the amended five-year agreement. The total amount outstanding under the amended five-year agreement as of December 31, 1999 was $390,000,000.

         Borrowings under the 364-day, $400 million line of credit bear interest based on LIBOR plus a spread of 75 to 162.5 basis points, dependent on the Company's debt ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Group. A commitment fee on the unused portion of the facility ranges from 10 to 25 basis points, and is also based on the Company's debt ratings from Moody's and Standard & Poor's. The agreement contains debt covenants which include a fixed charge coverage ratio and minimum consolidated net worth levels. The Company is in compliance with these covenants. The total amount outstanding under the 364-day credit facility as of December 31, 1999 was $75,000,000. In connection with the amended five-year agreement and the 364-day, $400 million line of credit, the Company deferred $2.8 million in debt issuance costs in late 1998 which is being amortized over the life of the agreements.

         The Company amortized $877,000 of deferred debt issuance costs relating to the revolving credit facilities in 1999 and none in 1998.

                         Note 7 - Stock Incentive Plans

         The Company has three stock incentive plans under which it may grant stock-based incentives to key employees.

         Under the 1992 Long-Term Stock Incentive Plan, the Company may grant stock awards, and stock options may be granted at a price equal to the fair market value at the date of grant. Under this plan, stock options generally become exercisable beginning one year following the date of grant in four equal annual installments. As of December 31, 1999, 1,720,000 shares were available for grant under this plan.

         During 1995, the Company's Board of Directors and stockholders approved the 1995 Premium-Priced Stock Option Plan, providing options to purchase 2,520,000 shares of Company common stock available for grant at an exercise price of 125% of the stock's fair market value at the date of grant. As of December 31, 1999, 5,000 shares were available for grant under this plan.

         During 1998, the Company's Board of Directors approved the 1998 Long-Term Employee Incentive Plan, under which the Company may grant stock-based incentives to employees (excluding officers and directors of the Company) in an aggregate amount up to 1,000,000 shares of Company common stock for non-qualified options, stock awards and stock appreciation rights. As of December 31, 1999, 328,000 shares were available for grant under this plan.

         In connection with the 1998 pooling-of-interests business combinations described in Note 2, the Company converted all outstanding options to purchase common stock of CompScript, Inc. and IBAH, Inc. into options to acquire approximately 924,000 shares of the Company's common stock at exercise prices of $0.73 to $77.24 per share.

         Summary information for stock options is presented below (in thousands, except exercise price data):

                                                      1999
-------------------------------------------------------------------------
                                                         Weighted Average
                                               Shares      Exercise Price
Options outstanding,
  beginning of year                             3,137              $23.03
Options granted                                 3,793               14.59
Options exercised                                (114)              11.74
Options forfeited                                (124)              32.72
-------------------------------------------------------------------------
Options outstanding, end of year                6,692              $18.42
-------------------------------------------------------------------------
Options exercisable, end of year                2,721              $17.16
=========================================================================


                                                      1998
-------------------------------------------------------------------------
                                                         Weighted Average
                                               Shares      Exercise Price
-------------------------------------------------------------------------
Options outstanding,
  beginning of year                             3,206              $17.85
Options granted                                   804               36.10
Options exercised                                (531)              12.66
Options forfeited                                (342)              26.19
-------------------------------------------------------------------------
Options outstanding, end of year                3,137              $23.03
-------------------------------------------------------------------------
Options exercisable, end of year                1,598              $16.13
=========================================================================


                                                  1997
-------------------------------------------------------------------------
                                                         Weighted Average
                                               Shares      Exercise Price
-------------------------------------------------------------------------
Options outstanding,
  beginning of year                             3,151              $14.78
Options granted                                 1,111               26.91
Options exercised                              (1,003)              17.11
-------------------------------------------------------------------------
Options forfeited                                 (53)              31.40
-------------------------------------------------------------------------
Options outstanding, end of year                3,206              $17.85
-------------------------------------------------------------------------
Options exercisable, end of year                1,592              $13.01
=========================================================================

         The following summarizes information about stock options outstanding and exercisable as of December 31, 1999 (in thousands, except exercise price data):

                          OPTIONS OUTSTANDING

-----------------------------------------------------------------------
                                 Weighted Average
                        Number          Remaining             Weighted
Range of           Outstanding    Contractual Life             Average
Exercise Prices    at 12/31/99          (in years)      Exercise Price
-----------------------------------------------------------------------
$ 3.00 - $12.34          2,260               6.73              $10.27
 13.35 -  15.26             31               5.42               13.49
 15.42 -  15.42          2,515               9.50               15.42
 17.55 -  77.24          1,886               7.56               32.28
-----------------------------------------------------------------------
$ 3.00 - $77.24          6,692               8.00              $18.42
=======================================================================

             OPTIONS EXERCISABLE

-------------------------------------------------
                       Number            Weighted
Range of          Exercisable             Average
Exercise Prices   at 12/31/99      Exercise Price
-------------------------------------------------
$ 3.00 - $12.34         1,720              $ 9.61
 13.35 -  15.26            30               13.47
 15.42 -  15.42            --                  --
 17.55 -  77.24           971               30.65
-------------------------------------------------
$ 3.00 - $77.24         2,721              $17.16
=================================================

         Nonvested stock awards that are granted to key employees at the discretion of the Compensation and Incentive Committee of the Board of Directors are restricted as to the transfer of ownership and generally vest over a seven-year period with a greater proportion vesting in the latter years. Unrestricted stock awards are granted annually to members of the Board of Directors. The fair value of a stock award is equal to the fair market value of a share of Company stock at the grant date.

     Summary information relating to stock award grants is presented below:

                                           For the years ended December 31,
                                            1999          1998        1997
-------------------------------------------------------------------------------
Nonvested shares                          596,630       369,651     421,464
Unrestricted shares                         5,308         5,600       6,000
Weighted-average grant
 date fair value                          $ 26.63      $  31.75     $ 27.36
-------------------------------------------------------------------------------

     When granted, the cost of nonvested stock awards is deferred and amortized over the vesting period. Unrestricted stock awards are expensed during the year granted. During 1999, 1998 and 1997, the amount of compensation expense related to stock awards charged against income was $3,787,000, $2,090,000 and $1,312,000, respectively.

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock-based incentives granted under these plans according to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As a result, no compensation cost has been recognized for the stock options granted under the incentive plans. The fair value of each option at grant date is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997: risk-free interest rate of 6.75% (5.75% in 1998 and 6% in 1997), volatility of 41% (36% in 1998 and 35% in 1997), dividend yield of 0.8% (0.2% in 1998 and 1997) and expected life of 4.0 years (4.2 years in 1998 and 1997). The weighted average fair value at grant date during 1999, 1998 and 1997 was $4.06, $13.38 and $11.87, respectively.

     Pro forma data (including pooling-of-interests expenses, restructuring and other related charges, other expenses and discontinued operations) as though the Company had accounted for stock-based compensation cost in accordance with SFAS No. 123 are as follows (in thousands, except per share data):


                                         For the years ended December 31,
                                           1999        1998        1997
----------------------------------------------------------------------------
Pro Forma
Net income                               $53,604     $77,707     $49,923
Earnings per share:
 Basic                                   $  0.59     $  0.87     $  0.58
 Diluted                                 $  0.59     $  0.87     $  0.58
----------------------------------------------------------------------------

     The above pro forma information includes only stock options granted in 1995 and thereafter. Because it does not include stock options granted prior to 1995, the pro forma effects are not representative of effects on net income or earnings per share for future years.

                      Note 8 - Related Party Transactions

     The Company subleases offices from Chemed Corporation ("Chemed"), a stockholder, and is charged for the occasional use of Chemed's corporate aviation department, consulting services pertaining to information systems development and other incidental expenses based on Chemed's cost. The Company believes that the method by which such charges are determined is reasonable and that the charges are essentially equal to that which would have been incurred if the Company had operated as an unaffiliated entity. Charges to the Company for these services for the years ended December 31, 1999, 1998 and 1997 were $1,890,000, $2,162,000 and $4,039,000, respectively. Net amounts owed by the Company to Chemed as of December 31, 1999 and 1998 were $401,000 and $309,000, respectively.

                        Note 9 - Employee Benefit Plans

     The Company has various defined contribution savings plans under which eligible employees can participate by contributing a portion of their salary for investment, at the direction of each employee, in one or more investment funds. Several of the plans were adopted in connection with certain of the Company's acquisitions. The plans are tax-deferred arrangements pursuant to Internal Revenue Code ("IRC") Section 401(k) and are subject to the provisions of the Employee Retirement Income Security Act ("ERISA"). The Company matches employee contributions in varying degrees based on the contribution levels of the employees.

     The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of several companies sold by the Company in 1992, for which benefits ceased accruing upon the sale (the "Qualified Plan"). Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994. The Company also has an excess benefits plan which provides retirement payments to participants in amounts consistent with what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the IRC and other restrictions. Retirement benefits are based primarily on an employee's years of service and compensation near retirement. Plan assets are invested primarily in U.S. Treasury obligations. The Company's policy is to fund pension costs in accordance with the funding provisions of ERISA.

     In addition, the Company also has a supplemental pension plan in which certain of its executive officers participate. Retirement benefits under the supplemental pension plan are calculated on the basis of a specified percentage of the executive's covered compensation, years of credited service and a vesting schedule, as specified in the plan document.

     Actuarial assumptions used to calculate the benefit obligations and expenses include a 7.75% interest rate as of December 31, 1999 (6.75% and 7.0% at December 31, 1998 and 1997, respectively), an expected long-term rate of return on assets of 8% and a 6% rate of increase in compensation levels.

     The aggregate Accumulated Benefit Obligation in excess of aggregate plan assets ("plan assets") as of December 31, 1999 and 1998 was $1.1 million and $1.9 million, respectively. The aggregate Projected Benefit Obligation ("PBO") in excess of plan assets as of December 31, 1999 and 1998 was $6.6 million and $7.0 million, respectively. The decrease in the net PBO from the prior year primarily relates to an increase in plan assets of $4.6 million due to employer contributions, offset in part by plan amendments (supplemental pension plan) of $1.8 million, interest expense of $1.2 million and service costs of $0.8 million. Plan assets amounted to $13.3 million and $8.7 million at December 31, 1999 and 1998, respectively.

     Expense relating to the Company's defined benefit plans for the years ended December 31, 1999, 1998 and 1997 was $3,447,000, $2,462,000 and $2,552,000,
respectively. Expense relating to the Company's defined contribution plans (including the ESOP described in Note 6 to the Consolidated Financial Statements) for the years ended December 31, 1999, 1998 and 1997 was $2,524,000, $1,648,000 and $741,000, respectively.

                             Note 10 - Income Taxes

     The provision for income taxes for continuing operations is comprised of the following (in thousands):

                                          For the years ended December 31,
                                        1999             1998              1997
---------------------------------------------------------------------------------
Current:
  Federal                            $  8,161          $ 44,958         $ 27,155
  State and local                       2,615             2,940            4,528
  Foreign                                 101                10             --
---------------------------------------------------------------------------------

                                       10,877            47,908           31,683
---------------------------------------------------------------------------------

Deferred:
  Federal                              23,134             7,131            8,734
  State                                   (61)              448            1,411
---------------------------------------------------------------------------------
                                       23,073             7,579           10,145

---------------------------------------------------------------------------------

Income taxes                         $ 33,950          $ 55,487         $ 41,828
=================================================================================


     Tax benefits related to the exercise of stock options, stock awards and stock warrants have been credited to paid-in capital in amounts of $938,000, $6,392,000 and $7,827,000 for 1999, 1998 and 1997, respectively.

     The difference between the Company's reported income tax expense and the federal income tax expense computed at the statutory rate of 35% is explained in the following table (in thousands):

                                        For the years ended December 31,
                            1999                        1998                     1997
---------------------------------------------------------------------------------------------------
Federal income
tax at the
statutory
rate                   $ 32,085          35.0%     $ 47,553        35.0%    $ 33,560         35.0%
State and local
income taxes,
net of federal
income tax
benefit                   1,660           1.8         3,012         2.2        4,115          4.3
Amortization of
nondeductible
intangible
assets                    1,998           2.2         1,894         1.4        1,414          1.5
Nondeductible
pooling-of-
interests/merger
expenses                 (1,197)         (1.3)        2,291         1.7        1,079          1.1
Nondeductible
other expenses
(Note 13)                  --          --              --          --          1,855          1.9
Effect of foreign
losses not
benefited                  --          --              --          --          1,466          1.5
NOL carryforward
(utilized)                 --          --              --          --         (2,694)        (2.8)
Other                      (596)         (0.7)          737         0.5        1,033          1.1
---------------------------------------------------------------------------------------------------

Total income
taxes                  $ 33,950          37.0%     $ 55,487        40.8%    $ 41,828         43.6%
===================================================================================================

     Income tax payments (net) made in 1999, 1998 and 1997 amounted to $18,629,000, $27,252,000 and $22,824,000, respectively.

     A summary of deferred tax assets and liabilities follows (in thousands):

                                                             December 31,
                                                          1999            1998
---------------------------------------------------------------------------------
Accounts receivable reserves                             $ 5,387         $ 2,715
Accrued liabilities                                       34,086          28,982
Other                                                      1,118             816
---------------------------------------------------------------------------------

  Gross deferred tax assets                              $40,591         $32,513
=================================================================================

Fixed assets and depreciation methods                    $17,004         $ 5,541
Amortization of intangibles                               38,187          25,858
Other current and noncurrent assets                        5,361           4,570
Other                                                         63             426
---------------------------------------------------------------------------------

  Gross deferred tax liabilities                         $60,615         $36,395
=================================================================================

                       Note 11 - Earnings Per Share Data

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations (in thousands, except per share data):

                                         For the year ended December 31, 1999
                                       Income        Shares         Per Share
                                     (Numerator)   (Denominator)     Amounts
-----------------------------------------------------------------------------
Basic EPS
Net income                             $57,721          90,999        $0.63
                                                                      =====
Effect of Dilutive Securities
Stock options
   and stock warrants                       --             239
--------------------------------------------------------------
Diluted EPS
Net income plus
   assumed conversions                 $57,721          91,238        $0.63
==============================================================        =====

                                        For the year ended December 31, 1998
                                        Income        Shares        Per Share
                                     (Numerator)   (Denominator)     Amounts
-----------------------------------------------------------------------------
Basic EPS
Net income                             $80,379          89,081        $0.90
                                                                      =====
Effect of Dilutive Securities
Stock options and
  stock warrants                            --             705
--------------------------------------------------------------
Diluted EPS
Net income plus
  assumed conversions                  $80,379          89,786        $0.90
==============================================================        =====

                                        For the year ended December 31, 1997
                                        Income        Shares        Per Share
                                     (Numerator)   (Denominator)     Amounts
-----------------------------------------------------------------------------
Basic EPS
Income from continuing
  operations                           $54,105          85,692        $0.63
                                                                      =====
Effect of Dilutive Securities
Stock options and
  stock warrants                            --           1,018
--------------------------------------------------------------
Diluted EPS
Income from continuing
  operations plus
  assumed conversions                  $54,105          86,710        $0.62
==============================================================        =====

         The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 that are convertible into 8,712,121 shares at $39.60 per share were outstanding during 1999, 1998 and December 1997, but were not included in the computation of diluted EPS because the impact during these periods was anti-dilutive.

                          Note 12 - Restructuring and
                              Other Related Charges

         In the second quarter of 1999, the Company announced a comprehensive restructuring plan to streamline company-wide operations through the implementation of a productivity and consolidation program. This program is in response to the recent changes in the healthcare industry and will complement Omnicare's ability to gain maximum benefits from its acquisition program. The productivity and consolidation initiatives are expected to eliminate redundant efforts, simplify work processes and apply technology to maximize employee productivity, and standardize operations around best practices. Facilities in overlapping geographic territories are being consolidated to better align pharmacies around customers to improve efficiency and enhance the Company's ability to deliver innovative services and programs to its customers. Productivity initiatives are being introduced at the majority of the Company's pharmacy and other operating locations, which totaled approximately 220 sites at the commencement of the program. As part of the initiative, the roster of pharmacies and other operating locations is being reconfigured through consolidations/relocations of approximately 44 facilities, the closing of approximately 20 sites and the creation of nine new sites. These strategic measures are designed to lead to the net reduction of approximately 1,700 full- and part-time positions upon completion of the plan.

         In connection with this program, Omnicare recorded charges to operating expenses totaling $35,394,000 ($22,698,000 after taxes) for restructuring and other related charges for the year ended December 31, 1999. Additional charges of this nature are expected to be incurred and expensed in 2000, at such time the amounts are required to be recognized per generally accepted accounting principles. The restructuring charges include severance pay, the buy-out of current employment agreements, the buy-out of lease obligations, the write-off of other assets (representing $4,198,000 of non-cash items) and facility exit costs. The other related charges are primarily comprised of consulting fees and duplicate costs associated with the program.

         Details of the restructuring and other related charges relating to the productivity and consolidation program follow (in thousands):

                                                      Utilized as of    Balance at
                                            1999        December 31,   December 31,
                                          Provision          1999          1999
-----------------------------------------------------------------------------------
Restructuring charges:
  Employee severance                       $12,178        $ (3,717)      $ 8,461
  Employment agreement
    buy-outs                                 6,740          (3,377)        3,363
  Lease terminations                         5,612          (1,089)        4,523
  Other assets and
    facility exit costs                      8,310          (6,662)        1,648
--------------------------------------------------------------------------------
      Restructuring
        charges                             32,840        $(14,845)      $17,995
                                                          ======================
Other related charges                        2,554
--------------------------------------------------
    Total-restructuring
     and other related
     charges                               $35,394
==================================================

         As of December 31, 1999, the Company had incurred approximately $7.1 million of severance and other employee-related costs relating to the reduction of approximately 673 employees. All remaining liabilities recorded at December 31, 1999 were classified as current liabilities since the Company expects that the overall restructuring program will be completed in 2000.

         In connection with the 1998 pooling-of-interests transactions with CompScript and IBAH, the Company recorded a restructuring charge of $3,627,000 before taxes ($2,689,000 after taxes), as further discussed at Note 2 to the Consolidated Financial Statements.

         During 1997, IBAH implemented a restructuring plan for its International Division and recorded restructuring charges of $1,208,000 ($1,208,000 after taxes), consisting primarily of termination benefits for 14 employees and an accrual for lease-related charges. As of December 31, 1999, the plan has been completed. Resultantly, all of the employee terminations have occurred and $636,000 of termination benefits have been paid. In addition, lease-related costs of $572,000 have been paid.

                            Note 13 - Other Expenses

         On April 17, 1998, Omnicare concluded the previously announced tentative settlement with the U.S. Attorney's office in the Southern District of Illinois regarding the government's investigation of its Belleville, Illinois subsidiary, Home Pharmacy Services, Inc. In accordance with the terms of the tentative settlement, in the third quarter of 1997, Omnicare recorded an unusual charge of $6,313,000 ($5,958,000 after taxes) for the estimated costs, and legal and other expenses, associated with resolving the investigation. The $6,313,000 consisted of anticipated payments to the government agencies of $5,300,000, and estimated legal and other professional fees directly attributable to the investigation of $1,013,000. The reserve was adequate to cover the final settlement. The settlement did not result in any criminal charges against Home Pharmacy Services. Additionally, Home Pharmacy Services continues to participate in government reimbursement programs under the terms of the settlement. Home Pharmacy Services, which was acquired by Omnicare in 1992, has continued to provide complete pharmacy services to nursing facility residents in its market area without interruption. The pharmacy operation accounted for less than 2% of Omnicare's total sales and net income for the year ended December 31, 1999.

         In March 1997, CompScript recorded an $800,000 charge ($499,000 after taxes) relating to the write-down of a note receivable from a former affiliate of CompScript.

                       Note 14 - Discontinued Operations

         On June 30, 1997, IBAH closed the software commercialization unit of RBI. Accordingly, all operating results of this unit were reclassified from continuing operations to discontinued operations. This unit recorded a net loss of $607,000 for the six months ended June 30, 1997. In addition, a loss on the disposal of this unit of $1,547,000 was reflected in the 1997 consolidated statement of income. IBAH did not record an income tax benefit on the loss from discontinued operations, as the realization of a corresponding deferred tax asset was uncertain. The loss on disposal was comprised mainly of severance, software asset write-offs, contract completion costs and future rent related to abandoned office space. There were no remaining liabilities related to the loss on disposal at December 31, 1999.

                         Note 15 - Segment Information

         Based on the "management approach" as defined by SFAS No. 131, Omnicare has two business segments. The Company's largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities. The Company's other reportable segment is Contract Research Organization ("CRO") Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries.

     The table below presents information about the reportable segments as of and for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                                                                 Corporate
                                                                  Pharmacy           CRO            and       Consolidated
1999:                                                             Services         Services    Consolidating     Totals
----------------------------------------------------------------------------------------------------------------------------
Sales                                                           $1,728,055         $133,866        $    --     $1,861,921
Depreciation and amortization                                       62,589            5,734          1,041         69,364
Operating income (expense), excluding acquisition
  expenses and restructuring and other related charges             181,087           16,550        (25,993)       171,644
Acquisition (expenses)/income                                          352             (297)            --             55
Restructuring and other related charges                            (32,216)          (3,178)            --        (35,394)
Operating income (expense)                                         149,223           13,075        (25,993)       136,305
Total assets                                                     1,889,763          125,122        153,088      2,167,973
Expenditures for additions to long-lived assets                     52,560            3,113          3,076         58,749
----------------------------------------------------------------------------------------------------------------------------

1998:
----------------------------------------------------------------------------------------------------------------------------
Sales                                                           $1,394,768         $122,602        $    --     $1,517,370
Depreciation and amortization                                       41,994            5,091            551         47,636
Operating income (expense), excluding acquisition
  expenses and restructuring and other related charges             185,305           12,725        (22,841)       175,189
Acquisition expenses                                               (10,172)          (5,269)            --        (15,441)
Restructuring and other related charges                             (1,245)          (2,382)            --         (3,627)
Operating income (expense)                                         173,888            5,074        (22,841)       156,121
Total assets                                                     1,686,643          120,693         96,493      1,903,829
Expenditures for additions to long-lived assets                     45,789            5,306          2,084         53,179
----------------------------------------------------------------------------------------------------------------------------

1997:
----------------------------------------------------------------------------------------------------------------------------
Sales                                                           $  946,333         $ 88,051        $    --     $1,034,384
Depreciation and amortization                                       26,211            4,660            234         31,105
Operating income (expense), excluding acquisition
  expenses, restructuring and other related
  charges, and other expenses                                      125,822            2,925        (19,336)       109,411
Acquisition expenses                                                (2,359)          (1,962)            --         (4,321)
Restructuring and other related charges                                 --           (1,208)            --         (1,208)
Other expenses (Note 13)                                            (6,313)              --             --         (6,313)
Operating income (expense)                                         117,150             (245)       (19,336)        97,569
Total assets                                                     1,141,298          104,569        166,279      1,412,146
Expenditures for additions to long-lived assets                     30,796            9,229          1,253         41,278
----------------------------------------------------------------------------------------------------------------------------

     The following summarizes sales and long-lived assets by geographic area as of and for the years ended December 31, 1999, 1998 and 1997 (in thousands):


                                                            Sales                                Long-Lived Assets
-----------------------------------------------------------------------------------------------------------------------------
                                             1999           1998           1997           1999          1998            1997
-----------------------------------------------------------------------------------------------------------------------------
United States                            $1,821,083     $1,483,443      $1,012,988      $159,530      $133,173       $ 98,541
Foreign                                      40,838         33,927          21,396         2,603         3,198          3,121
-----------------------------------------------------------------------------------------------------------------------------
Total                                    $1,861,921     $1,517,370      $1,034,384      $162,133      $136,371       $101,662
-----------------------------------------------------------------------------------------------------------------------------

     Foreign sales are based on the country in which the sales originate. No individual foreign country's sales were material to the consolidated sales of Omnicare.

               Note 16 - Summary of Quarterly Results (Unaudited)

     The following table presents the Company's quarterly financial information for 1999 and 1998 (in thousands, except per share data):


                                                           First      Second       Third      Fourth       Full
                                                          Quarter     Quarter     Quarter     Quarter      Year
-------------------------------------------------------------------------------------------------------------------

1999(a)
Sales                                                   $445,688    $454,645    $474,007    $487,581    $1,861,921
Cost of sales                                            309,893     322,607     348,007     358,131     1,338,638
-------------------------------------------------------------------------------------------------------------------
Gross profit                                             135,795     132,038     126,000     129,450       523,283
Selling, general and
 administrative expenses                                  81,983      85,546      90,888      93,222       351,639
Acquisition expenses,
 pooling-of-interests                                       --           822        (877)       --             (55)
Restructuring and other related charges                     --        26,713       2,144       6,537        35,394
-------------------------------------------------------------------------------------------------------------------
Operating income                                          53,812      18,957      33,845      29,691       136,305
Investment income                                            282         367         266         617         1,532
Interest expense                                          (9,981)    (10,848)    (12,629)    (12,708)      (46,166)
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                44,113       8,476      21,482      17,600        91,671
Income taxes                                              16,306       3,598       7,538       6,508        33,950
-------------------------------------------------------------------------------------------------------------------
Net income                                              $ 27,807    $  4,878    $ 13,944    $ 11,092    $   57,721
===================================================================================================================
Earnings per share:
 Basic                                                  $   0.31    $   0.05    $   0.15    $   0.12    $     0.63
===================================================================================================================
 Diluted                                                $   0.31    $   0.05    $   0.15    $   0.12    $     0.63
===================================================================================================================
Weighted average number of common shares outstanding:
 Basic                                                    90,526      90,890      91,276      91,292        90,999
===================================================================================================================
 Diluted                                                  90,881      91,073      91,276      91,292        91,238
===================================================================================================================
Comprehensive income                                    $ 27,303    $  4,524    $ 14,083    $ 10,763    $   56,673
===================================================================================================================

               Note 16 - Summary of Quarterly Results (Unaudited)

                                                          First       Second       Third      Fourth       Full
                                                         Quarter     Quarter      Quarter     Quarter      Year
---------------------------------------------------------------------------------------------------------------------
1998(a)
Sales                                                   $340,258    $358,194    $383,647    $435,271    $1,517,370
Cost of sales                                            238,936     249,615     267,168     303,024     1,058,743
---------------------------------------------------------------------------------------------------------------------
Gross profit                                             101,322     108,579     116,479     132,247       458,627
Selling, general and administrative expenses              63,536      67,408      71,708      80,786       283,438
Acquisition expenses, pooling-of-interests                   491      14,096        --           854        15,441
Restructuring and other related charges                     --         3,627        --          --           3,627
---------------------------------------------------------------------------------------------------------------------
Operating income                                          37,295      23,448      44,771      50,607       156,121
Investment income                                          1,446         977         623         310         3,356
Interest expense                                          (4,771)     (4,435)     (5,301)     (9,104)      (23,611)
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                33,970      19,990      40,093      41,813       135,866
Income taxes                                              13,564      11,884      14,353      15,686        55,487
---------------------------------------------------------------------------------------------------------------------
Net income                                              $ 20,406    $  8,106    $ 25,740    $ 26,127    $   80,379
=====================================================================================================================
Earnings per share:
Basic                                                   $   0.23    $   0.09    $   0.29    $   0.29    $     0.90
=====================================================================================================================
Diluted                                                 $   0.23    $   0.09    $   0.29    $   0.29    $     0.90
=====================================================================================================================
Weighted average number of common
 shares outstanding:
Basic                                                     88,114      88,824      89,493      89,868        89,081
=====================================================================================================================
Diluted                                                   89,085      89,918      90,054      90,197        89,786
=====================================================================================================================
Comprehensive income                                    $ 20,455    $  8,235    $ 25,527    $ 26,214    $   80,431
=====================================================================================================================

(a) Included in the 1999 and 1998 net income amounts are the following aftertax pooling-of-interests expenses and restructuring and other related charges (in thousands):

                                                           First      Second       Third      Fourth      Full
                                                          Quarter     Quarter      Quarter    Quarter     Year
---------------------------------------------------------------------------------------------------------------------
1999
Acquisition expenses, pooling-of-interests (Note 2)     $   --      $    586    $   (962)   $   --      $     (376)
Restructuring and other related charges (Note 12)           --        17,229       1,351       4,118        22,698
---------------------------------------------------------------------------------------------------------------------
Total                                                   $   --      $ 17,815    $    389    $  4,118    $   22,322
=====================================================================================================================
1998
Acquisition expenses, pooling-of-interests (Note 2)     $    415    $ 12,702    $   --      $    752    $   13,869
Restructuring and other related charges (Note 12)           --         2,689        --          --           2,689
---------------------------------------------------------------------------------------------------------------------
Total                                                   $    415    $ 15,391    $   --      $    752    $   16,558
=====================================================================================================================

                           CONSOLIDATED BALANCE SHEET

Omnicare, Inc. and Subsidiary Companies
(In thousands, except share data)

                                                                Unaudited       Audited
                                                              September 30,   December 31,
                                                                  2000            1999
------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                    $  124,368      $   97,267
  Restricted cash                                                   5,117              --
  Accounts receivable, less allowances of $36,455
    (1999-$36,883)                                                422,220         422,283
  Unbilled receivables                                             16,525          18,450
  Inventories                                                     125,981         120,280
  Deferred income tax benefits                                     13,059          17,336
  Other current assets                                             84,929          76,729
------------------------------------------------------------------------------------------
      Total current assets                                        792,199         752,345
Properties and equipment, at cost less accumulated
  depreciation  of $126,170 (1999-$106,022)                       159,898         162,133
Goodwill, less accumulated amortization of $108,222
  (1999-$83,243)                                                1,171,148       1,188,941
Other noncurrent assets                                            73,065          64,554
------------------------------------------------------------------------------------------
      Total assets                                             $2,196,310      $2,167,973
==========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $  111,882      $  108,189
  Amounts payable pursuant to acquisition agreements                4,774           9,053
  Current bank debt                                                56,749          77,413
  Accrued employee compensation                                    26,120          50,498
  Deferred revenue                                                 27,573          24,321
  Other current liabilities                                        93,385          52,769
------------------------------------------------------------------------------------------
      Total current liabilities                                   320,483         322,243
Long-term bank debt                                               390,628         391,944
5% convertible subordinated notes, due 2007                       345,000         345,000
Deferred income taxes                                              38,277          37,360
Amounts payable pursuant to acquisition agreements                 11,996          13,878
Other noncurrent liabilities                                       30,778          29,168
------------------------------------------------------------------------------------------
      Total liabilities                                         1,137,162       1,139,593
Stockholders' equity:
  Preferred stock-authorized 1,000,000 shares without par
    value; none issued
  Common stock-authorized 200,000,000 shares $1 par;
    92,579,700 shares issued (1999-91,611,800 shares issued)       92,580          91,612
  Paid-in capital                                                 691,410         684,419
  Retained earnings                                               307,471         275,114
------------------------------------------------------------------------------------------
                                                                1,091,461       1,051,145
  Treasury stock, at cost-442,800 shares (1999-325,500
    shares)                                                        (8,780)         (6,950)
  Deferred compensation                                           (19,953)        (14,098)
  Accumulated other comprehensive income                           (3,580)         (1,717)
------------------------------------------------------------------------------------------
      Total stockholders' equity                                1,059,148       1,028,380
------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity               $2,196,310      $2,167,973
==========================================================================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

                        CONSOLIDATED STATEMENT OF INCOME

Omnicare, Inc. and Subsidiary Companies
(In thousands, except per share data)
Unaudited

                                                              Three Months Ended       Nine Months Ended
                                                                 September 30,           September 30,
                                                                2000       1999        2000         1999
-----------------------------------------------------------------------------------------------------------
Sales                                                         $491,262   $474,007   $1,464,798   $1,374,340
Cost of sales                                                  361,141    348,007    1,075,266      980,507
-----------------------------------------------------------------------------------------------------------
Gross profit                                                   130,121    126,000      389,532      393,833
Selling, general and administrative expenses                    90,687     90,888      273,879      258,417
Acquisition expenses, pooling-of-interests                          --       (877)          --          (55)
Restructuring and other related charges                          4,263      2,144       14,691       28,857
-----------------------------------------------------------------------------------------------------------
Operating income                                                35,171     33,845      100,962      106,614
Investment income                                                  472        266        1,288          915
Interest expense                                               (14,204)   (12,629)     (41,003)     (33,458)
-----------------------------------------------------------------------------------------------------------
Income before income taxes                                      21,439     21,482       61,247       74,071
Income taxes                                                     7,930      7,538       22,669       27,442
-----------------------------------------------------------------------------------------------------------
  Net income                                                  $ 13,509   $ 13,944   $   38,578   $   46,629
===========================================================================================================
Earnings per share:
  Basic                                                       $   0.15   $   0.15   $     0.42   $     0.51
===========================================================================================================
  Diluted                                                     $   0.15   $   0.15   $     0.42   $     0.51
===========================================================================================================
Weighted average number of common shares outstanding:
  Basic                                                         92,160     91,276       91,972       90,900
===========================================================================================================
  Diluted                                                       92,160     91,276       91,972       91,175
===========================================================================================================
Comprehensive income                                          $ 13,040   $ 14,083   $   37,404   $   45,910
===========================================================================================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Omnicare, Inc. and Subsidiary Companies
(In thousands)
Unaudited

                                                                 Nine Months Ended
                                                                   September 30,
                                                                2000           1999
-------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                    $ 38,578       $ 46,629
Adjustments to reconcile net income to net cash
  flows from operating activities:
    Depreciation                                                24,538         23,396
    Amortization                                                31,416         27,594
    Provision for doubtful accounts                             19,591         15,581
    Deferred tax provision                                       6,508         14,598
    Non-cash portion of restructuring charges                    1,860          3,489
Changes in assets and liabilities, net of effects
  from acquisition of businesses:
    Accounts receivable and unbilled receivables               (16,607)       (57,593)
    Inventories                                                 (5,772)       (13,076)
    Current and noncurrent assets                              (14,537)       (36,557)
    Payables and accrued liabilities                            23,734         17,134
    Accrued employee compensation                              (18,762)        18,603
    Deferred revenue                                             3,252            396
    Current and noncurrent liabilities                          24,290          3,530
-------------------------------------------------------------------------------------
        Net cash flows from operating activities               118,089         63,724
-------------------------------------------------------------------------------------
Cash flows from investing activities:
    Acquisition of businesses                                  (31,973)      (135,652)
    Capital expenditures                                       (24,772)       (48,369)
    Transfer of cash to trusts for employee health
      and severance costs, net of payments out of the trust     (5,117)            --
    Other                                                          320           (749)
-------------------------------------------------------------------------------------
        Net cash flows from investing activities               (61,542)      (184,770)
-------------------------------------------------------------------------------------
Cash flows from financing activities:
    Borrowings on line of credit facilities                         --        170,000
    Payments on line of credit facilities                      (20,000)            --
    Principal payments on long-term obligations                 (1,717)        (2,209)
    Fees paid for financing arrangements                          (629)          (580)
    (Payments) for and proceeds from exercise of
      stock options and warrants, net of stock
      tendered in payment                                         (722)        (2,148)
    Dividends paid                                              (6,221)        (6,148)
-------------------------------------------------------------------------------------
        Net cash flows from financing activities               (29,289)       158,915
-------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                           (157)         1,451
-------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                       27,101         39,320
Cash and cash equivalents at beginning of period                97,267         54,312
-------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $124,368       $ 93,632
-------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
    Income taxes (refunded) paid, net                         $ (7,512)      $ 17,408
    Interest paid                                               35,822         27,933
=====================================================================================

The Notes to Consolidated Financial Statements are an integral part of this statement.

                    OMNICARE, INC. AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1. The interim financial data are unaudited; however, in the opinion of the management of Omnicare, Inc., the interim data include all adjustments (which include only normal adjustments) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of Omnicare, Inc. and its consolidated subsidiaries ('Omnicare' or the 'Company'). These financial statements should be read in conjunction with the Consolidated Financial Statements and related notes included in Omnicare's Annual Report on Form 10-K for the year ended December 31, 1999. Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

    2. Based on the 'management approach,' as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Omnicare has two business segments. The Company's largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities. The Company's other reportable segment is Contract Research Organization ('CRO') Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries.

    The table below presents information about the reportable segments as of and for the three and nine months ended September 30, 2000 and 1999 (in thousands):

                                                                      Three Months Ended September 30,
                                                            -----------------------------------------------------
                                                                                      Corporate
                                                             Pharmacy      CRO           and        Consolidated
2000:                                                        Services    Services   Consolidating      Totals
-----------------------------------------------------------------------------------------------------------------
Sales                                                       $  464,944   $ 26,318     $     --       $  491,262
Depreciation and amortization                                   16,006        802          306           17,114
Operating income (expense), excluding restructuring
  and other related charges                                     45,026      1,246       (6,838)          39,434
Restructuring and other related charges                         (2,326)    (1,937)          --           (4,263)
Operating income (expense)                                      42,700       (691)      (6,838)          35,171
Total assets                                                 1,928,731    122,653      144,926        2,196,310
Expenditures for additions to long-lived assets                  6,557        813        1,178            8,548
=================================================================================================================
1999:
-----------------------------------------------------------------------------------------------------------------
Sales                                                       $  440,608   $ 33,399     $     --       $  474,007
Depreciation and amortization                                   16,552      1,412          292           18,256
Operating income (expense), excluding acquisition expenses
  and restructuring and other related charges                   37,695      3,663       (6,246)          35,112
Acquisition (expenses) income                                    1,174       (297)          --              877
Restructuring and other related charges                         (2,040)      (104)          --           (2,144)
Operating income (expense)                                      36,829      3,262       (6,246)          33,845
Total assets                                                 1,900,127    122,313      141,799        2,164,239
Expenditures for additions to long-lived assets                 13,532        991          511           15,034
=================================================================================================================

                                                                       Nine Months Ended September 30,
----------------------------------------------------------------------------------------------------------------

                                                                                      Corporate
                                                             Pharmacy      CRO           and        Consolidated
2000:                                                        Services    Services   Consolidating      Totals
----------------------------------------------------------------------------------------------------------------
Sales                                                        1,378,814     85,984              --     1,464,798
Depreciation and amortization                                   52,277      2,834          843           55,954
Operating income (expense), excluding restructuring
  and other related charges                                    131,370      5,020      (20,737)         115,653
Restructuring and other related charges                        (10,928)    (3,763)          --          (14,691)
Operating income (expense)                                     120,442      1,257      (20,737)         100,962
Total assets                                                 1,928,731    122,653      144,926        2,196,310
Expenditures for additions to long-lived assets                 20,290      2,916        1,566           24,772
================================================================================================================
1999:
----------------------------------------------------------------------------------------------------------------
Sales                                                       $1,271,460   $102,880     $     --       $1,374,340
Depreciation and amortization                                   45,728      4,519          743           50,990
Operating income (expense), excluding acquisition expenses
  and restructuring and other related charges                  141,156     12,818      (18,558)         135,416
Acquisition (expenses) income                                      352       (297)          --               55
Restructuring and other related charges                        (26,023)    (2,834)          --          (28,857)
Operating income (expense)                                     115,485      9,687      (18,558)         106,614
Total assets                                                 1,900,127    122,313      141,799        2,164,239
Expenditures for additions to long-lived assets                 42,978      2,544        2,847           48,369
================================================================================================================

    3. In the second quarter of 1999, the Company announced a comprehensive restructuring plan to streamline company-wide operations through the implementation of a productivity and consolidation program. This program is in response to the recent changes in the healthcare industry and complements Omnicare's ability to gain maximum benefits from its acquisition program. The productivity and consolidation initiatives are expected to eliminate redundant efforts, simplify work processes and apply technology to maximize employee productivity, and standardize operations around best practices. Facilities in overlapping geographic territories are being consolidated to better align pharmacies around customers, to improve efficiency and enhance the Company's ability to deliver innovative services and programs to its customers. Productivity initiatives are being introduced at the majority of the Company's pharmacy and other operating locations, which totaled approximately 220 sites at the commencement of the program. As part of the initiative, the roster of pharmacies and other operating locations is being reconfigured through the consolidation, relocation, closure and opening of sites, resulting in a net reduction of 55 locations. The plan is designed to result in the reduction of the Company's work force by 15%, or approximately 1,700 full- and part-time employees, and annualized pretax savings of approximately $46 million upon completion.

    In connection with this program, Omnicare has recorded a total of $50,085,000 ($31,953,000 after taxes) for restructuring and other related charges, of which $4,263,000 ($2,686,000 after taxes) and $14,691,000
($9,255,000 after taxes) were recorded during the three and nine months ended September 30, 2000, respectively. Additional charges of this nature are expected to be incurred and expensed during the remainder of 2000, at such time the amounts are required to be recognized per generally accepted accounting principles. The restructuring charges include severance pay, the buy-out of current employment agreements, the buy-out of lease obligations, the write-off of other assets (representing $6,058,000 of pretax non-cash items, cumulative through September 30, 2000) and facility exit costs. The other related charges are primarily comprised of consulting fees and duplicate costs associated with the program. Details of the restructuring and other related charges relating to the productivity and consolidation program follow (in thousands):

                                           Utilized as of    Balance at
                                 1999       December 31,    December 31,
                               Provision        1999            1999
--------------------------------------------------------------------------
Restructuring charges:
   Employee severance           $12,178       $ (3,717)       $ 8,461
   Employment
    agreement buy-outs            6,740         (3,377)         3,363
   Lease terminations             5,612         (1,089)         4,523
   Other assets and
    facility exit costs           8,310         (6,662)         1,648
--------------------------------------------------------------------------
   Total restructuring
    charges                      32,840       $(14,845)       $17,995
                                           ===============================
Other related charges             2,554
------------------------------------------
   Total restructuring and
    other related charges       $35,394
==========================================

                           Nine Months    Utilized During
                              Ended         Nine Months
                          September 30,        Ended          Balance at
                              2000         September 30,     September 30,
                            Provision           2000             2000
--------------------------------------------------------------------------
Restructuring charges:
   Employee severance        $ 1,326          $ (5,785)         $ 4,002
   Employment agreement
    buy-outs                     131            (2,286)           1,208
   Lease terminations            435            (2,205)           2,753
   Other assets and
    facility exit costs        7,922            (6,785)           2,785
--------------------------------------------------------------------------
   Total restructuring
    charges                    9,814          $(17,061)         $10,748
                                           ===============================
Other related charges          4,877
------------------------------------------
   Total restructuring
    and other related
    charges                  $14,691
==========================================

    As of September 30, 2000, the Company had incurred approximately $15.2 million of severance and other employee-related costs relating to the reduction of approximately 1,700 employees. All remaining liabilities recorded at September 30, 2000 were classified as current liabilities since the Company expects that the overall restructuring program will be completed in 2000.

    4. In October 1996, the Company entered into a five-year agreement with a consortium of sixteen banks for a $400 million revolving credit facility available through October 2001. The total amount outstanding under this facility as of September 30, 2000 was $390 million. Interest rates and commitment fees for the five-year, $400 million line of credit facility are based on the Company's level of performance under certain financial ratios, debt covenants and the amount of borrowings under this facility. In 1998, the Company amended this five-year, $400 million line of credit facility to permit an additional 364-day, $400 million line of credit facility, which is convertible at maturity into a one-year term loan. During 2000, Omnicare renewed this 364-day, revolving line of credit facility through the third quarter of 2001, at a $300 million level. The amount outstanding at September 30, 2000 under the 364-day facility was $55 million. Interest rates and commitment fees under the 364-day, $300 million line of credit facility are based on the Company's debt ratings.

                                    ANNEX A

                       SUPPLEMENTAL FINANCIAL INFORMATION

                    OMNICARE, INC. AND SUBSIDIARY COMPANIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                     (000S)

                                                           UNAUDITED      UNAUDITED       AUDITED
                                                             ACTUAL       PRO FORMA        ACTUAL
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              2000         2000(a)          1999
                                                              ----         -------          ----
                         ASSETS
Cash and cash equivalents...............................   $  111,607     $  111,607     $   97,267
Restricted cash.........................................        2,300          2,300             --
Accounts receivable, net................................      440,785        440,785        422,283
Unbilled receivables....................................       18,933         18,933         18,450
Inventories.............................................      129,404        129,404        120,280
Other current assets....................................      114,709        114,709         94,065
                                                           ----------     ----------     ----------
    Total current assets................................      817,738        817,738        752,345
                                                           ----------     ----------     ----------
Properties and equipment, net...........................      158,535        158,535        162,133
Goodwill, net...........................................    1,168,151      1,168,151      1,188,941
Other noncurrent assets.................................       65,794         65,794         64,554
                                                           ----------     ----------     ----------
    Total assets........................................   $2,210,218     $2,210,218     $2,167,973
                                                           ==========     ==========     ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable........................................   $  118,941     $  118,941     $  108,189
Amounts payable pursuant to acquisition agreements......        4,372          4,372          9,053
Deferred revenue........................................       28,333         28,333         24,321
Current debt............................................      436,619          1,619         77,413
Other current liabilities...............................      103,744        103,744        103,267
                                                           ----------     ----------     ----------
    Total current liabilities...........................      692,009        257,009        322,243
                                                           ----------     ----------     ----------
Long-term debt..........................................          706        435,706        391,944
5% convertible subordinated notes due 2007..............      345,000        345,000        345,000
Amounts payable pursuant to acquisition agreements......       12,675         12,675         13,878
Deferred income taxes and other noncurrent
  liabilities...........................................       91,405         91,405         66,528
Stockholders' equity....................................    1,068,423      1,068,423      1,028,380
                                                           ----------     ----------     ----------
    Total liabilities and stockholders' equity..........   $2,210,218     $2,210,218     $2,167,973
                                                           ==========     ==========     ==========

Footnote:

(a) Assumes completion of the refinancing of our credit facilities by March 31, 2001. Does not give effect to the note offering.

                    OMNICARE, INC. AND SUBSIDIARY COMPANIES
                    SUMMARY CONSOLIDATED STATEMENT OF INCOME
                        (000S, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                  DECEMBER 31,                     DECEMBER 31,
                                            -------------------------       ---------------------------
                                            UNAUDITED       UNAUDITED       UNAUDITED         AUDITED
                                              2000            1999             2000             1999
                                              ----            ----             ----             ----
Sales.....................................  $506,550        $487,581        $1,971,348       $1,861,921
Cost of sales.............................   370,689         358,131         1,445,955        1,338,638
                                            --------        --------        ----------       ----------
Gross profit..............................   135,861         129,450           525,393          523,283
Selling, general and administrative
  expenses................................    93,628          93,222           367,507          351,639
Acquisition expenses,
  pooling-of-interests....................        --              --                --              (55)(a)
Restructuring and other related charges...    12,508 (b)       6,537 (b)        27,199 (b)       35,394 (b)
                                            --------        --------        ----------       ----------
Operating income..........................    29,725          29,691           130,687          136,305
Investment income.........................       622             617             1,910            1,532
Interest expense..........................   (14,071)        (12,708)          (55,074)         (46,166)
                                            --------        --------        ----------       ----------
Income before income taxes................    16,276          17,600            77,523           91,671
Income taxes..............................     6,037           6,508            28,706           33,950
                                            --------        --------        ----------       ----------
Net income................................  $ 10,239 (b)    $ 11,092 (b)    $   48,817 (b)   $   57,721 (a)(b)
                                            ========        ========        ==========       ==========
Earnings per share: (c)
        Basic.............................  $   0.11 (b)    $   0.12 (b)    $     0.53 (b)   $     0.63 (a)(b)
                                            ========        ========        ==========       ==========
        Diluted...........................  $   0.11 (b)    $   0.12 (b)    $     0.53 (b)   $     0.63 (a)(b)
                                            ========        ========        ==========       ==========
Weighted average number of common shares
  outstanding:
        Basic.............................    92,132          91,292            92,012           90,999
                                            ========        ========        ==========       ==========
        Diluted...........................    92,587          91,292            92,012           91,238
                                            ========        ========        ==========       ==========
SUPPLEMENTAL PRO FORMA DATA:
Net income, as reported...................  $ 10,239        $ 11,092        $   48,817       $   57,721
Pro forma adjustments (net of taxes):
    Acquisition expenses,
      pooling-of-interests................        --              --                --             (376)(a)
    Restructuring and other related
      charges.............................     7,880 (b)       4,118 (b)        17,135 (b)       22,698 (b)
                                            --------        --------        ----------       ----------
Pro forma net income......................  $ 18,119        $ 15,210        $   65,952       $   80,043
                                            ========        ========        ==========       ==========
Pro forma earnings per share: (c)
        Basic.............................  $   0.20        $   0.17        $     0.72       $     0.88
                                            ========        ========        ==========       ==========
        Diluted...........................  $   0.20        $   0.17        $     0.72       $     0.88
                                            ========        ========        ==========       ==========

Footnotes:

 (a) The twelve month period ended December 31, 1999 includes income related to the net reversal of acquisition expenses of $877 before taxes ($962 after taxes, or $0.01 per diluted share) relating to the finalization of transaction costs associated with prior year pooling-of-interests transactions, and pooling-of-interests expenses of $822 before taxes ($586 after taxes, or $0.01 per diluted share).

 (b) The three month periods ended December 31, 2000 and 1999 include restructuring and other related charges of $12,508 and $6,537 before taxes, respectively ($7,880 and $4,118 after taxes, or $0.09 and $0.05 per diluted share, respectively). The twelve month periods ended December 31, 2000 and 1999 include restructuring and other related charges of $27,199 and $35,394 before taxes, respectively ($17,135 and $22,698 after taxes, or $0.19 and $0.25 per diluted share, respectively).

 (c) Earnings per share is calculated independently for each quarter and for the year-to-date periods. The sum of the quarters may not necessarily be equal to the year-to-date per share amount.

                    OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                     (000s)

                                                               UNAUDITED       UNAUDITED
                                                              THREE MONTHS   TWELVE MONTHS
                                                                 ENDED           ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2000
                                                                  ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $ 10,239       $ 48,817
Adjustments to reconcile net income to net cash flows from
  operating activities:
    Depreciation and amortization...........................      18,019         73,973
    Provision for doubtful accounts.........................       7,138         26,729
    Deferred tax provision..................................      13,259         19,767
    Non-cash portion of restructuring and other related
      charges...............................................       4,944          6,804
    Other...................................................         493            493
Changes in assets and liabilities, net of effects from
  acquisition of businesses.................................     (39,480)       (43,882)
                                                                --------       --------
        Net cash flows from operating activities............      14,612        132,701
                                                                --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses...................................      (9,691)       (41,664)
Capital expenditures........................................      (7,651)       (32,423)
Other.......................................................       2,768         (2,029)
                                                                --------       --------
        Net cash flows from investing activities............     (14,574)       (76,116)
                                                                --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit facilities.......................     (10,000)       (30,000)
Principal payments on long-term obligations.................        (121)        (1,838)
Payments for exercise of stock options, net of stock
  tendered in payment.......................................        (289)        (1,011)
Dividends paid..............................................      (2,072)        (8,293)
Other.......................................................          (6)          (635)
                                                                --------       --------
        Net cash flows from financing activities............     (12,488)       (41,777)
                                                                --------       --------
Effect of exchange rate changes on cash.....................        (311)          (468)
                                                                --------       --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     (12,761)        14,340
Cash and cash equivalents at beginning of
  period -- unrestricted....................................     124,368         97,267
                                                                --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD --UNRESTRICTED...    $111,607       $111,607
                                                                ========       ========